PROSPECTUS	Filed Pursuant to 424(b)(3)
Registration Statement No. 333-286561

354,988 Shares of Common Stock

Up to 42,328,042 of Common Stock

Aspira Women’s Health Inc.

This prospectus relates to the resale from time to time of (i) 354,988 shares of common stock, par value $0.001 per share, of Aspira Women’s Health Inc. (the “Common Stock”) and (ii) up 42,328,042 of shares of Common Stock, by Triton Funds LP (“Triton” or the “Selling Stockholder”). The 354,988 shares of common stock were issued and sold to the Selling Stockholder for $25,000 as consideration for their irrevocable commitment to purchase shares pursuant to the Purchase Agreement (as defined below) (the “Commitment Shares”) and (ii) the $2,000,000 shares of common stock are issuable to the Selling Stockholder under the Purchase Agreement (collectively, the “Shares”).

On April 4, 2025, we entered into a common stock purchase agreement with the Selling Stockholder (the “Purchase Agreement”). Under the Purchase Agreement, we have the ability, subject to the limits set forth in the Purchase Agreement, to require the Selling Stockholder to purchase up to $2,000,000 of our common stock between the date that the registration statement of which this prospectus forms a part becomes effective and September 30, 2025 (the “Commitment Period”) pursuant to purchase notices (each, a “Purchase Notice”) delivered to Triton stating the number of shares of our common stock Triton is required to purchase. The amount to be funded under each Purchase Notice is the number of shares of common stock to be purchased multiplied by 75% of the lowest daily VWAP of our common stock during the five trading days prior to the payment and delivery of the shares of common stock.

Until April 16, 2025, our common stock was listed on The Nasdaq Capital Market under the symbol “AWH.” On April 15, 2025, we received written notice from the Nasdaq Stock Market, LLC that it would delist our shares of common stock from the Nasdaq Capital Market upon the opening of trading on April 17, 2025. As of April 17, 2025, our common stock was quoted on the OTC Markets Pink Sheets trading system under the symbol “AWHL.” On April 25, 2025, the closing price per share of our common stock on The OTC Markets Group was $0.063.

We are a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary - Implications of Being a Smaller Reporting Company.”

You should read this prospectus, together with the additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2025

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ABOUT THIS PROSPECTUS

You should carefully read this prospectus before deciding to invest in our securities. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information provided in this prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

For investors outside the United States (“U.S.”): We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”) that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	projections or expectations regarding our future test volumes, revenue, average unit price, cost of revenue, operating expenses, research and development expenses, gross profit margin, cash flow, results of operations and financial condition;

●	our plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological diseases, including additional pelvic disease conditions such as endometriosis and benign pelvic mass monitoring;

●	our planned business strategy and the anticipated effects thereof, including partnerships such as those based on our Aspira Synergy platform, specimen or research collaborations, licensing arrangements, commercial collaborations and distribution agreements;

●	plans to expand our current or future products to markets outside of the United States through distribution collaborations or out-licensing;

●	plans to develop new algorithms, molecular diagnostic tests, products and tools and otherwise expand our product offerings;

●	plans to develop, launch and establish payer coverage and secure contracts for current and new products, including ENDOinform (formerly EndoMDx) and OVAinform (formerly OvaMDx);

●	expectations regarding local and/or national coverage under Novitas, our Medicare Administrative Carrier;

●	anticipated efficacy of our products, product development activities and product innovations, including our ability to improve sensitivity and specificity over traditional diagnostics;

●	expected competition in the markets in which we operate;

●	plans with respect to Aspira Labs, Inc. (“Aspira Labs”), including plans to expand Aspira Labs’ testing capabilities, specifically molecular lab capabilities;

●	expectations regarding continuing future services provided by Quest Diagnostics Incorporated;

●	expectations regarding continuing future services provided by BioReference Health, LLC;

●	plans to develop informatics products as laboratory developed tests (“LDTs”) and potential Food and Drug Administration (“FDA”) oversight changes of LDTs;

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●	expectations regarding existing and future collaborations and partnerships for our products, including plans to enter into decentralized arrangements for our Aspira Synergy platform and to provide and expand access to our risk assessment tests;

●	plans regarding future publications and presentations;

●	expectations regarding potential collaborations with governments, legislative bodies and advocacy groups to enhance awareness and drive policies to provide broader access to our tests;

●	our ability to continue to comply with applicable governmental regulations, including regulations applicable to the operation of our clinical lab, expectations regarding pending regulatory submissions and plans to seek regulatory approvals for our tests within the United States and internationally, as applicable;

●	our continued ability to expand and protect our intellectual property portfolio;

●	anticipated liquidity and capital requirements;

●	anticipated future losses and our ability to continue as a going concern;

●	expectations regarding raising capital and the amount of financing anticipated to be required to fund our planned operations;

●	expectations regarding attrition and recruitment of top talent;

●	expectations regarding the results of our clinical research studies and our ability to recruit patients to participate in such studies;

●	our ability to use our net operating loss carryforwards and anticipated future tax liability under U.S. federal and state income tax legislation;

●	expected market adoption of our current and prospective diagnostic tests, including Ova1, Overa, Ova1Plus, OvaWatch, ENDOinform and OVAinform, as well as our Aspira Synergy platform;

●	expectations regarding our ability to launch new products we develop, license, co-market or acquire;

●	expectations regarding the size of the markets for our products;

●	expectations regarding reimbursement for our products, and our ability to obtain such reimbursement, from third-party payers such as private insurance companies and government insurance plans;

●	potential plans to pursue clearance designation with the FDA with respect to OvaWatch, ENDOinform and OVAinform;

●	expected potential target launch timing for future products;

●	expectations regarding compliance with federal and state laws and regulations relating to billing arrangements conducted in coordination with laboratories;

●	plans to advocate for legislation and professional society guidelines to broaden access to our products and services;

●	ability to protect and safeguard against cybersecurity risks and breaches; and

●	expectations regarding the results of our academic research agreements.

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These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Aspira,” or “the Company” refer to Aspira Women’s Health Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

Overview

We are dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases, starting with ovarian cancer.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the higher sensitivity and negative predictive value for ovarian malignancy of Ova 1 as compared to cancer antigen 125 (“CA-125”) on its own for women with adnexal masses planned for surgery, as well as the performance of our machine learning algorithms in detecting ovarian cancer risk in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We expect our extensive experience with gynecologists and healthcare providers, along with the historical adoption of our OvaSuite tests, to continue to drive growth as we introduce new products. We believe our ability to successfully develop novel AI-enabled assays is superior to others based on our know-how and extensive experience in designing and successfully launching FDA-approved and laboratory developed blood tests to aid in the diagnosis of ovarian cancer. Moreover, our history of successfully collaborating with world-class research and academic institutions allows us to innovate and provide outstanding patient care.

We own and operate Aspira Labs, Inc., a research and commercial CLIA laboratory in Texas.

Our product pipeline is focused on two areas: ovarian cancer and endometriosis.

In ovarian cancer, we have developed clinical data to support the use of our OvaWatch test multiple times for the monitoring of an adnexal mass. In the second quarter of 2024, we expanded the features of our commercially available OvaWatch test for monitoring of adnexal masses through periodic testing at physician prescribed intervals, marking the successful completion of the vision for OvaSuite. The successful expansion of the OvaWatch mass monitoring feature in the second quarter of 2024 resulted in a tenfold increase in the market for our tests when compared to the addressable market for Ova1Plus of approximately 200,000 to 400,000 based on patients identified for surgery. As a result, we believe the addressable market for our tests to have increased to between 2 and 4 million tests per year.

Our OVAinform development program continues to progress. OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. We believe that by including patients with genetic and familial risk, it will increase the addressable market to 2,800,000.

In endometriosis, we are developing and intend to introduce a new non-invasive test to aid in the diagnosis of this debilitating disease that impacts millions of women worldwide. We completed the design of a protein-based non-invasive blood test to aid the detection of endometrioma, one of the most common forms of endometriosis. The algorithm was confirmed with three independent cohorts and is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis.

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Our endometriosis portfolio addresses an even larger addressable market. According to the U.S. Department of Health and Human Services, endometriosis affects more than 6.5 million women in the United States. We believe the proliferation of commercially available and in-development therapeutics for the treatment of endometriosis will create a significant demand for a non-invasive diagnostic.

Purchase Agreement

On April 4, 2025 (the “Execution Date”), we entered into a common stock purchase agreement with the Selling Stockholder (the “Purchase Agreement”). Under the Purchase Agreement, we have the ability, subject to the limits set forth in the Purchase Agreement, to require the Selling Stockholder to purchase up to $2,000,000 of our common stock between the date of the Purchase Agreement and September 30, 2025 (the “Commitment Period”) pursuant to purchase notices (each, a “Purchase Notice”) delivered to Triton stating the number of shares of our common stock Triton is required to purchase. The amount to be funded under each Purchase Notice is the number of shares of common stock to be purchased multiplied by the 75% of the lowest daily VWAP of our common stock during the ten trading days prior to the payment and delivery of the shares of common stock. The closing date for each purchase of our common stock is five business days after delivery of the Purchase Notice.

Triton’s obligation to purchase our common stock is subject to certain conditions including, but not limited to, (i) our having an effective S-1 registration statement in effect for the common stock being purchased until the end of the Commitment Period or when Triton has purchased all of the shares of our common stock permitted under the Purchase Agreement, whichever is earlier and (ii) the number of shares of common stock sold pursuant to the Purchase Agreement shall not exceed 19.99% of our issued and outstanding shares of common stock at any time without us first obtaining stockholder approval the “Exchange Cap”).

Pursuant to the Purchase Agreement, Triton purchased 354,988 shares of restricted common stock for $25,000 and upon effectiveness of a registration statement of which this prospectus forms a part, we will be able to close on additional sales of up to $2,000,000 million of common stock (the “Commitment Amount”). We intend to use the net proceeds received from the Purchase Agreement for ongoing commercial activities as well as general corporate purposes and working capital.

Corporate Information

We were incorporated in 1993. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We have elected to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in this prospectus and have reduced disclosure obligations regarding executive compensation.

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The Offering

Issuer	Aspira Women’s Health Inc.

Shares of common stock offered by the Selling Stockholder	Up to 42,683,030 shares of our common stock, consisting of (i) 354,988 Commitment Shares issued to the Selling Stockholder and (ii) up to 42,328,042 shares of Common Stock issuable under the Purchase Agreement at an assumed offering price of $0.04725 per share which was the last reported sale price of our common stock on The OTC Markets Group on April 25, 2025, multiplied by 75%.

Number of shares of common stock to be outstanding after this offering (1)	77,833,441 shares, including the 354,988 Commitment Shares and assuming the Selling Stockholder sells 42,328,042 shares of Common Stock in this offering at an assumed offering price of $0.04725 per share, which was the last reported sale price of our common stock on The OTC Markets Group on April 25, 2025, multiplied by 75%.

Terms of offering	The Selling Stockholder will determine when and how it sells the shares offered in this prospectus as described in the “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the Commitment Shares by the Selling Stockholder. However, we will receive the proceeds from the Selling Stockholder’s purchase of the shares of Common Stock pursuant to the Purchase Agreement. We have agreed to bear the expenses relating to the registration of the shares of our common stock. See “Use of Proceeds,” for a more complete description of the intended use of proceeds from this offering.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus, and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

OTC symbol for our common stock	“AWHL.”

(1) The number of shares of our common stock to be outstanding after this offering is based on 29,764,248 shares of our common stock outstanding as of March 25, 2025, and excludes:

●	4,475,068 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $2.90;
●	876,249 shares of common stock issuable upon exercise of options with a weighted average exercise price of $6.11;
●	149,061 shares of common stock issuable upon vesting of outstanding restricted stock units; and
●	530,613 shares of common stock reserved for future issuance under our existing stock incentive plan.

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RISK FACTORS

This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to deciding about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our stockholders may lose all or part of their investment in the shares of our common stock.

Risks Related to Our Business and Industry

If we are unable to increase the volume of OvaSuite sales, our business, results of operations and financial condition will be adversely affected.

We have experienced significant operating losses each year since our inception, and we expect to incur a net loss for fiscal year 2025. Our losses have resulted principally from costs incurred in cost of revenue, sales and marketing, general and administrative costs and research and development. The number of tests performed in 2024 and in 2023 was 24,305 and 23,990, respectively. If we are unable to substantially increase the volume of OvaSuite sales, our business, results of operations and financial condition will be adversely affected.

There is substantial doubt about our ability to continue as a going concern, and this may adversely affect our stock price and our ability to raise capital.

We have incurred significant losses and negative cash flows from operations since inception and have an accumulated deficit of $531,397,000 as of December 31, 2024. We also expect to incur a net loss and negative cash flows from operations in 2025 and have limited cash balances. Given these conditions, there is substantial doubt about our ability to continue as a going concern. The substantial doubt about our ability to continue as a going concern may adversely affect our stock price and our ability to raise capital. Our independent registered public accounting firm has also included in its report an explanatory paragraph regarding this uncertainty.

We believe that successful achievement of our business objectives will require additional financing. We expect to raise capital through a variety of sources that may include public or private equity offerings, debt financing, collaborations, licensing arrangements, grants and government funding and strategic alliances. However, in part due to our low stock price, additional financing may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may not be able to continue sales and marketing, research and development, distribution or other operations on the scope or scale of current activity and that could have a material adverse effect on our business, results of operations and financial condition. The accompanying financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern.

We may need to sell additional shares of our common stock or other securities in the future to meet our capital requirements, which could cause significant dilution.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of the issuance of common stock in public or private equity offerings, debt financings, exercise of common stock warrants, collaborations, licensing arrangements, grants and government funding and strategic alliances. Our management believes the successful achievement of our business objectives will require additional financing through one or more of these avenues. To the extent that we raise additional capital through the sale of equity or convertible debt, such financing may be dilutive to stockholders. Debt financing, if available, may involve restrictive covenants and potential dilution to stockholders. Furthermore, a perception that future sales of our common stock in the public market are likely to occur could affect prevailing trading prices of our common stock.

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As of December 31, 2024, we had 17,407,120 shares of our common stock outstanding and 530,613 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our employee stock plans, which excludes 876,249 shares of our common stock that were subject to outstanding options and 149,061 restricted stock units. In addition, as of December 31, 2024, warrants to purchase 4,475,068 shares of our common stock were outstanding. These warrants are exercisable at the election of the holders thereof, in accordance with the terms of the related warrant, at an average exercise price of $2.90 per share.

The exercise of all or a portion of our outstanding options and warrants will dilute the ownership interests of our stockholders.

We will need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.

We will seek to raise additional capital through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity could result in substantial dilution to our stockholders, and the securities issued in such a financing may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional capital, we may not be able to continue our sales and marketing, research and development, distribution or other operations on the scope or scale of our current activity.

Failures by third-party payers to reimburse for our products and services or changes in reimbursement rates could materially and adversely affect our business, financial condition and results of operations. In addition, changes in medical society guidelines may also adversely affect payers and result in a material change in coverage, adversely affecting our business, financial condition and results of operations.

The great majority of laboratory tests in the United States are paid for by third party payers. Accordingly, our current revenues are from, and our future revenues will be dependent upon, third-party reimbursement payments to Aspira Labs. Insurance coverage and reimbursement rates for diagnostic tests are uncertain, subject to change and particularly volatile during the early stages of commercialization. There remain questions as to what extent third-party payers, like Medicare, Medicaid and private insurance companies will provide coverage for our products and for which indications. Some payers have determined not to cover our tests. While Novitas Solutions, the Medicare Administrative Contractor responsible for paying Medicare claims for all Aspira laboratory tests, has determined to cover Ova1, there is no assurance that they will continue to do so. Moreover, while The Centers for Medicare & Medicaid Services (“CMS”) has issued PAMA reimbursement rates for Ova1 effective January 1, 2018, there is no guarantee that the payment rates will not be reduced. Although the PAMA legislation allows for no more than a 15% fee reduction between 2025 and 2026, uncertainty regarding reimbursement rates could create payment uncertainty from other payers as well.  The reimbursement rates for Ova1 and OvaWatch are reviewed by third-party payers. We have experienced volatility in the coverage and reimbursement of our products due to contract negotiation with third-party payers and implementation requirements, and the reimbursement amounts we have received from third-party payers varies from payer to payer, and, in some cases, the variance could be material.

Third-party payers, including private insurance companies as well as government payers such as Medicare and Medicaid, have increased their efforts to control the cost, utilization and delivery of healthcare services including increased use of Laboratory Benefits Management firms, who create policy and implement utilization management strategies for their payer clients to ensure tests are medically necessary. In addition, more payers are implementing pre-authorization requirements for our testing. These measures have resulted in reduced payment rates and decreased utilization of our tests. Further, the trend among many payers is to limit the size of their lab networks, which is making it more difficult to secure preferred provider contracts for some services. From time to time, Congress has considered and implemented changes to the Medicare fee schedules in conjunction with budgetary legislation, and pricing for tests covered by Medicare is subject to change at any time, although PAMA has established specific dates by which they will make any changes. Even if favorable coverage and reimbursement status is attained for one or more products by governmental and commercial third-party payers, less favorable coverage policies and reimbursement rates may be implemented in the future. Reductions in third-party payer reimbursement rates may occur in the future. Reductions in the price at which our products are reimbursed could have a material adverse effect on our business, results of operations and financial condition. If we are unable to establish and maintain broad coverage and adequate reimbursement for our products or if third-party payers change their coverage or reimbursement policies with respect to our products, our business, financial condition and results of operations could be materially adversely affected.

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Failure to continue coverage of Ova1 through Novitas, our Medicare Administrative Contractor for Ova1, could materially and adversely affect our business, financial condition and results of operation.

Since 2013, Ova1 has been listed as a covered service in the Biomarkers for Oncology Local Coverage Determination (the “Biomarkers for Oncology LCD”) issued by Novitas, the Medicare Administrative Contractor responsible for payment of Medicare claims for all Aspira Labs tests. In June 2023, in conjunction with the publication of a final “Genetic Testing for Oncology” LCD (the “Genetic Testing LCD”), Novitas announced that it intended to retire the Biomarkers for Oncology LCD effective July 17, 2023, and that at that time, non-genetic tests currently identified as covered in that LCDs (like Ova1) would be considered for payment based on Medicare medically reasonable and necessary threshold for coverage.

On July 6, 2023, Novitas issued a statement announcing that the Genetic Testing LCD would not go into effect on July 17, 2023 as planned, and that a new proposed LCD would be published for public comment. Novitas issued a replacement proposed LCD for public comment on July 27, 2023. The Biomarkers for Oncology LCD remains in effect.

All OvaSuite tests (Ova1, Overa, Ova1Plus and OvaWatch) are protein-based multivariate index assays and were not impacted by the now-withdrawn Genetic Testing LCD. While we do not believe Novitas intends to eliminate Ova1 coverage, it is impossible to assess the likelihood or potential impact, if any, of future actions to be taken by Novitas with respect to the release of a replacement Genetic~~s~~ Testing LCD, or a change to the content or status of the Biomarkers for Oncology LCD, on the coverage and related revenue of Ova1, and such impact may be material to our business, results of operations and financial condition. We are monitoring developments closely and believe additional due process would be required if the activities contemplated by Novitas change the coverage determination for Ova1.

Failure to expand commercial, Medicare or Medicaid coverage for our products could materially and adversely affect our business, financial condition and results of operations.

We have implemented strategies to expand payer coverage for our ovarian cancer risk assessments, including securing coverage for OvaWatch that is consistent with existing coverage for Ova1. In November 2023, CMS approved our request to provide reimbursement for OvaWatch that is consistent with the reimbursement for Ova1 at $897 per test. However, there can be no assurances that we will be able to secure additional payer coverage for Ova1 and comparable coverage for OvaWatch, or that that the reimbursement rate for OvaWatch will not be reduced. Failure to expand payer coverage and maintain adequate reimbursement rates may have a significant negative impact on product adoption and our results of operations.

We may not succeed in improving existing or developing additional diagnostic products, and, even if we do succeed in developing additional diagnostic products, the diagnostic products may never achieve significant commercial market acceptance.

Our technologies are new and complex and are subject to change as new discoveries are made. New discoveries and advancements in the diagnostic field are essential if we are to foster the adoption of our product offerings. Development of our existing technologies remains a substantial risk to us due to various factors, including the scientific challenges involved within our laboratory, as well as products that are offered in a decentralized platform such as Aspira Synergy, our ability to find and collaborate successfully with others working in the diagnostic field, our ability to obtain sufficient samples to complete the design and development of our algorithms and competing technologies, which may prove more successful than our technologies, as well as failure to complete analytical and clinical validation studies and failure to demonstrate sufficient clinical utility to continue to build positive medical policy among payers.

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Our failure to achieve the intended development outcome either ourselves or through a collaboration may result in an impact to our commercial success of our risk assessment screens for endometriosis or other product launches.

Our success depends on our ability to continue to develop and commercialize diagnostic products. There is considerable risk in developing diagnostic products based on our biomarker discovery efforts, as candidate biomarkers may fail to demonstrate clinical validity in larger clinical studies or may not achieve acceptable levels of analytical accuracy. For example, markers being evaluated for one or more next-generation diagnostic tests may not be validated in downstream pre-clinical or clinical studies, once we undertake and perform such studies. In addition, development of products combining biomarkers with imaging, patient risk factors or other risk indicators carry higher than average risks due to technical, clinical and regulatory uncertainties. While we have a published proof of concept on combining Ova1 and imaging, for example, our ability to develop, verify and validate an algorithm that generalizes to routine testing populations cannot be guaranteed. In addition, our efforts to develop other diagnostic tests, such as ENDOinform and OVAinform, are in the early development phase, and future pre-clinical or clinical studies may not support our early data. If successful, the regulatory pathway and clearance/approval process may require extensive discussion with applicable authorities and possibly advisory panels. These pose considerable risk in projecting launch dates, requirements for clinical evidence and eventual pricing and return on investment. Although we are engaging important stakeholders representing gynecologic oncology, benign gynecology, patient advocacy, women’s health research, legislators, payers, and others, success, timelines and value will be uncertain and require active management at all stages of innovation and development.

Clinical testing is expensive, can take many years to complete and can have an uncertain outcome. Clinical failure can occur at any stage of the testing. Clinical trials for our next generation ovarian cancer tests, and other future diagnostic tests, may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing on these tests. In addition, the results of our clinical trials may identify unexpected risks relative to safety or efficacy, which could complicate, delay or halt clinical trials, or result in the denial of regulatory approval by the FDA and other regulatory authorities.

If we do succeed in developing additional diagnostic tests with acceptable performance characteristics, we may not succeed in achieving commercial market acceptance for those tests. Our ability to successfully commercialize our OvaSuite products and Aspira Synergy platform will depend on many factors, including:

●	our ability to drive adoption of our products;

●	our success in establishing new clinical practices or changing previous ones;

●	our ability to develop business relationships with diagnostic or laboratory companies that can assist in the commercialization of these products in the U.S. and globally; and

●	the scope and extent of the agreement by Medicare and third-party payers to provide full or partial reimbursement coverage for our products, which may impact patients’ willingness to pay for our products and may influence physicians’ decisions to recommend or use our products.

These factors present obstacles to commercial acceptance of our existing and potential diagnostic products, for which we will have to spend substantial time and financial resources to overcome, and there is no guarantee that we will be successful in doing so. Our inability to do so successfully would prevent us from generating revenue from OvaSuite and developing future diagnostic products.

In October 2022, we announced the launch of a comarketing arrangement for the Ova1Plus workflow with BioReference. Under terms of the agreement, the Aspira and BioReference sales teams collaborate to sell Ova1Plus to gynecologists and other women’s healthcare providers nationwide. In November 2024, Aspira and BioReference announced the expansion of the sale team collaboration to include OvaWatch. If we are unable to collaborate successfully, it may affect our ability to improve adoption of our Ova1Plus test or to successfully secure additional commercial collaborations.

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The diagnostics market is competitive, and we may not be able to compete successfully, which would adversely impact our ability to generate revenue.

Our principal competition currently comes from the many clinical options available to medical personnel involved in clinical decision making. For example, rather than ordering an OvaSuite test for a woman with an adnexal mass, obstetricians, gynecologists and gynecologic oncologists may choose a different clinical option or none at all. If we are not able to convince clinicians that these products provide significant improvement over current clinical practices or to change their ordering habits, our ability to commercialize OvaSuite products will be adversely affected.

Competitive offerings include Fujirebio Diagnostics’ FDA cleared ROMA test. ROMA combines two tumor markers and menopausal status into a numerical score using a publicly available algorithm. ROMA is a competitive test with the Ova1Plus workflow that has adversely impacted and may continue to materially adversely impact our revenue. In addition, competitors, AOA Dx, ClearNote, Cleo Diagnostics, Mercy BioAnalytics, and others have publicly disclosed that they have been or are currently working on ovarian cancer diagnostic assays. Exact Sciences, Grail, and others are working on multi-cancer early diagnostic tests that include ovarian cancer detection. Academic institutions periodically report new findings in ovarian cancer diagnostics that may have commercial value.

A number of diagnostic and academic organizations have announced plans or published studies related to the development of a non-invasive diagnostic tool for the identification of endometriosis. Competitors for our endometriosis offerings include, but are not limited to, Afynia, DotLab, Endodiag, HERA Biotech, Heranova, Proteomics International. and Ziwig. Our failure to compete with any competitive diagnostic assay if and when commercialized could adversely affect our business, financial condition and results of operations.

We have priced our products at a point that recognizes the value-added by its increased sensitivity for detecting ovarian malignancy. If others develop a test that is viewed to be similar to any of these products in safety and efficacy but is priced at a lower point, we and/or our strategic partners may have to lower the price of that product in order to effectively compete, which would impact our margins and potential for profitability.

We are currently offering and developing multiple tests as LDTs and intend to develop and perform LDTs at Aspira Labs in the future. FDA’s newly-issued rule for LDTs, which will be phased in over a period of four years, will significantly change the regulatory landscape for LDTs. Unless the rule is overturned by a court or superseded by Congressional action, our currently marketed LDTs and those we develop in the future will be subject to new requirements including, for some tests, premarket authorization. The new rule will lead to additional compliance costs and may delay or prevent market entry for new or modified tests and there is a risk that their commercialization, and our results of operations and financial condition, will be negatively affected.

The FDA considers an LDT to be a test that is designed, developed, validated, and used within a single, CLIA-certified high complexity laboratory. The FDA has historically taken the position that it has the authority to regulate LDTs as in vitro diagnostic (“IVD”) medical devices under the FDC Act, but it has generally exercised enforcement discretion with regard to LDTs, meaning that most LDTs have not been subject to FDA oversight. On May 6, 2024, the FDA published a final rule amending the definition of an IVD device to include IVDs manufactured by a clinical laboratory, effectively codifying its position that LDTs are IVDs and, therefore, that LDTs fall under FDA’s regulatory authority. The final rule also announced the FDA’s intention to phase out its general enforcement discretion policy. Unless the rule is overturned by a court or superseded by Congressional action, the medical device requirements for most LDTs will be phased in beginning on May 6, 2025.

The new rule implements a phased approach to ending FDA’s policy of enforcement discretion for LDTs. The phased approach establishes timelines for LDT sponsors to comply with different categories of FDA device regulations, and the clock starts on the final rule’s publication date - May 6, 2024, the date to which all five phases are anchored. The phases are as follows: (1) LDTs are subject to Medical Device Reporting (“MDR”), as well as adverse event reporting, one year after the final rule’s publication date (i.e., May 6, 2025); (2) LDTs are subject to registration/listing, labeling, and investigational use requirements two years after the final rule’s publication date (i.e., May 6, 2026); (3) LDTs are subject to Quality System regulations three years after the final rule’s publication date (i.e., May 6, 2027); (4) high-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) three-and-a-half years after the final rule’s publication date (i.e., Nov. 6, 2027), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review; and (5) mid- and low-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) four years after the final rule’s publication date (i.e., May 6, 2028), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review.

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Certain categories of LDTs will be subject to enforcement discretion with respect to some or all of these requirements. In total, the new rule identifies eight (8) types of LDTs for which it will continue to exercise enforcement discretion with respect to some or all regulatory requirements. For example, the FDA will apply enforcement discretion to currently marketed LDTs that were first offered prior to May 6, 2024, with respect to most quality system requirements and the requirement for premarket authorization if they are not modified or modified in only limited ways. The FDA will similarly exercise enforcement discretion with respect to premarket authorization for LDTs approved by the New York State Clinical Laboratory Evaluation Program. However, laboratories performing these tests are subject to all other requirements outlined in FDA’s phase-out policy, including, but not limited to, the requirement to submit the labeling for the LDT to FDA for review. As outlined in the new rule, FDA will also exercise enforcement discretion with respect to some or all regulatory requirements for certain LDTs designed for rare, unmet, or specific needs, LDTs manufactured and performed within the Veterans Health Administration (“VHA”) or the Department of Defense (“DoD”), so-called “1967-Type LDTs,” and forensic use LDTs.

Compliance with these additional regulatory requirements will be time-consuming and expensive, potentially diverting resources from other aspects of our business, and will potentially affect the sales of our products and how customers use our products and will require reevaluation of our business model in order to maintain compliance with these laws. Moreover, failure to comply with these and other FDA regulations could result in legal actions, including fines, penalties, and exclusion from federal healthcare programs (e.g., Medicare).

If we are unable to comply with FDA requirements, or to do so within the timeframes specified by the FDA, we may be forced to stop selling our tests or be required to modify claims or make such other changes while we update our processes. For existing or future tests subject to FDA clearance, approval or de novo classification, our business, results of operations and financial condition will be negatively affected until such a review is completed and clearance, approval or de novo classification to market were obtained. There can be no assurance that any tests we develop will be cleared, approved or classified on a timely basis, if at all. Obtaining FDA clearance, approval or de novo classification for diagnostics can be expensive, time consuming and uncertain, and for higher-risk devices generally takes several years and requires detailed and comprehensive scientific and clinical data. Ongoing compliance with FDA regulations for those tests will increase the cost of conducting our business, significantly affect our operations, and could have a significant negative impact on our financial performance.

Legislative proposals addressing the FDA’s oversight of LDTs have been previously introduced. In June 2021, Congress introduced the Verifying Accurate, Leading-edge IVCT Development (“VALID”) Act, which would have established a new risk-based regulatory framework for in vitro clinical tests (“IVCTs”), a category which would have included IVDs, LDTs, collection devices and instruments used with such tests. This legislation was not enacted during that session of Congress, but was reintroduced in 2023. FDA’s new LDT final rule may renew attention to VALID and may lead to the introduction of new proposals to limit the FDA’s regulatory authority.

FDA’s new rule, which establishes the phase-out policy for enforcement discretion with respect to LDTs, has been challenged in two separate lawsuits - one brought in the District Court for the Eastern District of Texas and the other brought in the District Court for the Southern District of Texas. As of the time of this filing, both cases are still pending.

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Our diagnostic tests and software are subject to ongoing regulation by the FDA, and any delay by or failure of the FDA to authorize our diagnostic tests submitted to the FDA may adversely affect our business, results of operations and financial condition.

Our activities related to diagnostic products are, or have the potential to be, subject to regulatory oversight by the FDA under provisions of the FDC Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing and export of our products. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

The FDC Act requires that medical devices introduced to the United States market, unless exempted by regulation, be authorized by FDA pursuant to either the premarket notification pathway, known as 510(k) clearance, the de novo classification pathway, or the PMA pathway. The FDA granted a request for a de novo authorization for Ova1 in September 2009, and we commercially launched Ova1 in March 2010. In March 2016, we received FDA 510(k) clearance for a second-generation biomarker panel known as Ova1 Next Generation, which we call Overa. Ova1 was the first FDA-cleared blood test for the pre-operative assessment of ovarian masses. With respect to devices reviewed through the 510(k) process, we may not market a device until it is determined that our product is substantially equivalent to a legally marketed device known as a predicate device. A 510(k) submission may involve the presentation of a substantial volume of data, including clinical and analytical data, as well as extensive information regarding software. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. On the other hand, the FDA may determine that the device is not substantially equivalent and require a PMA or de novo classification, or require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can delay market introduction of our products. Delays in receipt of or failure to receive any necessary 510(k) clearance, de novo classification, or PMA, or the imposition of stringent restrictions on the labeling and sales of our products, could have a material adverse effect on our business, results of operations and financial condition. If the FDA determines that a PMA is required for any of our potential future clinical products, the application will require extensive clinical studies, manufacturing information and could require review by an FDA advisory panel comprising experts outside the FDA. Clinical studies to support a 510(k) submission, de novo classification or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA’s refusal to accept the submission or denial of the application. We cannot ensure that any necessary 510(k) clearance, de novo classification, or PMA will be granted on a timely basis, or at all. To the extent we seek FDA 510(k) clearance, de novo classification or FDA pre-market approval for other diagnostic tests, any delay by or failure of the FDA to clear, classify, or approve those diagnostic tests may adversely affect our consolidated revenues, results of operations and financial condition.

Certain changes to medical devices that a manufacturer makes after receiving a 510(k) clearance, de novo classification, or PMA may trigger the need for additional FDA authorization. In the case of a 510(k)-cleared device, FDA requires a new marketing authorization for significant changes or modifications made in the design, components, method of manufacture or intended use of a device, including changes or modifications to a 510(k)-cleared device that could significantly affect the device’s safety or effectiveness, or would constitute a major change or modification in the device’s intended use. The type of submission needed-510(k), de novo classification, or PMA-will depend on the specific modification the manufacturer seeks to make. FDA expects the manufacturer to make the determination of whether a new marketing application is needed by applying existing agency guidance, but FDA may independently review, and may disagree with, our decision. If we make modifications to our marketed devices, we may be required to seek additional clearances, de novo classifications, or PMAs which, if not granted, would prevent us from selling the modified device. If we conclude that a modification does not require submission of a new marketing application and FDA disagrees with the decision, we may be required to submit new 510(k) notifications, de novo classification requests, or premarket approval applications and may be required to cease marketing of or to recall the modified devices until marketing authorization is obtained and could additionally be subject to regulatory fines or penalties. Any recall or FDA requirement that we seek additional approvals or clearances could result in significant delays, fines, increased costs associated with modification of a product, loss of revenue and potential operating restrictions imposed by the FDA.

Certain of our software algorithms have been authorized for marketing by FDA as part of our cleared or de novo classified tests. If any of the software that we use in our LDTs or that we make available to third parties is determined by FDA to be non-exempt clinical decision support software, this could impede our ability to offer our tests or distribute our software to third parties and we could incur substantial costs and delays associated with trying to obtain premarket 510(k) clearance, de novo classification, or premarket review and incur costs associated with complying with post-market controls.

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If we or our suppliers fail to comply with FDA requirements for production, marketing and post-market monitoring of our products, we may not be able to market our products and services and may be subject to stringent penalties, product restrictions or recall.

Failure to comply with FDA requirements for post-market monitoring of our products may affect the commercialization of our products, therefore adversely affecting our business. The FDA granted the request for de novo classification for Ova1 in September 2009 and cleared Overa in March 2016. Post-market surveillance studies were conducted to further analyze performance of Ova1 and Overa. These studies have been completed and closed with the FDA.

Additionally, if the FDA were to view any of our actions as non-compliant, it could initiate enforcement actions, such as a warning letter and possible imposition of penalties. For instance, we are subject to a number of FDA requirements, including compliance with the FDA’s QSR requirements, which establish extensive requirements for quality assurance and control as well as manufacturing procedures. Failure to comply with these regulations could result in enforcement actions for us or our potential suppliers. Adverse FDA actions in any of these areas could significantly increase our expenses and reduce our revenue. We will need to undertake steps to maintain our operations in line with the FDA’s QSR requirements. Some components of Ova1 and Overa are manufactured by other companies and we are required to ensure that, to the extent that we incorporate those components into our finished Ova1 and Overa products, we use those components in compliance with QSR. Any failure to do so would have an adverse effect on our ability to commercialize the Ova1Plus workflow. Our suppliers that manufacture finished devices at their manufacturing facilities that we use in our products and services are subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. Our facility also is subject to FDA inspection. We or our suppliers may not satisfy such regulatory requirements, and any such failure to do so may adversely affect our business, financial condition and results of operations.

If our suppliers fail to produce acceptable or sufficient stock, fail to supply stock due to supply shortages, make changes to the design or labeling of their biomarker kits or discontinue production of existing biomarker kits or instrument platforms, we may be unable to meet market demand for OvaSuite products.

The commercialization of our OvaSuite tests depends on the supply of seven different immunoassay kits from third-party manufacturers that run on automated instruments. Failure by any of these manufacturers to produce kits that meet our specifications and pass our quality control measures might lead to back-order and/or loss of revenue due to missed sales and customer dissatisfaction. In addition, if the design or labeling of any kit were to change, continued OvaSuite supply could be threatened since new validation and submission to the FDA for review could be required as a condition of sale. Discontinuation of any of these kits could require identification, validation and submission to FDA of a revised OvaSuite design. Likewise, discontinuation or failure to support or service the instruments may pose risk to ongoing operations.

Changes in healthcare policy could increase our costs and adversely impact sales of and reimbursement for our tests, which would have an adverse effect on our business, financial condition and results of operations.

PAMA established a Medicare reimbursement system for clinical laboratories beginning in 2018 that is based on rates paid to laboratories by private payers. The CMS also issued various regulations and guidance to implement PAMA that require certain laboratories to report information on the rates private payers pay them for laboratory tests, including Multianalyte Assays with Algorithmic Analyses. In addition to these changes, a number of states are also contemplating significant reform of their healthcare reimbursement policies. We expect that there will be additional health reform initiatives by legislators at both the federal and state levels, regulators and third-party payers to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the rates we will be able to charge for our current and future products or the amounts of reimbursement available for our current and future products from governmental agencies or other third-party payers. We cannot predict whether future healthcare initiatives will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. Other changes to healthcare laws may adversely affect our business, financial condition and results of operations.

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We are subject to environmental laws and potential exposure to environmental liabilities.

We are subject to various international, federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of non-hazardous and hazardous wastes, the recycling and treatment of electrical and electronic equipment, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We are also subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs to remediate hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties affected by such contamination. The presence of, or failure to remediate properly, such substances could adversely affect the value and the ability to transfer or encumber such property.

The operation of Aspira Labs requires us to comply with numerous laws and regulations, which is expensive and time-consuming and could adversely affect our business, financial condition and results of operations, and any failure to comply could result in exposure to substantial penalties and other harm to our business.

In June 2014, we launched a clinical laboratory, Aspira Labs, in Texas. Clinical laboratories that perform tests on human subjects in the United States for the purpose of providing information for the diagnosis, prevention or treatment of disease or the assessment of human health must be certified under CLIA and licensed or permitted under applicable state laboratory laws. CLIA is a federal law that regulates the quality of clinical laboratory testing by requiring laboratories to comply with various technical, operational, personnel and quality requirements intended to ensure that the services provided are accurate, reliable and timely. A few states, including New York State, may require that additional quality standards be met and that detailed review of scientific validations and technical procedures for tests occur. In the future, the federal government may change the way that clinical laboratory tests are regulated, which may adversely affect our business, financial condition and results of operations.

Aspira Labs holds a CLIA Certificate of Accreditation and a state laboratory license or permit in California, Maryland, New York, Pennsylvania and Rhode Island. This allows the lab to perform Ova1 and Overa testing (through the Ova1Plus workflow) on a national basis. We are subject to periodic surveys and inspections to maintain our CLIA certification, and such certification is also required to obtain payment from Medicare, Medicaid and certain other third-party payers. Failure to comply with CLIA or state law requirements may result in the imposition of corrective action or the suspension or revocation of our CLIA certification or state licenses. If our CLIA certification or state licenses are suspended or revoked or our right to bill the Medicare and Medicaid programs or other third-party payers is suspended, we would no longer be able to sell our tests, which would adversely affect our business, financial condition and results of operations.

In addition, no assurance can be given that Aspira Labs’ suppliers or commercial partners will remain in compliance with applicable CLIA and other federal or state regulatory requirements for laboratory operations and testing. Aspira Labs’ facilities and procedures and those of Aspira Labs’ suppliers and commercial partners are subject to ongoing regulation, including periodic inspection by regulatory and other government authorities. The principal sanction under CLIA is suspension, limitation or revocation of a lab’s CLIA certificate. CMS also may impose the following alternative sanctions: (a) directed plan of correction, (b) state onsite monitoring, and/or (c) civil monetary penalty. In addition, the government may bring suit to enjoin any activity of any laboratory that has been found with deficiencies during a survey if CMS has reason to believe that continuation of the activity would constitute a significant hazard to the public health. Finally, criminal sanctions may be imposed on an individual who is convicted of intentionally violating any CLIA requirement.

Our clinical laboratory business is also subject to regulation at both the federal and state level in the United States, as well as regulation in other jurisdictions outside of the United States, including:

●	Medicare and Medicaid coverage, coding and payment regulations applicable to clinical laboratories;

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●	The Federal Anti-Kickback Statute, the Eliminating Kickbacks in Recovery Act and state anti-kickback prohibitions;

●	the federal physician self-referral prohibition, commonly known as the Stark Law, and state self-referral prohibitions;

●	the Medicare civil monetary penalty and exclusion penalty;

●	the Federal False Claims Act civil and criminal penalties and state equivalents;

●	the federal fraud, waste and abuse laws and state equivalents;

●	the federal Physician Payments Sunshine Act; and

●	the Federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”).

Many of these laws and regulations prohibit a laboratory from making payments or furnishing other benefits to influence the referral of tests (by physicians or others) that are billed to Medicare, Medicaid or certain other federal or state healthcare programs. The penalties for violation of these laws and regulations may include monetary fines, criminal and civil penalties and/or suspension or exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Several states have similar laws that may apply even in the absence of government payers. HIPAA and HITECH and similar state laws seek to protect the privacy and security of individually identifiable health information, and penalties for violations of these laws may include required reporting of breaches, monetary fines and criminal or civil penalties.

In 2020, Congress passed the Consolidated Appropriations Act and included a section called the “No Surprises Act.” The No Surprises Act prohibits a health care provider from billing a commercially insured patient more than in-network cost-sharing amounts when a service originated from an in-network hospital or ambulatory surgery center, even if the provider is out-of-network with the patient’s health plan. It also requires a provider to provide a good faith estimate of expected charges to an uninsured or self-pay patient upon the patient’s request or when a patient schedules a service. Several states have similar laws that aim to protect patients from unexpected health care charges. Civil penalties of up to $10,000 per occurrence can be imposed for knowing violations of the No Surprises Act that are not remediated within a certain timeframe, and states may impose their own penalties for violations of their surprise billing laws.

While we seek to conduct our business in compliance with all applicable laws and develop compliance policies to address risk as appropriate, many of the laws and regulations applicable to us are vague or indefinite and have not been interpreted by governmental authorities or the courts. These laws or regulations also could in the future be interpreted or applied by governmental authorities or the courts in a manner that could require us to change our operations.

Any action brought against us for violation of these or other laws or regulations (including actions brought by private qui tam “whistleblower” plaintiffs), even if successfully defended, could divert management’s attention from our business, damage our reputation, limit our ability to provide services, decrease demand for our services and cause us to incur significant expenses for legal fees and damages. If we fail to comply with applicable laws and regulations, we could suffer significant civil, criminal and administrative penalties, fines, recoupment of funds received by us, exclusion from participation in federal or state healthcare programs, and the loss of various licenses, accreditations, certificates and authorizations necessary to operate our business , contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement. We also could potentially incur additional liabilities from third-party claims. If any of the foregoing were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

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Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have significant net operating loss (“NOL”) carryforwards as of December 31, 2024 which are subject to a full valuation allowance due to our history of operating losses. Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), as well as similar state provisions restrict our ability to use our NOL carryforwards to offset taxable income due to ownership change limitations that have occurred in the past or that could occur in the future. These ownership changes also may limit the amount of tax credit carryforwards that can be utilized annually to offset future tax liabilities.

Our pre- 2018 federal NOLs will expire in varying amounts from 2025 through 2037, if not utilized, and can offset 100% of future taxable income for regular tax purposes. Any federal NOLs arising on or after January 1, 2018, can be carried forward indefinitely but such federal NOL carryforwards are permitted to be used in any taxable year to offset only up to 80% of taxable income in such year. Portions of our state NOLs will expire in varying amounts from 2025 through 2044 if not utilized. Our ability to use our NOLs during this period will be dependent on our ability to generate taxable income, and portions of our NOLs could expire before we generate sufficient taxable income.

We believe we have experienced ownership changes in the past for purposes of these limitations, and we estimate that a substantial portion of our existing federal NOL and tax credit carryforwards are subject to annual limitation. Additional issuances or sales of our common stock, and certain other transactions involving our stock that are outside of our control, could cause additional ownership changes. Any current or future limitations on the use of our NOLs or tax credit carryforwards could, depending on the extent of such limitation, result in our retaining less cash during any year in which we have taxable income than we would be entitled to retain if such limitations did not apply, which could adversely impact our results of operations and financial condition.

If we are unable to complete the required milestones under our federal award milestone-based funding agreement, our business, results of operations and financial condition will be adversely affected.

On October 23, 2024, we announced that we had been selected by the federal government as an awardee of a milestone-based funding agreement. A failure to meet the milestone deadlines in the agreement would require good faith negotiations with the awarding party, including a request for an extension. There is no guarantee that such an extension would be granted.

Our milestone-based funding from a federal award could be delayed or eliminated based on actions from the Trump Administration.

On January 27, 2025, the Trump Administration announced that all federal grants and loans would be paused for a period of time. The announcement resulted in confusion as to what programs would be affected and for how long. As of the date of this filing, we are not aware of any pause or termination of our federal award. However, the possibility exists that the federal award could be restricted or terminated by the Trump Administration in the future. If the federal award is restricted or terminated, it would have a material adverse effect on our development of our endometriosis diagnostic test which could have a material adverse effect on our financial condition, business and results of operations.

Risks Related to Intellectual Property and Product Liability

If we fail to maintain our rights to utilize intellectual property directed to diagnostic biomarkers, we may not be able to offer diagnostic tests using those biomarkers.

One aspect of our business plan is to develop diagnostic tests based on certain biomarkers, which we have the right to utilize through licenses with our academic collaborators, such as the Johns Hopkins University School of Medicine, the University of Texas M.D. Anderson Cancer Center, Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz. In some cases, our collaborators own the entire right to the biomarkers. In other cases, we co-own the biomarkers with our collaborators. If, for any reason, we lose our license to biomarkers owned entirely by our collaborators, we may not be able to use those biomarkers in diagnostic tests. If we lose our exclusive license to biomarkers co-owned by us and our collaborators, our collaborators may license their share of the intellectual property to a third party that may compete with us in offering diagnostic tests, which would materially adversely affect our business, results of operations and financial condition.

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If a third party infringes on our proprietary rights, we may lose any competitive advantage we have as a result of diversion of our time, enforcement costs and the loss of the exclusivity of our proprietary rights.

Our success depends in part on our ability to maintain and enforce our proprietary rights. We rely on a combination of patents, trademarks, copyrights and trade secrets to protect our technology and brand. We have submitted a number of patent applications covering biomarkers that may have diagnostic or therapeutic utility. Our patent applications may or may not result in additional patents being issued.

If third parties engage in activities that infringe on our proprietary rights, we may incur significant costs in asserting our rights, and the attention of our management may be diverted from our business. We may not be successful in asserting our proprietary patient rights, which could result in our patents being held invalid or a court holding that the competitor is not infringing, either of which may harm our competitive position. We cannot be sure that competitors will not design around our patented technology. We also may not be successful in asserting our proprietary trademark rights, which could result in significant rebranding costs, not being able to obtain a federal trademark registration, or a court holding that the competitor is not infringing, any of which may harm our competitive position. We cannot be sure that competitors will not use a similar mark.

We also rely upon the skills, knowledge and experience of our technical personnel. To help protect our rights, we require all employees and consultants to enter into confidentiality agreements that prohibit the disclosure of confidential information. These agreements may not provide adequate protection for our trade secrets, knowledge or other proprietary information in the event of any unauthorized use or disclosure. If any trade secret, knowledge or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, it could have a material adverse effect on our business, consolidated results of operations and financial condition.

If others successfully assert their proprietary rights against us, we may be precluded from making and selling our products or we may be required to obtain licenses to use their technology.

Our success depends on avoiding infringing on the proprietary technologies of others. If a third party were to assert claims that we are violating its patents, we might incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other allegations of unlawful use of another’s proprietary technology. Any such lawsuit may involve considerable management and financial resources and may not be decided in our favor. If we are found liable, we may be subject to monetary damages or an injunction prohibiting us from using the technology. We may also be required to obtain licenses under patents owned by third parties and such licenses may not be available to us on commercially reasonable terms, if at all.

If a third party were to assert claims that we are violating its trademarks, we might incur substantial costs defending ourselves in lawsuits against charges of trademark infringement. Any such lawsuit may involve considerable management and financial resources and may not be decided in our favor. If we are found liable, we may be subject to monetary damages or an injunction prohibiting us from using the mark. We may also be required to rebrand or enter into a co-existence agreement with a third party, which may be commercially restrictive or unreasonable.

 Our diagnostic efforts may cause us to have significant product liability exposure.

The testing, manufacturing and marketing of medical diagnostic tests entail an inherent risk of product liability claims. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. We will need to increase our amount of insurance coverage in the future if we are successful at introducing new diagnostic products, and this will increase our costs. If we are held liable for a claim or for damages exceeding the limit of our insurance coverage, we may be required to make substantial payments. This may have an adverse effect on our business, financial condition and results of operations.

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Certain of our patent registrations will expire, which may cause us to have significant competition.

Our success depends in part on our ability to own and assert our patent registrations to maintain and enforce our proprietary rights, including defending against infringement actions. We have some patent registrations covering biomarkers that may be expiring, and our strategy to continue to seek protection and file patent applications may or may not result in additional patents being issued.

If any such patent registration is no longer protectable and could be exploited by a competitor, it could have a material adverse effect on our business, consolidated results of operations and financial condition.

Risks Related to Our Operations

Because our business is highly dependent on key executives and employees, our inability to recruit and retain these people could hinder our business plans.

We are highly dependent on our executive officers and certain key employees. Our executive officers and key employees are employed at will by us. Any inability to engage new executive officers or key employees could impact operations or delay or curtail our research, development and commercialization objectives. To continue our research and product development efforts, we need people skilled in areas such as clinical operations, regulatory affairs and clinical diagnostics. Competition for qualified employees is intense. To continue our commercialization objectives and reach our financial and operational goals, we require skilled sales individuals with familiarity in our industry. We have from time to time experienced, and may in the future experience, shortages of certain types of qualified employees.

If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed, which in turn could adversely affect our business, financial condition and results of operations. We have and may continue to experience turnover in certain executive officer and key employee roles.

Business interruptions could limit our ability to operate our business.

Our operations, as well as those of the collaborators on which we depend, are vulnerable to damage or interruption from fire, natural disasters, including earthquakes, weather related supply chain delivery disruptions, computer viruses, cyber-attacks, human error, power shortages, telecommunication failures, international acts of terror, foreign or domestic conflicts, epidemics or pandemics such as the COVID-19 pandemic, and other similar events. Although we have certain business continuity plans in place, we have not established a formal comprehensive disaster recovery plan, and our back-up operations and business interruption insurance may not be adequate to compensate us for losses we may suffer. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

The operation of Aspira Labs and our Aspira Synergy business depends on the effectiveness and availability of our information systems, including the information systems we use to provide services to our customers and to store employee data. If our information technology systems or those third parties upon which we rely or our data, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences.

In the ordinary course of our business, we and the third parties upon which we rely, process, collect, receive, store, use, transfer, make accessible, and share (collectively, processing) proprietary, confidential, and sensitive data, including personal data (such as health-related data), intellectual property, trade secrets and other sensitive data the Company may process (collectively, sensitive information).

The information systems we use for our Aspira Labs business are comprised of systems we have purchased or developed, our legacy information systems and, increasingly, web-enabled and other integrated information systems. In using these information systems, we may rely on third-party vendors to provide hosting services, where our infrastructure is dependent upon the reliability of their underlying platforms, facilities and communications systems.

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As the breadth and complexity of Aspira Labs’ information system grows, we will be increasingly exposed to the risks inherent in maintaining the stability of our legacy systems due to prior customization, attrition of employees or vendors involved in their development, and obsolescence of the underlying technology as well as risks from the increasing number and scope of external data breaches on companies generally. Because certain customers and clinical trials may be dependent upon these legacy systems, we will also face an increased level of risk in maintaining the legacy systems and limited options to mitigate such risk. We are also exposed to risks associated with the availability of all of our information systems, including

●	discontinued vendor support of legacy systems;

●	disruption, impairment or failure of data centers, telecommunications facilities or other key infrastructure platforms, including those maintained by third-party vendors;

●	failures or malfunctions in our internal systems, including our employee data and communications, critical application systems and their associated hardware; and

●	excessive costs, excessive delays and other deficiencies in systems development and deployment.

Cyber-attacks, malicious internet-based activity, online and offline fraud, social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, attacks enhanced or facilitated by AI, telecommunications failures, and other similar activities or incidents threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.

The materialization of any of these risks may impede the processing of data, the delivery of databases and services, and the day-to-day management of our Aspira Labs business and could result in the corruption, loss or unauthorized disclosure of proprietary, confidential or other data. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Further, remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.

Our mitigation efforts to date might not adequately protect us in the event of a system failure, cyber-attack, cyber-breach, data breach or other adverse event. Despite any precautions we take, damage from fire, floods, hurricanes, the outbreak or escalation of war, acts of terrorism, power loss, telecommunications failures, computer viruses, break-ins and similar events at our various computer facilities or those of our third-party vendors could result in interruptions in the flow of data to us and from us to our customers. Corruption or loss of data may result in the need to repeat a trial at no cost to the customer, but at significant cost to us, the termination of a contract or damage to our reputation. As our business continues its efforts to expand globally, these types of risks may be further increased by instability in the geopolitical climate of certain regions, underdeveloped and less stable utilities and communications infrastructure, and other local and regional factors. Additionally, significant delays in system enhancements or inadequate performance of new or upgraded systems could damage our reputation and harm our business.

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Unauthorized disclosure of sensitive or confidential data, whether through systems failure or employee or distributor negligence, cyber-attacks, fraud or misappropriation, could damage our reputation and cause us to lose customers and, to the extent any such unauthorized disclosure compromises the privacy and security of individually identifiable health information, could also cause us to face sanctions and fines under HIPAA of 1996 as amended by HITECH. Similarly, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we internally or externally develop for our customers, including a cyber-attack by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs, process breakdowns, denial-of-service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing. These same risks also apply to Aspira Labs. Successful attacks could result in negative publicity, significant remediation and recovery costs, legal liability and damage to our reputation and could have an adverse effect on our business, financial condition and results of operations.

We use AI/ML to assist us in making certain decisions, which is regulated by certain privacy laws. Due to inaccuracies or flaws in the inputs, outputs, or logic of the AI/ML, the model could be biased and could lead us to make decisions that could bias certain individuals (or classes of individuals), and adversely impact their rights, employment, and ability to obtain certain pricing, products, services, or benefits.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

We selectively explore acquisition opportunities and strategic alliances relating to other businesses, products or technologies. We may not be successful in integrating other businesses, products or technologies with our business. Any such transaction also may not produce the results we anticipate, which could adversely affect our business, financial condition and results of operations.

We selectively explore and may pursue acquisition and other opportunities to strengthen our business and grow our company. We may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. The market for acquisition targets and strategic alliances is highly competitive, which could make it difficult to find appropriate merger or acquisition opportunities. If we are required to raise capital by incurring debt or issuing additional equity for any reason in connection with a strategic acquisition or investment, financing may not be available or the terms of such financing may not be favorable to us and our stockholders, whose interests may be diluted by the issuance of additional stock.

The process of integration may produce unforeseen regulatory issues and operating difficulties and expenditures and may divert the attention of management from the ongoing operation of our business and harm our reputation. We may not successfully achieve the integration objectives, and we may not realize the anticipated cost savings, revenue growth and synergies in full or at all, or it may take longer to realize them than expected, any of which could negatively impact our business, financial condition and results of operations.

Future litigation by or against us could be costly and time-consuming to prosecute or defend.

We are from time to time subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes, employment claims made by current or former employees, and claims brought by third parties alleging infringement of their intellectual property rights. In addition, we may bring claims against third parties for infringement of our intellectual property rights. Litigation may result in substantial costs and may divert our attention and resources, which may adversely affect our business, results of operations and financial condition.

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An unfavorable judgment against us in any legal proceeding or claim could require us to pay monetary damages. In addition, an unfavorable judgment in which the counterparty is awarded equitable relief, such as an injunction, could harm our business, results of operations and financial condition.

Risks Related to this Offering

The sale and issuance of our common stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our common stock to fall.

If and when we do sell shares to the Selling Stockholder, the Selling Stockholder may resell all, some, or none of those shares at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales to the Selling Securityholder by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a desirable time and price.

You may experience immediate and substantial dilution.

The assumed offering price per share in this offering may exceed the net tangible book value per common share outstanding prior to this offering. Assuming that an aggregate of 42,328,042 shares of our common stock are sold at a price of $0.04725 per share, the last reported sale price of our common stock on The OTC Markets Group on April 25, 2025 multiplied by 75%, for aggregate gross proceeds of $2,000,000, you would experience immediate dilution of $0.022 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of December 31, 2024, after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you purchase shares in this offering.

Investors who buy shares of our common stock at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we control the timing and amount of any sales of common stock to the Selling Stockholder. If and when we do elect to sell shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement, the Selling Stockholder may resell all, some, or none of such shares in its discretion and at different prices, subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

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Our management team will have broad discretion over the use of the net proceeds from our sale of shares of common stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Our Common Stock

Our common stock is a “penny stock,” which may make it more difficult for investors to sell their shares of common stock due to suitability requirements.

Our common stock is considered to be a “penny stock.” The Commission has adopted Rule 15g-9 under the Exchange Act, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our common stock is significantly less than $5.00 per share and, currently we do not qualify for an exception. This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our common stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our common stock, or may adversely affect the ability of stockholders to sell their shares.

Our common stock is currently traded on the OTC Markets Pink Sheets, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted on the OTC Markets Pink Sheets. The OTC Markets Pink Sheets is significantly more limited market than the national securities exchanges such as the New York Stock Exchange, or Nasdaq stock exchange, and there are lower financial or qualitative standards that a company must meet to have its stock quoted on the OTC Markets Pink Sheets. OTC Markets Pink Sheets is an inter-dealer quotation system much less regulated than the major exchanges, and trading in our common stock may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may result in a limited ability to buy and sell our stock.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock.

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Since our common stock is currently quoted on the OTC Markets Pink Sheets our stockholders may face significant restrictions on the resale of our common stock due to state “blue sky” laws and the sale of common stock in this offering is subject to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must also be registered in that state. Since our common stock is currently quoted on the OTC Markets Pink Sheets, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our securities to be limited, as you may be unable to resell your common stock without the significant expense of state registration or qualification.

The liquidity and trading volume of our common stock may be low, and our ownership is concentrated, which could adversely impact the trading price of our common stock and our stockholders’ ability to obtain liquidity.

The liquidity and trading volume of our common stock has at times been low in the past and may again be low in the future. If the liquidity and trading volume of our common stock is low, this could adversely impact the trading price of our common stock and our stockholders’ ability to obtain liquidity in their shares of our common stock.

In addition, pursuant to a stockholders’ agreement we entered into in connection with a May 2013 private placement, one of our stockholders has the right to designate a director to be nominated by us to serve on our board of directors. Furthermore, this stockholder agreement gives two investors the right to participate in future equity offerings, on the same terms as other investors. In addition, the stockholders’ agreement prohibits us from taking certain material actions without the consent of at least one of the primary investors in the May 2013 private placement.

These material actions include:

●	making any acquisition with a value greater than $2 million;

●	offering, selling or issuing securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;

●	taking any action that would result in a change in control of the Company or an insolvency event; and

●	paying or declaring dividends on any of our securities or distributing any of our assets other than in the ordinary course of business or repurchasing any of our outstanding securities.

The foregoing rights terminate for a primary investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that were purchased at the closing of the 2013 private placement. We believe that the rights of one of the primary investors have terminated. The interests of the parties to the stockholders’ agreement could conflict with or differ from our interests or the interests of other stockholders.

As a result of the foregoing, a limited number of stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control involving us. In addition, this concentration of ownership of our common stock could have the effect of delaying or preventing a change in control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. In addition, the interests of the parties to the stockholders’ agreement could conflict with or differ from our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our common stock.

Our stock price has been, and may continue to be, highly volatile.

The trading price of our common stock has been highly volatile. Between January 1, 2024, and December 31, 2024, the closing trading price of our common stock ranged from $5.63 to $0.70. The trading price of our common stock could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

●	failure to significantly increase revenue and volumes of OvaSuite or Aspira Synergy;

●	actual or anticipated period-to-period fluctuations in financial results;

●	failure to achieve, or changes in, financial estimates by securities analysts;

●	announcements or introductions of new products or services or technological innovations by us or our competitors;

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●	failure to complete clinical studies that validate clinical utility sufficiently to increase positive medical policy among payers at large;

●	publicity regarding actual or potential discoveries of biomarkers by others;

●	comments or opinions by securities analysts or stockholders;

●	conditions or trends in the pharmaceutical, biotechnology or life science industries;

●	announcements by us of significant acquisitions and divestitures, strategic partnerships, joint ventures or capital commitments;

●	developments regarding our patents or other intellectual property or that of our competitors;

●	litigation or threat of litigation;

●	additions or departures of key personnel;

●	limited daily trading volume;

●	our ability to continue as a going concern;

●	economic and other external factors, disasters or crises; and

●	our announcement of future fundraisings.

In addition, the stock market in general and the market for diagnostic technology companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may adversely affect the market price of our securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our attention and our resources.

Anti-takeover provisions in our charter, bylaws, other agreements and under Delaware law could make a third-party acquisition of the Company difficult.

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us, even if a change of control might be deemed beneficial to our stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our certificate of incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our certificate of incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could adversely affect the voting power of holders of common stock. In addition, the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

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In connection with our private placement offering of common stock and warrants in May 2013 we entered into a stockholders’ agreement (the “2013 Stockholders’ Agreement”) which, among other things, includes agreements limiting our ability to effect a change in control without the consent of at least one of the primary investors in that offering. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of either our certificate of incorporation or bylaws described in the preceding paragraph would require not only approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, but also consent pursuant to the terms of the 2013 Stockholders’ Agreement. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of the Company. These provisions could make a third-party acquisition of the Company difficult and limit the price that investors might be willing to pay in the future for shares of our common stock.

If we raise additional capital in the future, your ownership in us could be diluted.

In order to raise additional capital, we may offer additional shares of common stock or other securities convertible into or exchangeable for our common stock. We may sell shares or other securities in any other offering at a price per share that is less than the price for securities paid by investors in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of common stock or securities convertible into common stock in future transactions may be higher or lower than the price for securities offered in previous offerings.

Until such time, if ever, as we can generate substantial revenue from our operations, we anticipate financing our cash needs through a combination of equity offerings, debt financings and license agreements. To the extent that we raise additional capital through the further sale of equity securities or convertible debt securities, your ownership interest will be diluted.

Sales of a substantial number of our shares of common stock in the public market could cause our stock price to fall.

We may issue and sell additional shares of common stock in the public markets. Sales of a substantial number of shares of our common stock in the public markets or the perception that such sales could occur could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities.

Because we do not currently intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of common stock or other equity securities, including, but not limited to, options, warrants, restricted stock units or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price.

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COMMITTED EQUITY FINANCING

On April 4, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Under the Purchase Agreement, from and after the Execution Date, we will have the right to sell to the Selling Stockholder up to the Commitment Amount of shares of our common stock, subject to certain limitations set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of common stock by us to the Selling Stockholder under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 42,683,030 shares of our common stock, consisting of (i) 354,988 Commitment Shares issued to the Selling Stockholder and (ii) up to 42,328,042 shares of common stock issuable under the Purchase Agreement at an assumed offering price of $0.04725 per share which was the last reported sale price of our common stock on The OTC Markets Group on April 25, 2025, multiplied by 75%, that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement, from time to time from and after the Execution Date.

We do not have the right to commence any sales of our common stock to the Selling Stockholder under the Purchase Agreement until the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC. From and after such date, we will have the right, but not the obligation, from time to time at our sole discretion over the Commitment Period, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of common stock in one or more Closing Notices as set forth in the Purchase Agreement, by timely delivering a written Closing Notice for each purchase, if any, to the Selling Stockholder in accordance with the Purchase Agreement.

From and after commencement, we will control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our company and its operations.

The net proceeds to us from sales that we elect to make to the Selling Stockholder under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our stock to the Selling Stockholder. We expect that any proceeds received by us from such sales to the Selling Stockholder will be used for working capital and general corporate purposes.

Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or the Selling Stockholder.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. A copy of the agreement has been filed as an exhibit to the registration statement that includes this prospectus and is available electronically on the SEC’s website at www.sec.gov.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of Commitment Shares by the Selling Stockholder under this prospectus. However, subject to such limitations as are set forth in the Purchase Agreement, we may receive gross proceeds of up to $2.0 million assuming that we sell all of our shares of common stock that we have the right, but not the obligation, to sell to Triton under the Purchase Agreement.

We intend to use the proceeds that we receive from Triton’s purchases under the Purchase Agreement for general corporate purposes and our working capital requirements.

Even if we sell $2.0 million in shares of common stock to Triton pursuant to the Purchase Agreement, we expect to need to obtain additional financing in the future in order to fully fund all of our planned activities. We may seek additional capital in the private and public equity or debt markets. We are evaluating additional financing opportunities on an ongoing basis and may execute them as appropriate. There is no assurance that we can consummate such a transaction at all or on favorable terms.

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DILUTION

Our net tangible book value on December 31, 2024 was approximately ($2,563,000), or approximately ($0.147) per share of common stock. Net tangible book value per common share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. If you purchase shares in this offering, your ownership interest will be diluted immediately to the extent of the difference between the price you pay per share of common stock in this offering and the as adjusted net tangible book value per share of common stock after this offering.

After giving effect to the sale of (i) $1,365,500 of convertible notes in March 2025 and the conversion of such notes into 5,465,850 shares of common stock and warrants to purchase 12,298,177 shares of common stock in March 2025 and (ii) the sale of 12,277,441 shares of common stock for gross proceeds of $3,482,788, before deducting offering costs of approximately $146,000, pursuant to our at the market facility and (iii) the sale of 354,988 shares of common stock for gross proceeds of $25,000 pursuant to the Purchase Agreement, our pro forma net tangible book value as of December 31, 2024 would have been approximately $2,139,000, or $0.061 per share.

After giving further effect to the assumed sale of 42,328,042 shares of common stock in this offering to Triton pursuant to the Purchase Agreement, based on the $2,000,000 of shares of common stock to which this prospectus relates, at an assumed offering price of $0.04725 per share, the last reported sale price of our common stock on The OTC Markets Group on April 25, 2025 multiplied by 75%, our pro forma as adjusted net tangible book value as of December 31, 2024, would have been approximately $3,999,000, or $0.051 per share. This would represent an immediate decrease in the net tangible book value of $0.009 per share to existing shareholders and an immediate dilution of $0.022 per share to investors purchasing our shares in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed offering price per share	$0.063
Pro forma net tangible book value per share as of December 31, 2024	$0.051
Decrease in pro forma net tangible book value per share attributable to the offering	$(0.010)
Pro forma as adjusted net tangible book value per share as of December 31, 2024, after giving effect to this offering	$0.041
Dilution per share to investors purchasing shares in this offering	$0.022

The number of shares of our common stock to be outstanding after this offering is based on 17,407,120 shares of our common stock outstanding as of December 31, 2024, and excludes:

●	4,475,068 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $2.90;
●	876,249 shares of common stock issuable upon exercise of options with a weighted average exercise price of $6.11;
●	149,061 shares of common stock issuable upon vesting of outstanding restricted stock units; and
●	530,613 shares of common stock reserved for future issuance under our existing stock incentive plan.

To the extent that we have issued or do issue shares of common stock in respect of any outstanding warrants or stock options as of December 31, 2024, or we issue additional shares of common stock in the future, including in connection with other capital raising transactions, investors purchasing our shares in this offering may experience further dilution.

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DIVIDEND POLICY

We have never paid cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

We are dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases, starting with ovarian cancer.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the diagnostic superiority of the Ova1Plus workflow as compared to CA-125 on its own for all women with adnexal masses, as well as the superior performance of machine learning algorithms in detecting ovarian cancer in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We are focused on commercializing our products and have established medical and advisory support and a Key Opinion Leader Network aligned with our territories in the U.S. In addition, we added to our direct salesforce, and in 2021, we put Ova1 on our global testing platform, Aspira Synergy. This platform allows tests to be deployed internationally as well as run by clients in the United States at major customer sites. In 2024, we plan to continue our efforts to commercialize the Ova1Plus workflow by utilizing select partnerships for distribution and expanding our managed care coverage and contracts in select markets.

To continue our commercialization objectives and reach our financial and operational goals, we require skilled sales individuals with familiarity in our industry. We have from time to time experienced, and may in the future experience, shortages of certain types of qualified employees.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 1, Basis for Presentation and Summary of Significant Accounting and Reporting Policies, of the Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K. The Consolidated Financial Statements are prepared in conformity with GAAP. Preparation of the financial statements requires us to make critical judgments, estimates, and assumptions that affect the amounts of assets and liabilities in the financial statements and revenues and expenses during the reporting periods (and related disclosures). We believe the policies discussed below are our critical accounting estimates, as they include the more significant, subjective, and complex judgments and estimates made when preparing our consolidated financial statements.

Revenue Recognition

We recognize product revenue in accordance with the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”); all revenue is recognized upon completion of the OvaSuite tests based on estimates of amounts that will ultimately be realized. In determining the amount to accrue for a delivered test result, we consider factors such as historical payment history and amount, payer coverage, whether there is a reimbursement contract between the payer and us, and any current developments or changes that could impact reimbursement. These estimates are subject to uncertainty and require significant judgment by management because of the various inputs of the factors considered. We also review our patient account population and determine an appropriate distribution of patient accounts by payer (i.e., Medicare, patient pay, other third-party payer, etc.) into portfolios with similar collection experience. When evaluated for collectability, this results in a materially consistent revenue amount for such portfolios as if each patient account were evaluated on an individual contract basis.

Stock-Based Compensation

We record the fair value of non-cash stock-based compensation costs for stock options and stock purchase rights related to the 2010 and 2019 Plans. We estimate the fair value of stock options using a Black-Scholes option valuation model. This model requires the input of subjective assumptions including expected stock price volatility, expected life and estimated forfeitures of each award. We use the straight-line method to amortize the fair value over the vesting period of the award. These assumptions consist of estimates of future market conditions, which are inherently uncertain, and therefore are subject to management’s judgment.

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The expected life of options is based on historical data of our actual experience with the options we have granted and represents the period of time that the options granted are expected to be outstanding. This data includes employees’ expected exercise and post-vesting employment termination behaviors. The expected stock price volatility is estimated using our historical volatility in deriving the expected volatility assumption. We made an assessment that our historic volatility is most representative of future stock price trends. The expected dividend yield is based on the estimated annual dividends that we expect to pay over the expected life of the options as a percentage of the market value of our common stock as of the grant date. The risk-free interest rate for the expected life of the options granted is based on the United States Treasury yield curve in effect as of the grant date.

There is inherent uncertainty in our forecasts and projections and, if we had made different assumptions and estimates than those described previously, the amount of our stock-based compensation expense, net loss and net loss per common stock amounts could have been materially different.

Liquidity

As discussed in Note 1 to the consolidated financial statements, we have incurred significant net losses and negative cash flows from operations since inception, and as a result have an accumulated deficit of approximately $531,397,000 at December 31, 2024. We expect to incur a net loss in 2025 as well. In order to continue our operations as currently planned through 2025 and beyond, we will need to raise additional capital. Given the above conditions, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might result from these uncertainties.

Recent Accounting Pronouncements

Refer to Note 2 in our consolidated financial statements contained in Part II, Item 8, “Consolidated Financial Statements and Supplementary Data,” of this Annual Report on Form 10-K.

Results of Operations - Year Ended December 31, 2024 as compared to Year Ended December 31, 2023

Our selected summary financial and operating data for the years ended December 31, 2024 and 2023 were as follows:

	Year Ended
	December 31,		Increase (Decrease)
(dollars in thousands)	2024	2023	Amount	%
Revenue:
Product	$9,182	$9,153	$29	-
Genetics	-	1	(1)	-
Total revenue	9,182	9,154	28	-
Cost of revenue:
Product	3,703	3,892	(189)	(5)
Genetics	-	-	-	-
Total cost of revenue	3,703	3,892	(189)	(5)
Gross profit	5,479	5,262	217	4
Operating expenses:
Research and development	3,266	4,035	(769)	(19)
Sales and marketing	8,146	7,812	334	4
General and administrative	10,345	12,267	(1,922)	(16)
Total operating expenses	21,757	24,114	(2,357)	(10)
Loss from operations	(16,278)	(18,852)	2,574	(14)
Other income (expense), net:
Change in fair value of warrant liabilities	1,346	629	717	114
Interest income (expense), net	(33)	48	(81)	(169)
Forgiveness of DECD loan	-	1,000	(1,000)	-
Other income, net	1,871	485	1,386	286
Total other income, net	3,184	2,162	1,022	47
Net loss	$(13,094)	$(16,690)	$3,596	(22)

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Product Revenue. Product revenue was $9,182,000 for the year ended December 31, 2024, compared to $9,153,000 for the same period in 2023. Revenue is recognized when the test result is successfully delivered and is based on estimates of what we expect to ultimately realize.

The number of OvaSuite tests performed increased 1% to approximately 24,305 tests during the year ended December 31, 2024 compared to approximately 23,990 OvaSuite tests for the same period in 2023.

The volume and AUP for the year ended December 31, 2024 and 2023 were as follows:

	Year Ended
	December 31,
	2024	2023
Product Volume:
Ova1Plus	19,202	20,579
OvaWatch	5,103	3,411
Total OvaSuite	24,305	23,990

Average Unit Price (AUP):
Ova1Plus	$382	$394
OvaWatch	362	308
Total OvaSuite	$378	$382

Cost of Revenue - Product. Cost of product revenue was $3,703,000 for the year ended December 31, 2024 compared to $3,892,000 for the same period in 2023, representing a decrease of $189,000, or 5%. The decrease was primarily due to a decrease in consulting costs and lab supplies, offset by an increase in shipping costs. We expect the cost of product to increase slightly in 2025 as the number of tests performed continues to grow.

Research and Development Expenses. Research and development expenses represent costs incurred to develop our technology and carry out clinical studies, and include personnel-related expenses, regulatory costs, reagents and supplies used in research and development laboratory work, infrastructure expenses, contract services and other outside costs. Research and development expenses for the year ended December 31, 2024 decreased by $769,000, or 19%, compared to the same period in 2023. This decrease was primarily due to a decrease in employment-related expenses of approximately $789,000 and a decrease in clinical trials of $227,000, offset by an increase to our lab supplies of $132,000, as well as a one-time credit in 2023 related to collaborations of $200,000. We expect research and development expenses to decrease further in 2025 due to recent personnel changes.

Sales and Marketing Expenses. Our sales and marketing expenses consist primarily of personnel-related expenses, education and promotional expenses. These expenses include the costs of educating physicians and other healthcare professionals, medical meeting participation, and dissemination of scientific and health economic publications. Sales and marketing expenses for the year ended December 31, 2024 increased by $334,000, or 4%, compared to the same period in 2023. This increase was primarily due to costs related to our contracted sales team of $740,000, increased personnel costs of $175,000 and travel expenses of $141,000, offset by decreased consulting costs of $953,000, a decrease in other marketing costs of $230,000 and decreased subscription costs of $193,000. We expect sales and marketing expenses to decrease in 2025 due to recent personnel changes.

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General and Administrative Expenses. General and administrative expenses consist primarily of personnel-related expenses, professional fees, including legal, finance and accounting expenses and other infrastructure expenses. General and administrative expenses for the year ended December 31, 2024 decreased by $1,922,000, or 16%, compared to the same period in 2023. This decrease was primarily due to a decrease in employment-related expenses of $422,000, a decrease in consulting costs of $519,000, a decrease in outside legal costs of $247,000, decreased accounting costs of $204,000 and a decrease in public company expenses of $174,000. We expect general and administrative expenses to decrease further in 2025 due to recent personnel changes.

Change in fair value of warrant liabilities. The fair values of the warrants as of December 31, 2024, and December 31, 2023 were $60,000 and $1,651,000, respectively. This represents the change in fair value of warrants exercised of $245,000, as well as a net change in fair value of $1,836,000, offset by an increase of $490,000 due to the modification of certain warrant liabilities.

Interest Income (Expense), net. We had net interest expense of $33,000 and net interest income of $48,000, for the years ended December 31, 2024 and 2023, respectively. The change in the net interest expense was primarily related to a decrease in the interest earned on our money market accounts, offset by the lower interest on the DECD loan after the forgiveness of $1,000,000.

Forgiveness of DECD loan. Forgiveness of the DECD loan decreased $1,000,000, compared to the same period in 2023. $1,000,000 of our loan with the State of Connecticut Department of Economic and Community Development (the “DECD”) was partially forgiven in 2023.

Other Income (Expense), net. Other income for the year ended December 31, 2024 increased by $1,386,000, compared to the same period in 2023. The increase related primarily to one-time transactions, including an award received from the federal government in the amount of $2,000,000. The increase was offset by the receipt of Employee Retention Tax Credits of $347,000 and the receipt of insurance reimbursements of $250,000 in 2023.

Cash Flows The following table summarizes our cash flows for the periods ended December 31, 2024 and 2023.

	Year Ended
	December 31,
(in thousands)	2024	2023
Net cash (used in) provided by:
Operating activities	$(12,113)	$(15,894)
Investing activities	(37)	(24)
Financing activities	11,064	5,216
Net decrease in cash, cash equivalents and restricted cash	$(1,086)	$(10,702)

Net cash used in operating activities was $12,113,000 for the year ended December 31, 2024, resulting primarily from the net loss reported of $13,094,000 and changes in fair value of warrant liabilities in the amount of approximately $1,346,000 and $418,000 related to changes in accrued liabilities, primarily offset by $1,494,000 related to non-cash stock compensation expense, $912,000 related to changes in accounts payable and $469,000 related to changes in accounts receivable.

Net cash used in operating activities was $15,894,000 for the year ended December 31, 2023, resulting primarily from the net loss reported of $16,690,000, the forgiveness of our DECD loan of $1,000,000 and changes in fair value of warrant liabilities in the amount of approximately $629,000, primarily offset by $1,724,000 related to non-cash stock compensation expense and $577,000 related to changes in prepaid expenses and other assets.

Net cash used in investing activities was $37,000 and $24,000 for the years ended December 31, 2024 and 2023, respectively, which consisted primarily of property and equipment purchases.

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Net cash provided by financing activities was $11,064,000 for the year ended December 31, 2024, related primarily to a registered direct offering resulting in net proceeds of $4,830,000, after deducting placement agent costs and other expenses of $733,000, net proceeds of $1,901,000 related to an equity line of credit agreement, net proceeds of $1,838,000 related to a private placement offering, after deducting placement agent costs and other expenses of $72,000, net proceeds of $1,862,000 related to a warrant inducement agreement, after deducting placement agent costs and other expenses of $277,000 and net proceeds of $715,000 related to an at the market offering, after deducting transaction-related offering costs of $189,000, partially offset by principal payments on the DECD loan of $93,000.

Net cash provided by financing activities was $5,216,000 for the year ended December 31, 2023, related primarily to a registered direct offering resulting in net proceeds of $4,119,000, after deducting placement agent costs and other expenses of $597,000, net proceeds of $68,000 related to an at the market offering, after deducting transaction-related offering costs of $134,000, and an equity line of credit offering of $1,177,000, partially offset by principal payments on the DECD loan of $148,000.

We have significant NOL carryforwards as of December 31, 2024 which are subject to a full valuation allowance due to our history of operating losses. Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), as well as similar state provisions restrict our ability to use our NOL credit carryforwards to offset taxable income due to ownership change limitations that have occurred in the past or that could occur in the future. These ownership changes also may limit the amount of tax credit carryforwards that can be utilized annually to offset tax liabilities.

Our pre- 2018 federal NOLs will expire in varying amounts from 2025 through 2037, if not utilized; and can offset 100% of future taxable income for regular tax purposes. Any federal NOLs arising on or after January 1, 2018, can be carried forward indefinitely but such federal NOL carryforwards are permitted to be used in any taxable year to offset up to 80% of taxable income in such year. Portions of our state NOLs will expire in varying amounts from 2025 through 2044 if not utilized. Our ability to use our NOLs will be dependent on our ability to generate taxable income, and the portions of our NOLs could expire before we generate sufficient taxable income.

Our ability to use our NOL carryforwards to offset taxable income is restricted due to ownership change limitations that have occurred in the past or that could occur in the future, as required by Section 382, as well as similar state specific provisions.

Our management believes that Section 382 ownership changes most recently occurred as a result of our follow-on public offerings in 2011 and 2013.

These limitations may result in the expiration of a portion of our NOL carryforwards before utilization. Due to the existence of a full valuation allowance against our remaining NOLs, it is not expected that Section 382 limitations will have an impact on our results of operations or financial position.

Liquidity and Capital Resources

We plan to continue to expend resources selling and marketing or ovarian cancer and endometriosis offerings and developing additional diagnostic tests and service capabilities.

We do not believe our existing cash and cash equivalents balance and cash flow from operations will be sufficient to meet our working capital, capital expenditures, and material cash requirements from known contractual obligations for the next twelve months and beyond. Our future capital requirements, the adequacy of available funds, and cash flows from operations could be affected by various risks and uncertainties, including, but not limited to, those detailed in Part I, Item 1A, Risk Factors in this Annual Report. We have incurred significant net losses and negative cash flows from operations since inception, and as a result has an accumulated deficit of approximately $531,397,000 as of December 31, 2024. We also expect to incur a net loss and negative cash flows from operations for 2025. In order to continue our operations as currently planned through 2025 and beyond, we will need to raise additional capital, which may include public or private equity offerings, debt financing, collaborations, licensing arrangements. Given the above conditions, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might result from these uncertainties.

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Contractual Obligations

Loan Agreement

In March 2016, we entered into a loan agreement (as amended on March 7, 2018 and April 3, 2020, the “DECD Loan Agreement”) with the State of Connecticut Department of Economic and Community Development (the “DECD”), pursuant to which we may borrow up to $4,000,000 from the DECD.

The loan may be prepaid at any time without premium or penalty. We received an initial disbursement of $2,000,000 on April 15, 2016 under the DECD Loan Agreement. As we had achieved the target employment milestone necessary to receive an additional $1,000,000 under the DECD Loan Agreement and the DECD determined to fund the remaining $1,000,000 under the DECD Loan Agreement after concluding that the required revenue target would likely have been achieved in the first quarter of 2020 in the absence of the impacts of COVID-19, on December 3, 2020, we received a disbursement of the remaining $2,000,000 available under the DECD Loan Agreement.

Under the terms of the DECD Loan Agreement, we were eligible for forgiveness of up to $1,500,000 of the principal amount of the loan had we achieved certain job creation and retention milestones by December 31, 2022. On June 26, 2023, we were notified by the DECD that we had satisfied all job creation and retention requirements under the loan agreement to receive forgiveness of $1,000,000. If we fail to maintain our Connecticut operations through March 22, 2026, the DECD may require early repayment of a portion or all of the loan plus a penalty of 5% of the total funded loan. For additional information, see Note 6 of our consolidated financial statements. As of December 31, 2024, the remaining balance outstanding under the DECD Loan Agreement is approximately $1,511,000, net of issuance costs.

Operating Leases

As of December 31, 2024, we are engaged in two lease agreements. Our Austin, Texas lease renewal agreement has a term of 81 months and expires on August 31, 2031, with the option to extend the lease for an additional three years. Our Shelton, Connecticut lease renewal agreement has a five-year term and expires on September 30, 2028, with a five-year renewal option.

Non-cancelable Royalty Obligations and Other Commitments

We are a party to an amended research collaboration agreement with The Johns Hopkins University School of Medicine under which we license certain of its intellectual property directed at the discovery and validation of biomarkers in human subjects, including but not limited to clinical application of biomarkers in the understanding, diagnosis and management of human disease. Under the terms of the amended research collaboration agreement, Aspira is required to pay the greater of 4% royalties on net sales of diagnostic tests using the assigned patents or annual minimum royalties of $57,500. Royalty expense for the years ended December 31, 2024 and 2023 totaled $293,000 and $324,000, respectively, as recorded in cost of revenue in the consolidated statements of operations.

Business Agreements

In August 2022, we entered into a sponsored research agreement with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz for the generation of a multi-omic, non-invasive diagnostic aid to identify endometriosis based on circulating miRNAs and proteins. The results of this collaboration will be advanced, co-developed technology to guide medical and clinical management of women presenting with symptoms of endometriosis. This collaboration is expected to accelerate the development and commercialization of future endometriosis products, such as ENDOinform. The contract requires payments to be made upon the achievement of certain milestones. Under the terms of and as further described in the agreement, payments of approximately $1,252,000 are due from us to the counterparties upon successful completion of certain deliverables. During the year ended December 31, 2024, approximately $118,000 has been recorded as research and development expense in our consolidated financial statement of operations for the project. During the year ended December 31, 2023, approximately $215,000, was recorded as research and development expense in our consolidated financial statement of operations for the project. From the inception of the Dana-Faber, Brigham, Lodz Research Agreement through December 31, 2024, research and development expenses in the cumulative amount of $1,202,000 have been recorded. From the inception of the Dana-Faber, Brigham, Lodz Research Agreement through December 31, 2024, we made payments totaling $1,040,000. Additional payments of $212,000 are due to the collaboration partners in 2025 upon completion of certain deliverables estimated to occur during 2025.

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On March 20, 2023, we entered into a licensing agreement with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz (the “Ovarian Cancer License Agreement”) under which the Company will license certain of its intellectual property to be used in our OvaSuite product portfolio. Under the terms of the Ovarian Cancer License Agreement, we paid an initial license fee of $75,000 and then will pay a license maintenance fee of $50,000 on each anniversary of the date, as well as non-refundable royalty payments of up to $1,350,000 based on certain regulatory approvals and commercialization milestones and further royalty payments based on the net sales of our products included. No milestones have been reached as of December 31, 2024, and no royalty payments have been paid to date.

Common Stock

On February 10, 2023, we entered into a Controlled Equity Offering Sales Agreement (the “Cantor Sales Agreement”), with Cantor Fitzgerald & Co. (“Cantor”) as agent, pursuant to which it could offer and sell, from time to time, through Cantor, shares of our common stock, par value $0.001 per share, having an aggregate offering price of up to $12.5 million (the “Placement Shares”).

Under the Cantor Sales Agreement, Cantor could sell the Placement Shares by any method permitted by law and deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on the Nasdaq Capital Market, on any other existing trading market for our common stock or to or through a market maker or in privately negotiated transactions. Cantor received a Placement Fee of 3% for each completed sale of Placement Shares under the Cantor Sales Agreement.

We were not obligated to make any sales of the Placement Shares under the Cantor Sales Agreement.

During the year ended December 31, 2023, we sold 35,552 shares of the Placement Shares, for gross proceeds of approximately $211,000. For the year ended December 31, 2023, we recorded $134,000 as an offset to additional paid-in capital representing transaction-related offering costs of the Placement Shares.

In connection with a follow-on equity offering on July 24, 2023, we delivered written notice to Cantor on July 19, 2023 that we were suspending the prospectus supplement, dated February 10, 2023, related to our common stock issuable under the Cantor Sales Agreement. The 2023 At the Market Agreement was terminated in August 2024.

On March 28, 2023, we entered into a purchase agreement (the “2023 Equity Line of Credit Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) and a registration rights agreement (the “LPC Registration Rights Agreement”), pursuant to which we have the right, in our sole discretion, to sell to Lincoln Park shares of our common stock, par value $0.001 per share (the “Common Stock”), having an aggregate value of up to $10,000,000 (the “Purchase Shares”), subject to certain limitations and conditions set forth in the 2023 Equity Line of Credit Agreement. We control the timing and amount of any sales of Purchase Shares to Lincoln Park pursuant to the 2023 Equity Line of Credit Agreement.

Under the 2023 Equity Line of Credit Agreement, on any business day after March 28, 2023 selected by us over the 36-month term of the 2023 Equity Line of Credit Agreement (each, a “Purchase Date”), we may direct Lincoln Park to purchase up to 6,667 shares of Common Stock on such Purchase Date (a “Regular Purchase”); provided, however, that (i) a Regular Purchase may be increased to up to 13,333 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $7.50 on the applicable Purchase Date; (ii) a Regular Purchase may be increased to up to 16,666 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $11.25 on the applicable Purchase Date; and (iii) a Regular Purchase may be increased to up to 20,000 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $15.00 on the applicable Purchase Date. In any case, Lincoln Park’s maximum obligation under any single Regular Purchase will not exceed $1,000,000. The above-referenced share amount limitations and closing sale price thresholds are subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the 2023 Equity Line of Credit Agreement. The purchase price per share for each such Regular Purchase will be equal to the lesser of:

1.	the lowest sale price for the Common Stock on The Nasdaq Capital Market on the date of sale; and

2.	the average of the three lowest closing sale prices for the Common Stock on The Nasdaq Capital Market during the 10 consecutive business days ending on the business day immediately preceding the purchase date.

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We also have the right to direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice for the maximum amount we are then permitted to sell to Lincoln Park in such Regular Purchase, to purchase an additional amount of the Common Stock (an “Accelerated Purchase”) of additional shares based on criteria established in the 2023 Equity Line of Credit Agreement. An Accelerated Purchase, which is at our sole discretion, may be subject to additional requirements and discounts if certain conditions are met as defined in the 2023 Equity Line of Credit Agreement.

The issuance of the Purchase Shares had been previously registered pursuant to the our effective shelf registration statement on Form S-3 (File No. 333-252267) (the “Old Registration Statement”), and the related base prospectus included in the Registration Statement, as supplemented by a prospectus supplement filed on March 28, 2023, that has expired. On April 22, 2024, we filed a registration statement on Form S-3 (File No. 333-278867) (the “Registration Statement”), and the related base prospectus included in the Registration Statement, that was declared effective by the SEC on April 25, 2024.

During the year ended December 31, 2023, we sold 472,312 shares of Common Stock under the 2023 Equity Line of Credit Agreement for gross proceeds of approximately $1,578,000 under the Old Registration Statement. In addition, 47,733 shares of Common Stock were issued to Lincoln Park as consideration for entering into the 2023 Equity Line of Credit Agreement.

During the year ended December 31, 2024, we sold 949,574 shares under the 2023 Equity Line of Credit Agreement for gross proceeds of approximately $1,900,000. Over the life of the 2023 Equity Line of Credit Agreement through December 31, 2024, we sold 1,310,517 shares for gross proceeds of approximately $3,078,000. We incurred approximately $326,000 of costs related to the execution of the 2023 Equity Line of Credit Agreement, all of which are reflected in the unaudited condensed consolidated financial statements. Of the total costs incurred, approximately $258,000 was paid in common stock to Lincoln Park for a commitment fee and $30,000 was paid for Lincoln Park expenses. These transaction costs were included in other expense in our consolidated statement of operations for the year ended December 31, 2023. We incurred approximately $249,000 and $41,000 for legal fees during the year ended December 31, 2024 and 2023, respectively, and included the costs in general and administrative expenses on its consolidated statement of operations. Under the terms of the Warrant Inducement Agreement, we agreed not to sell shares under the 2023 Equity Line of Credit Agreement for six months from the effective date of the Form S-3, which was September 3, 2024. As of March 25, 2025, the remaining availability under the 2023 Equity Line of Credit Agreement was $1,700,000 of shares of Common Stock that can be sold to Lincoln Park under the 2023 Equity Line of Credit Agreement, subject to the terms of the 2023 Equity Line of Credit Agreement.

On July 20, 2023, we entered into a securities purchase agreement (the “2023 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,694,820 shares of our common stock, par value $0.001 per share (the “2023 Direct Offering”).

Pursuant to the 2023 Direct Offering Agreement, we issued 1,650,473 shares of common stock to certain investors at an offering price of $2.75 per share, and 44,347 shares of common stock to its directors and executive officers at an offering price of $3.98 per share, which was the consolidated closing bid price of our common stock on The Nasdaq Capital Market on July 19, 2023. Our aggregate gross proceeds from the 2023 Direct Offering were approximately $4.7 million, before deducting placement agent fees and other estimated expenses of $597,000 payable by us.

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We engaged Alliance Global Partners (“AGP”) to act as sole placement agent in the 2023 Direct Offering. We paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the 2023 Direct Offering, except that, with respect to proceeds from the sale of 182,447 shares of common stock to certain investors, including our directors and executive officers, the placement agent’s cash fee was 3.5%. We also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000.

On January 24, 2024, we entered into a securities purchase agreement (the “2024 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,371,000 shares of our common stock, par value $0.001 per share, and pre-funded warrants to purchase 200,000 shares of Common Stock (the “Pre-Funded Warrants”), in a registered direct offering, together with accompanying warrants to purchase 1,571,000 shares of Common Stock (the “Purchase Warrants”, and together with the Pre-Funded Warrants, the “Warrants”) in a concurrent private placement (the “Concurrent Private Offering” and together with the registered direct offering, the “2024 Direct Offering”).

Pursuant to the 2024 Direct Offering Agreement, we issued 1,368,600 shares of common stock to certain investors at an offering price of $3.50 per share, and 2,400 shares of common stock to an executive officer, at an offering price of $4.255 per share, which was the consolidated closing bid price of our common stock on The Nasdaq Capital Market on January 24, 2024 of $4.13 per share plus $0.125 per Purchase Warrant. The purchase price of each Pre-Funded Warrant is equal to the combined purchase price at which a share of Common Stock and the accompanying Purchase Warrant is sold in this 2024 Direct Offering, minus $0.0001. Our gross proceeds from the 2024 Direct Offering were approximately $5,563,000, before deducting placement agent fees and other expenses of approximately $733,000 payable by us. The 2024 Direct Offering closed on January 26, 2024.

All of the Pre-Funded Warrants were exercised on February 6, 2024 for gross proceeds of $20.

The Purchase Warrants have an exercise price of $4.13 per share and were exercisable beginning six months after issuance. 1,400,000 of the Purchase Warrants were exercised on August 1, 2024 under the Warrant Inducement Agreement at a reduced price of $1.25 per share.

We engaged AGP to act as sole placement agent in the 2024 Direct Offering. We paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the 2024 Direct Offering, except that, with respect to proceeds raised in this 2024 Direct Offering from certain designated persons, AGP’s cash fee is reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the 2024 Direct Offering. We also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000. Costs related to the 2024 Direct Offering were recorded as an offset to additional paid-in capital on our balance sheet as of December 31, 2024.

Effective upon the closing of the 2024 Direct Offering, we also amended certain existing warrants (the “August 2022 Warrants”) to purchase up to an aggregate of 366,664 shares at an exercise price of $13.20 per share and a termination date of August 25, 2027, so that the amended August 2022 Warrants have a reduced exercise price of $4.13 per share and a new termination date of January 26, 2029. The other terms of the amended August 2022 Warrants remain unchanged. We performed an analysis of the fair value of the August 2022 Warrants immediately before and after the modification and the increase in fair value of the August 2022 Warrants of $490,000 was recorded as a change in fair value of warrant liabilities in our consolidated statement of operations.

Approximately $106,000 of the costs related to the 2024 Direct Offering were allocated to the August 2022 Warrants and were recorded as other expense in our consolidated statement of operations.

On July 1, 2024, we entered into a securities purchase agreement with certain investors in a private placement (the “2024 Private Placement Offering”). Pursuant to the 2024 Private Placement Offering, we issued an aggregate of 1,248,529 shares of our common stock and accompanying warrants (the “July 2024 Warrants”) to purchase an equal number of shares of common stock at a price of $1.53 per share and accompanying warrant. The July 2024 Warrants have an exercise price of $2.25 per share and are exercisable until their expiration on the third anniversary of the issuance date. Our gross proceeds from the 2024 Private Placement Offering were approximately $1,909,000, before deducting expenses of approximately $72,000 payable by us.

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In February 2025, certain July 2024 Warrants were modified to require shareholder approval of the July 2024 Warrants prior to their becoming exercisable.

On August 2, 2024, we entered into an agreement with H.C. Wainwright in connection with an At the Market offering agreement (the “2024 At the Market Offering”) to sell shares of our common stock (“Common Stock”), having an aggregate sales price of up to $4,450,000, from time to time, through an “at the market offering” program under which H.C. Wainwright acts as sales agent. We pay Wainwright a commission rate equal to 3.0% of the aggregate gross proceeds from each sale of shares under the 2024 At the Market Offering. We have also reimbursed H.C. Wainwright for certain specified expenses in connection with entering into the 2024 At the Market Offering.

During the year ended December 31, 2024, we sold 1,073,050 shares under the 2024 At the Market Offering for gross proceeds of approximately $903,000. We incurred approximately $240,000 of costs related to the execution of the 2024 At the Market Offering, all of which were recorded as an offset to additional paid-in capital on our balance sheet as of December 31, 2024.

Subsequent to December 31, 2024 and through March 25, 2025, we sold 12,277,441 shares under the 2024 At the Market Offering Agreement for gross proceeds of approximately $3,483,000 before deducting expenses of approximately $146,000. As of March 25, 2025, the remaining availability under the 2024 At the Market Offering Agreement was approximately $62,000 of shares of Common Stock that can be sold to H.C. Wainwright under the 2024 At the Market Offering Agreement, subject to the terms of the 2024 At the Market Offering Agreement.

In August 2024, we entered into securities purchase agreements with two shareholders under which we sold a total of 9,733 shares of common stock and received proceeds of approximately $11,000.

On July 31, 2024, we entered into a warrant inducement agreement (the “Warrant Inducement Agreement”) with a certain holder (the “Holder”) of (i) warrants to purchase 311,111 shares of Common Stock dated August 22, 2022 (the “August 2022 Warrants”) and (ii) warrants to purchase 1,400,000 shares of Common Stock dated January 26, 2024 (the “January 2024 Warrants”), pursuant to which the Holder agreed to exercise in cash the warrants held at a reduced exercise price of $1.25 per share (reduced from $4.13 per share for the August 2022 Warrants and $4.13 for the January 2024 Warrants).

As an inducement to such exercise, we agreed to issue to the Holder new Common Stock warrants (collectively, the “August 2024 Warrants”), to purchase up to 2,566,667 shares of Common Stock. The August 2024 Warrants were exercisable immediately after issuance and will expire 5 years from the initial exercise date.

The transaction, which closed on August 1, 2024, resulted in net proceeds of approximately $1,862,000. The Warrant Inducement Agreement was entered into to encourage the exercise of the August 2022 Warrants and January 2024 Warrants in order to obtain capital for operations. The $1,323,000 incremental value transferred for the modification to both the August 2022 Warrants and January 2024 Warrants as a result of the Warrant Inducement Amendment was accounted for as an equity issuance cost and recognized within additional paid in capital in the audited consolidated balance sheets.

In connection with a private placement offering of common stock and warrants we completed in May 2013, we entered into the 2013 Stockholders Agreement which, among other things, gives two of the primary investors in that offering the right to participate in any of our future equity offerings on the same price and terms as other investors. In addition, the 2013 Stockholders Agreement prohibits us from taking certain material actions without the requisite consent. These material actions include:

●	Making any acquisition with a value greater than $2 million;

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●	Offering, selling or issuing any securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;
●	Taking any action that would result in a change in control of the Company or an insolvency event; and
●	Paying or declaring dividends on any of our securities or distributing any of our assets other than in the ordinary course of business or repurchasing any of our outstanding securities.

The foregoing rights terminate for a primary investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that were purchased at the closing of the 2013 private placement. We believe that the rights of one of the primary investors have so terminated.

We have incurred significant net losses and negative cash flows from operations since inception. At December 31, 2024 we had an accumulated deficit of $531,397,000 and stockholders’ deficit of $2,563,000. As of December 31, 2024, we had $1,769,000 of cash and cash equivalents, and $5,468,000 of current liabilities. Our working capital deficit was $1,285,000 at December 31, 2024. There can be no assurance that we will achieve or sustain profitability or positive cash flow from operations. In addition, while we expect to grow revenue through Aspira Labs, there is no assurance of our ability to generate substantial revenues and cash flows from Aspira Labs’ operations. We expect revenue from our products to be our only material, recurring source of cash in 2025.

We expect to incur a net loss and negative cash flows from operations in 2025.

Our future liquidity and capital requirements will depend upon many factors, including, among others:

●	resources devoted to sales, marketing and distribution capabilities;
●	the rate of product adoption by physicians and patients;
●	the rate of product adoption by healthcare systems and large physician practices of the decentralized distribution agreements;
●	the insurance payer community’s acceptance of and reimbursement for our products;
●	our plans to acquire or invest in other products, technologies and businesses; and
●	the potential need to add study sites to access additional patients to maintain clinical timelines;

In the event that our existing cash on hand is not sufficient to fund our near or long term operations, meet our capital requirements or satisfy our anticipated obligations as they become due, we expect to take further action to protect our liquidity position. Such actions may include, but are not limited to:

●	raising capital through an equity offering either in the public markets or via a private placement offering (however, no assurance can be given that capital will be available on acceptable terms, or at all);
●	reducing executive bonuses or replacing cash compensation with equity grants;
●	reducing professional services and consulting fees and eliminating non-critical projects;
●	reducing travel and entertainment expenses; and
●	reducing, eliminating or deferring discretionary marketing programs.

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DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock or by negotiations between the Selling Stockholder and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

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BUSINESS

Company Overview

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases, starting with ovarian cancer.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the higher sensitivity and negative predictive value for ovarian malignancy of Ova 1 as compared to cancer antigen 125 (“CA-125”) on its own for women with adnexal masses planned for surgery, as well as the performance of our machine learning algorithms in detecting ovarian cancer risk in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We expect our extensive experience with gynecologists and healthcare providers, along with the historical adoption of our OvaSuite tests, to continue to drive growth as we introduce new products. We believe our ability to successfully develop novel AI-enabled assays is superior to others based on our know-how and extensive experience in designing and successfully launching FDA-approved and laboratory developed blood tests to aid in the diagnosis of ovarian cancer. Moreover, our history of successfully collaborating with world-class research and academic institutions allows us to innovate and provide outstanding patient care.

We own and operate Aspira Labs, Inc., a research and commercial CLIA laboratory in Texas.

Our product pipeline is focused on two areas: ovarian cancer and endometriosis.

In ovarian cancer, we have developed clinical data to support the use of our OvaWatch test multiple times for the monitoring of an adnexal mass. In the second quarter of 2024, we expanded the features of our commercially available OvaWatch test for monitoring of adnexal masses through periodic testing at physician prescribed intervals, marking the successful completion of the vision for OvaSuite. The successful expansion of the OvaWatch mass monitoring feature in the second quarter of 2024 resulted in a tenfold increase in the market for our tests when compared to the addressable market for Ova1Plus of approximately 200,000 to 400,000 based on patients identified for surgery. As a result, we believe the addressable market for our tests to have increased to between 2 and 4 million tests per year.

Our OVAinform development program continues to progress. OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. We believe that by including patients with genetic and familial risk, it will increase the addressable market to 2,800,000.

In endometriosis, we are developing and intend to introduce a new non-invasive test to aid in the diagnosis of this debilitating disease that impacts millions of women worldwide. We completed the design of a protein-based non-invasive blood test to aid the detection of endometrioma, one of the most common forms of endometriosis. The algorithm was confirmed with three independent cohorts and is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis.

Our endometriosis portfolio addresses an even larger addressable market. According to the U.S. Department of Health and Human Services, endometriosis affects more than 6.5 million women in the United States. We believe the proliferation of commercially available and in-development therapeutics for the treatment of endometriosis will create a significant demand for a non-invasive diagnostic.

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Recent developments:

Our current capital resources are not sufficient to fund our operations for the remainder of 2025. Accordingly, we have been pursuing strategic alternatives and seeking to raise additional capital.

 On March 5, 2025, we entered into a securities purchase agreement with certain existing accredited shareholders (“the “Purchasers”) for the issuance and sale in a private placement (the “March 2025 Private Placement”) of an aggregate principal amount of approximately $1,365,000 in the form of Senior Secured Convertible Promissory Notes (the “Convertible Notes”).

The Convertible Notes, which are convertible into units consisting of one share of common stock and 2.25 warrants (the “March 2025 Warrants”), will be senior, secured obligations of the Company. Interest will accrue and be payable on a quarterly basis in kind at 3.34%, the applicable federal rate at the time of the transaction. The Convertible Notes will mature on March 6, 2030, unless earlier converted in accordance with the terms of the Convertible Notes. In addition, the Company shall have the option to convert the Convertible Notes into units at the Conversion Price if the sum of the net proceeds from the sale of the Convertible Notes and the net proceeds from the sale of any shares of common stock and warrants by the Company subsequent to the March 2025 Private Placement equals or exceeds $4 million.

The March 2025 Warrants are exercisable for five years at $0.25 per share for the first 24 months after issuance, and $0.50 per share thereafter.

The holders of the Notes are entitled to three representatives on our board of directors.

Scientific Basis for Our Products:

Science of Biomarkers: Our focus on translational biomarkers and informatics enables us to address the market for novel diagnostic tests that simultaneously measure multiple biomarkers. A biomarker is a biomolecule or variant biomolecule (e.g., DNA, RNA or protein) that is present at measurably greater or lesser concentrations, or is present in an altered form, in a disease state versus a normal condition. Conventional protein tests measure a single protein biomarker whereas most diseases are complex. We believe cancer and other complex diseases are heterogeneous at the causative level (i.e., most diseases can be traced to multiple potential etiologies) and at the human response level (i.e., each individual afflicted with a given disease can respond to that ailment in a specific manner). Protein biomarkers (our entrenched technology), miRNA molecular biomarkers and metadata (age, body mass index, etc.) each provide independent and non-overlapping evidence for a disease state. This increases the accuracy, sensitivity and specificity of the test in most cases.

Consequently, measuring a single biomarker when multiple biomarkers may be altered in a complex disease is unlikely to provide meaningful information about the disease state.

We believe that our approach of monitoring and combining multiple biomarkers using a variety of analytical techniques has allowed and will continue to allow us to create diagnostic tools that provide information about the disease state with sufficient sensitivity and specificity to aid the physician considering treatment options for patients with complex diseases. Such assays are sometimes referred to as Multivariate Index Assays (“MIAs”) and often utilize advanced algorithms based on logistic regression, pattern recognition and the like. Often, MIA algorithms are non-intuitive and; therefore, require rigorous clinical validation and error modeling. Aspira and its collaborators are considered experts in these areas and, in the case of Ova1 and Overa, presented both the clinical validation and error modeling needed to gain pre-market authorization from the FDA. In the case of Ova1, the FDA granted a request for de novo classification of an ovarian adnexal mass assessment score test system, a type of in vitro diagnostic device; in the case of Overa (previously Ova1 Next Generation), FDA granted a 510(k) clearance.

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Our Business and Products:

We currently commercialize the following blood test products and related services:

(1) the Ova1Plus workflow, which uses Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results. Ova1 is a qualitative serum test intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy. Overa is a second-generation biomarker test intended to maintain Ova1’s high sensitivity while improving specificity. The Ova1Plus workflow leverages the strengths of Ova1’s MIA sensitivity and Overa’s (MIA2G) specificity to increase performance; and

(2) OvaWatch, which is intended to assist in the initial and periodic clinical assessment of malignancy risk in all women thought to have an indeterminate or benign adnexal mass.

Our products are distributed through our own national sales force, including field sales, inside sales and a contracted sales team, through our proprietary decentralized testing platform and cloud service, marketed as Aspira Synergy, and through marketing and distribution agreements with BioReference Health, LLC. (“BioReference”) and ARUP Laboratories. In November of 2024, we expanded our distribution agreement with BioReference to include OvaWatch. This timing aligns with our approval from New York State to sell OvaWatch and increases our ability to market the test in New York. This important addition will allow providers who currently order Ova1 through BioReference to also order Aspira’s products for any woman with a mass within their existing BioReference workflows.

Our Ova1 test received FDA de novo classification in September 2009. Ova1 comprises instruments, assays, reagents, and the OvaCalc software, which includes a proprietary algorithm that produces a risk score. Our Overa test, which includes an updated version of OvaCalc, received FDA 510(k) clearance in March 2016. Ova1, Overa and OvaWatch, our first LDT, each use the Roche Cobas 4000, 6000 and 8000 platforms for analysis of proteins. Revenue from Ova1 and OvaWatch is included in the results of operations in total revenue for the year ended December 31, 2024.

In 2021, we began entering into decentralized arrangements with large healthcare networks and physician practices for our Aspira Synergy platform, our decentralized testing platform and cloud service for decentralized global access of protein biomarker testing. Ova1, Overa, and the Ova1Plus workflow continue to be available through the Aspira Synergy platform. As of December 31, 2024, we had two active Aspira Synergy contracts.

OvaWatch has been developed and is validated for use in Aspira’s CLIA-certified lab as a non-invasive blood-based risk assessment test for use in conjunction with clinical assessment and imaging to determine ovarian cancer risk for patients with an adnexal mass whose adnexal mass has been determined by an initial clinical assessment as indeterminate or benign. OvaWatch is the only commercially available blood test available for assessment of the risk of ovarian cancer in women diagnosed with an adnexal mass considered indeterminate or benign by a physician’s preliminary clinical assessment.

We collected clinical data to support the utility of OvaWatch to aid in surgical referral and as a longitudinal monitoring test, resulting in two manuscripts that were published in peer review journals in May 2024. In addition, an abstract highlighting data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women was accepted for a poster presentation at the Annual Meeting of The Menopause Society in September 2024.

Outside of the United States, we sponsored studies in the Philippines aimed at validating Overa and Ova1 in specific populations. In February 2024, we signed an exclusive license agreement with Hi-Precision Laboratories to offer OvaSuite tests in the Philippines. In November 2024, Hi-Precision Laboratories communicated the completion of all laboratory and regulatory processes required for it to offer Ova1Plus commercially to patients in the Philippines under the terms of our licensing agreement. Accordingly, it began marketing the test to physicians through its existing sales and marketing channels at that time. We intend to assist Hi-Precision in the design and execution of its commercialization and physician adoption strategy. Building on the successful launch of Ova1Plus in the Philippines, we have created a process roadmap for future global expansion efforts.

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We own and operate Aspira Labs, based in Austin, Texas, a Clinical Chemistry and Endocrinology Laboratory accredited by the College of American Pathologists, which specializes in applying biomarker-based technologies to address critical needs in the management of gynecologic cancers and disease. Aspira Labs provides expert diagnostic services using a state-of-the-art biomarker-based risk assessment to aid in clinical decision making and advance personalized treatment plans. The lab currently performs our Ova1Plus workflow and OvaWatch testing, and we plan to expand the testing to other gynecologic conditions with high unmet need. Aspira Labs holds a CLIA Certificate of Accreditation and a state laboratory license in California, Maryland, New York, Pennsylvania and Rhode Island. The Centers for Medicare & Medicaid Services (“CMS”) issued a supplier number to Aspira Labs in 2015. Aspira labs also hold a current ISO 13485 certification which is the most accepted standard worldwide for medical device.

In the United States, revenue for diagnostic tests comes from several sources, including third-party payers such as insurance companies, government healthcare programs, such as Medicare and Medicaid, client bill accounts and patients. Novitas Solutions, a Medicare Administrative Carrier, covers and reimburses for Ova1 tests performed in certain states, including Texas. Due to our billed Ova1 tests being performed exclusively at Aspira Labs in Texas, the Local Coverage Determination (“LCD”) from Novitas Solutions provides national coverage for patients enrolled in Medicare as well as Medicare Advantage health plans. We have applied for an LCD for OvaWatch, which remains under review.

In November 2016, the American College of Obstetricians and Gynecologists (“ACOG”) issued Practice Bulletin Number 174 which included Ova1, defined as the “Multivariate Index Assay”, outlining ACOG’s clinical management guidelines for adnexal mass management. Practice Bulletin Number 174 recommends that obstetricians and gynecologists evaluating women with adnexal masses who do not meet Level A criteria of a low-risk transvaginal ultrasound should proceed with Level B clinical guidelines. Level B guidelines state that the physician may use risk assessment tools such as existing CA-125 technology or Ova1 (“Multivariate Index Assay”) as listed in the bulletin. Based on this, Ova1 achieved parity with CA-125 as an ACOG Level B clinical recommendation for the management of adnexal masses.

Practice Bulletins summarize current information on techniques and clinical management issues for the practice of obstetrics and gynecology. Practice Bulletins are evidence-based documents, and recommendations are based on the evidence. This is also the only clinical management tool used for adnexal masses. Although there are Practice Bulletins, guidelines do not exist for adnexal masses. ACOG guidelines do exist, however, for ovarian cancer management.

Product Pipeline

We aim to introduce new gynecologic diagnostic products and to expand our product offerings to additional women’s gynecologic health diseases by adding additional gynecologic bio-analytic solutions involving biomarkers, clinical risk factors and patient data to aid diagnosis and risk stratification. Future product expansions will be accelerated by the development of lab developed testing in a CLIA environment, relationships with strategic research and development partners, and access to specimens in our biobank.

●	OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. The test is being developed in collaboration with Harvard’s Dana-Farber Cancer Institute (providing clinical and trial design expertise), Brigham & Women’s Hospital (providing miRNA technical expertise), and Medical University of Lodz (providing miRNA biomarker and bioinformatics analytic support).

●	The miRNAs used in the OVAinform test were the subject of a 2017 paper, “Diagnostic potential for a serum miRNA neural network for detection of ovarian cancer” published in the peer-reviewed journal Cancer Biology. In October 2023, a poster entitled “Improving the diagnostic accuracy of an ovarian cancer triage test using a joint miRNA-protein model,” was presented at the AACR Special Conference in Cancer Research: Ovarian Cancer by senior author, Dr. Kevin Elias M.D., Director, Gynecologic Oncology Laboratory at Brigham and Women’s Hospital and Assistant Professor of Obstetrics, Gynecology and Reproductive Biology at Harvard Medical School. The poster highlighted data from a study that combined serum protein and patient clinical information (metadata) from Aspira’s ovarian cancer registry studies with miRNA determined by the Elias laboratory. The data showed that using miRNA in combination with serum proteins, provided superior performance over existing ovarian cancer risk assessment blood tests.

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We have tested our entire set of selected miRNA biomarkers and, based on their performance, we are refining the features on our droplet digital PCR commercial platform. As a next step, we intend to increase our patient sample testing to refine the algorithm.

●	ENDOinform (formerly EndoMDx) is a multi-marker test program that combines serum proteins, clinical data (metadata), and miRNA for the identification of endometriosis. The test is being developed in collaboration with a consortium of academic and clinical partners led by Dana-Farber Cancer Institute. We are currently in the process of analyzing the first 180 patient samples to verify protein and miRNA biomarkers. These investigations will establish analytical properties on our droplet digital PCR commercial platform for miRNA detection. Additionally, this data set will provide information on initial disease classification capability of miRNA and proteins. This is a critical step in evaluating the strength of algorithms that incorporate miRNAs and proteins.

Studies and Publications

On May 7, 2024, we announced the publication of two peer-reviewed manuscripts. The first manuscript, entitled “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” was published in the peer-reviewed journal Frontiers of Medicine on May 2, 2024. The findings of this study demonstrate that use of OvaWatch to stratify risk in patients with an adnexal mass might help to reduce surgical backlogs and unnecessary surgical referrals. The second manuscript, entitled “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk” was published in the journal Gynecologic Oncology on May 3, 2024. The findings of this study demonstrate that OvaWatch could be an effective tool for the monitoring of ovarian cancer risk over time in women with indeterminate or low risk adnexal masses. Based on common practice for adnexal mass management and consistent with the study, OvaWatch can be drawn by the provider every three to six months for active surveillance of an adnexal mass.

A publication entitled Serum miRNA improves the accuracy of a multivariate index assay for triage of an adnexal mass was published in the journal Gynecologic Oncology, August of 2024 from the laboratory of our collaborator Dr. Kevin Elias at the Brigham and Women’s Hospital. The paper describes the novel combination of microRNAs (miRNAs) and serum proteins to achieve increased performance in the assessment of malignancy risk in patients with an adnexal mass. The miRNAs, discovered by Dr Elias’ team, in combination with serum proteins from Aspira Women’s Health’s proprietary multivariate index assays Ova1 and Overa showed increased sensitivity for detection of malignancy and broader detection of diverse ovarian cancer subtypes. This publication establishes the feasibility of improved tests using multi-omic information. (Webber JW, Wollborn L, Mishra S, Vitonis AF, Cramer DW, Phan RT, Pappas TC, Stawiski K, Fendler W, Chowdhury D, Elias KM. Serum miRNA improves the accuracy of a multivariate index assay for triage of an adnexal mass. Gynecol Oncol. 2024 Aug 23;190:124-130.)

An abstract entitled “Application of a Deep Neural Network-Based Algorithm to Provide Additional Information in the Assessment of Adnexal Masses Classified as Indeterminate by Imaging” was presented as a poster at the Annual Meeting of The Menopause Society in September 2024. This presentation highlighted data evaluating the use of OvaWatch to assess ovarian cancer risk in pre- and post-menopausal women. The data demonstrated that in women with an adnexal mass and an indeterminate ultrasound imaging result, the OvaWatch result indicated low malignant potential of the mass in more than 70% of patients. The use of OvaWatch could provide additional information to reduce surgical referrals.

An EndoCheck-related abstract entitled “Association of the Endometriosis Health Profile-5 (EHP-5) with Non-Invasive Biomarkers in Patients with Suspected Endometriosis” was presented as a poster at the 27th Annual National Association of Nurse Practitioner’s in Women’s Health Women’s Healthcare Conference in September 2024. This poster examined the association of biomarkers for ovarian endometriosis (endometrioma) with quality-of-life survey responses before and after surgical intervention. There was no association between endometrioma biomarkers and self-reported patient quality of life either prior to or after surgery, and this was consistent with other research.

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An EndoCheck-related virtual poster entitled “A Proprietary Protein-Based Algorithm May Increase Sensitivity of Endometrioma Detection When Combined with Imaging” was presented at the annual meeting of the American Association of Gynecologic Laparoscopists in November 2024. This poster summarizes a preliminary study on the performance of imaging combined with a protein biomarker-based algorithm. The combination of these diagnostic tools resulted in increased sensitivity of detection of endometrioma and could be effective in risk assessment and surgical planning for this condition.

The Diagnostic Field

The economics of healthcare demand effective and efficient allocation of resources which can be accomplished through disease prevention, early detection of disease leading to early intervention, and diagnostic tools that can triage patients to more appropriate therapy and intervention. In 2024, Fortune Business Insight, a market research and business consulting partnership, published a study which forecasts the global in vitro diagnostic (“IVD”) market to reach $117.6 billion by 2032, growing at a compound annual growth rate of 6.0% from 2024 to 2032. We have chosen to concentrate our business focus in the areas of gynecologic oncology and disease where we have established strong key opinion leaders, and provider and patient relationships. Demographic trends suggest that, as the population ages, the burden from gynecologic diseases will increase and the demand for quality diagnostic, prognostic and predictive tests will escalate. In addition, the areas of gynecologic oncology and disease generally lack quality diagnostic tests and, therefore, we believe patient outcomes can be significantly improved by the development of novel diagnostic tests. Furthermore, an increasing number of women are becoming aware of the importance of early detection, particularly in gynecologic diseases.

Ovarian Cancer Background

Commonly known as the “silent killer,” ovarian cancer leads to nearly 13,000 deaths each year in the United States. In 2024, The American Cancer Society (“ACS”) estimated that nearly 20,000 new ovarian cancer cases were diagnosed, with the majority of patients diagnosed in the late stages of the disease in which the cancer has spread beyond the ovary. Unfortunately, ovarian cancer patients in the late stages of the disease have a poor prognosis, which leads to high mortality rates. According to the ACS, when ovarian cancer is diagnosed at its earliest stage (stage 1), patients have up to a 93%, 5-year survival rate following surgery and/or chemotherapy. The 5-year survival rate falls to as low as 31% for ovarian cancer patients diagnosed in the late-stages of the disease.

While the diagnosis of ovarian cancer in its earliest stages greatly increases the likelihood of long-term survival from the disease, another factor that predicts clinical outcomes from ovarian cancer is the specialized training of the surgeon who operates on the ovarian cancer patient. Numerous studies have demonstrated that treatment of malignant ovarian tumors by specialists such as gynecologic oncologists coupled with specialist medical centers improves outcomes for women with these tumors. Published guidelines from the SGO and the ACOG recommends referral of women with malignant ovarian tumors to specialists. Accordingly, there is a clinical need for a diagnostic test that can provide adequate predictive value to stratify patients with a pelvic mass into those with a high-risk of invasive ovarian cancer versus those with a low-risk of ovarian cancer, which is essential for improving overall survival in patients with ovarian cancer. The goal is to catch the mass early before it becomes late-stage cancer.

Although adnexal masses are relatively common, malignant tumors are less so. Studies have indicated that the prevalence of simple ovarian cysts in women 55 years of age and older can be as high as 14%. Adnexal masses are thought to be even more common in premenopausal women. For instance, a University of Kentucky ovarian cancer screening study found that the rate of postmenopausal women with persistently abnormal ultrasound findings requiring surgery was 1.4%. According to 2020 U.S. census data, there are 42.6 million women between the ages of 50 and 70 in the U.S., suggesting that there are nearly 600,000 suspicious adnexal masses in this segment alone. When managing an adnexal mass, physicians will either take a surgical management approach or a clinical management approach. Patients that do require surgical management could potentially benefit from the use of the Ova1Plus workflow. Patients not referred for surgical intervention may benefit from the use of OvaWatch to confirm the low risk of malignancy of a mass that was determined to be indeterminate or benign by initial clinical assessment.

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The ACOG Ovarian Cancer Guidelines and the SGO guidelines help physicians evaluate adnexal masses for malignancy. These guidelines take into account menopausal status, CA125 levels, and physical and imaging findings. However, these guidelines have notable shortcomings because of their reliance on diagnostics with certain weaknesses. Most notably, studies have shown that the CA125 blood test, which is cleared by the FDA for the monitoring for recurrence of ovarian cancer only, is negative in up to 31% of early-stage ovarian cancer cases. Moreover, CA125 can be elevated in numerous conditions and diseases other than ovarian cancer, including menstruation, benign ovarian masses, liver disease, endometriosis, pelvic inflammatory disease, pregnancy and uterine fibroids.

These shortcomings limit the CA125 blood test’s utility in distinguishing benign from malignant ovarian tumors or for use in detection of early-stage ovarian cancer.

Transvaginal ultrasound is another diagnostic modality used with patients with ovarian masses. Attempts at defining specific morphological criteria that can aid in a benign versus malignant diagnosis have led to the morphology index and the risk of malignancy index, with reports of 40-70% predictive value. However, ultrasound interpretation can be variable and dependent on the experience of the operator. Accordingly, the ACOG and SGO guidelines indicate that transvaginal ultrasounds are rarely conclusive in identifying early-stage ovarian cancer and malignancy in pre-menopausal women. Efforts to improve detection of cancer by lowering the cutoff for CA125 (the “Modified ACOG/SGO Guidelines”) provide only a modest benefit, since CA125 is absent in about 20% of epithelial ovarian cancer cases and is poorly detected in early-stage ovarian cancer overall.

ACOG practice bulletin 174 (November 2016) states the following regarding our Ova1-branded product “The multivariate index assay has demonstrated higher sensitivity and negative predictive value for ovarian malignancy when compared with clinical impression and CA 125 alone.”

The ovarian cancer information page on American Cancer Society’s website indicates that:

For women who have an ovarian tumor, a test called Ova1 can measure the levels of 5 proteins in the blood. The levels of these proteins, when looked at together, are used to determine whether a woman’s tumor should be considered low-risk or high-risk. If the tumor is labeled ‘low-risk’ based on this test, the woman is not likely to have cancer. If the tumor is considered ‘high-risk,’ the woman is more likely to have a cancer and should see a specialist (a gynecologic oncologist). This test is NOT a screening test and it is NOT a test to decide if you should have surgery or not− it is meant for women who have an ovarian tumor where surgery has been decided but have not yet been referred to a gynecologic oncologist.

Aspira is committed to developing diagnostic tools for women of all ages, races and ethnicities. In 2019, two studies were released indicating superior clinical performance of Ova1 over CA125 and Ova1 over CA125, HE4 and Risk of Ovarian Malignancy Algorithm (“ROMA”) in African American women. In 2022, another study was released indicating superior clinical performance of Ova1 over CA125 in Filipino women.

Commercialization and Distribution

We market and distribute our products through 1) a national sales team, 2) the Aspira Synergy cloud-based technology transfer platform, and 3) various commercial partnerships.

Starting in 2014, we offered Ova1 via Aspira Labs. In March 2015, we entered into a commercial agreement with Quest Diagnostics. Pursuant to this agreement, as subsequently amended, all Ova1 U.S. testing services for Quest Diagnostics customers were transferred to Aspira’s wholly-owned subsidiary, Aspira Labs and Quest Diagnostics has continued to provide blood draw and logistics support by transporting specimens from its clients to Aspira Labs for testing in exchange for a market value fee. In 2022, the agreement was amended to include OvaWatch testing services. In October 2022, we launched a co-marketing and distribution collaboration with BioReference, as a new channel for volume growth. Under terms of the agreement, the Aspira and BioReference and sales teams collaborate to sell Ova1Plus to gynecologists and other women’s healthcare providers nationwide. In November 2024, Aspira and BioReference announced the expansion of the sale team collaboration to include OvaWatch.

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Customers

In the United States, our clinical customer base includes physicians (including women’s care super-groups), physician office laboratories and national and regional laboratories. Both within and outside the United States, our customer specimens are sent directly to us, and we either bill third party payers or bill clients through client bill arrangements. We also offer access to our Ova1 and Overa assays via our decentralized technology transfer relationships established between us and authorized distributors.

Research and Development

Our research and development efforts center on the discovery and validation of biomarkers and the combinations of biomarkers with other “omics” that can be developed into diagnostic assays. We have done this predominantly through collaborations we have established with academic institutions such as the Johns Hopkins University School of Medicine, the University of Texas, M.D. Anderson Cancer Center, Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital and Medical University of Lodz. In addition, we actively seek collaborations and initiate dialog with clinical academics and other organizations, in order to generate publications, intellectual property or test development in broader areas of gynecologic oncology and other gynecologic diseases.

Our research and development efforts are detailed in the “Product Pipeline” section above.

In 2019, two studies identified a disparity in diagnosis for African American women and demonstrated that Ova1 has superior sensitivity for detection in this population over CA125 or ROMA. In 2022, another study demonstrated the superiority of Overa over CA125 in Filipino women.

In 2022 and early 2023, two OvaWatch peer-reviewed validations were published. The first, “Analytical Validation of a Deep Neural Network Algorithm for the Detection of Ovarian Cancer,” validates the OvaWatch algorithm in the detection of ovarian cancer and demonstrates the potential of OvaWatch in accurately assessing the risk of ovarian malignancy in patients with pelvic masses. Ovarian cancer is the deadliest gynecologic cancer, with most cases being diagnosed at late stage. Early detection of ovarian cancer is key to helping to reduce mortality; however, other current non-invasive risk assessment measures on the market vary in their usefulness. The other paper, “Validation of Deep Neural Network-based Algorithm Supporting Clinical Management of Adnexal Mass,” presents findings from the multi-site clinical study of our new assay, OvaWatch, describing real-world evidence supporting the use of OvaWatch for the clinical management of adnexal masses.

On May 7, 2024, we announced the publication of two peer-reviewed manuscripts, “Ovarian Cancer Surgical Consideration is Markedly Improved by the Neural Network Powered-MIA3G Multivariate Index Assay” and “Neural Network-derived Multivariate Index Assay Demonstrates Effective Clinical Performance in Longitudinal Monitoring of Ovarian Cancer Risk.” See “Studies and Publications” above for additional information.

Commercial Operations

We have a commercial infrastructure, including sales and marketing and reimbursement expertise. We also operate Aspira Labs, a CLIA certified clinical laboratory in Austin, Texas. Our sales representatives work to identify opportunities for educating general gynecologists and gynecologic oncologists on the benefits of Ova1. In February 2015, Aspira received ISO 13485:2003 certification for our quality management system from the British Standards Institution (BSI), one of the world’s leading certification bodies. We currently hold CE marks for Ova1 and Overa . We are targeting markets outside of the United States now that we have Overa cleared on the Roche cobas platform, which is available globally.

24,305 OvaSuite tests were performed in 2024 compared to 23,990 in 2023. In 2024, we continued to increase sales through our commercial team, including field sales, strategic alliances, and inside sales representatives. As awareness of our product continues to build, these representatives are focused on efforts that will have a positive impact on regional payers and create positive payer coverage decisions by driving physician demand. They work with local key opinion leaders and meeting with medical directors to discuss the clinical need, our technology solutions package and increasing patient experience and cases studies showing the positive outcomes utilizing OvaSuite.

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We believe OvaWatch will continue to have a significant impact on the ordering behavior of physicians with respect to our ovarian cancer blood tests. OvaWatch was developed for use with women with adnexal masses that have been identified as either benign or indeterminate through initial clinical assessment. It is estimated that physicians see more than three times as many women with benign or indeterminate masses compared to women with masses that are planned for surgery. In addition, we believe that the OvaWatch longitudinal monitoring test could further expand the patient population and the ordering frequency of our ovarian cancer blood tests.

Revenue and Reimbursement

In the United States, revenue for diagnostic tests comes from several sources, including third-party payers such as insurance companies, government healthcare programs, such as Medicare and Medicaid, client bill accounts and patients. Novitas Solutions, our Medicare Administrative Contractor, covers and reimburses for Ova1 tests performed based on an LCD in its jurisdiction. Due to Ova1 tests being performed at Aspira Labs in Texas, an LCD from Novitas Solutions provides national coverage for patients enrolled in Medicare as well as Medicare Advantage health plans. Aspira Labs also bills third-party commercial and other government payers as well as client bill accounts and patients for Ova1. Through December 31, 2024, Aspira’s product and related services revenue was primarily limited to revenue generated by sales of Ova1 and OvaWatch.

In December 2013, the CMS made its final determination and authorized Medicare contractors to set prices for Multianalyte Assays with Algorithmic Analyses (“MAAA”) test CPT codes when they determine it is payable. In late 2016, Ova1 was included on the list of clinical diagnostic laboratory test procedure codes as one for which the CMS would require reporting of private payer rates as part of the implementation of Protecting Access to Medicare Act of 2014 (“PAMA”). In November 2017, we announced that the CMS released the Final 2018 Clinical Laboratory Fee Schedule (“CLFS”), effective January 1, 2018. Under the fee schedule, the price for Ova1 (CPT code 81503) is $897. This rate was based on the median of private payer payments submitted to CMS by companies, including Aspira Labs, as part of the market-based payment reform mandated through PAMA. The rate was scheduled to be in effect for a three-year term from January 2018 through December 2020. This rate is now extended through 2025. In 2024, CMS announced that it would continue to delay the period during which rates would be evaluated for another year. Therefore, we will not be responsible for providing reimbursement rates until January 2026. There are no assurances that reimbursement rates will not be changed.

Despite gains in positive medical policy coverage and contract agreements, insurance coverage and patient bills remain a concern to the physician and can disrupt the ordering pattern of a provider who is supportive of our products. We have instituted a “Patient Transparency Program” to assist with this process by proactively assessing insurance and educating patients on testing costs prior to testing being performed. Legislation to expand access to multi-cancer early detection technology under Medicare was reintroduced in the current legislative session. HR 2407, introduced in March 2023, and S 1085, introduced in June 2023, would create the authority for CMS to cover blood-based multi-cancer early detection tests once approved by FDA and shown to have clinical benefit.

We have a comprehensive reimbursement plan for Ova1 and OvaWatch, and have targeted third-party payers, Medicare, Medicare Advantage, State Medicaid and Managed Medicaid plans for coverage and reimbursement. In April 2023 we began billing OvaWatch with our newly awarded Proprietary Laboratory Analyses (“PLA Code”) 0375U. Since we began billing OvaWatch with the PLA Code, our reimbursement has been more in-line with historical Ova1Plus experience, resulting in the OvaWatch average unit price (“AUP”) of $362 for the year ended December 31, 2024.

Ova1 is considered medically necessary in the Lab Management Guidelines for one of the largest lab benefit management companies who works with payers to ensure adherence to clinical guidelines. We continue to make gains toward reimbursement for OvaWatch as we build clinical evidence to support coverage.

In February 2023, we signed a contract with a national commercial payer which provides patient coverage for Ova1 and OvaWatch beginning in April 2023. Further, CMS approved the crosswalk of the fee to be paid for OvaWatch to the fee paid for Ova1. Effective January 1, 2024, we have been reimbursed at a rate of $897 for all OvaWatch and Ova1 tests processed for Medicare patients meeting applicable coverage requirements.

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In addition, the United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access.

Further, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to CMS payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect until 2032 unless additional congressional action is taken.

The Nancy Gardner Sewell Medicare Multi-Cancer Early Detection Screening Coverage Act and the Medicare Multi-Cancer Early Detection Screening Coverage Act are bills that modernize the Medicare program and create a benefit category for MCED tests, which allow the CMS to initiate an evidence-based coverage process for multi-cancer tests upon approval by the FDA. The House bill (H.R. 2407) was introduced with bipartisan support on March 30, 2023 and its Senate companion (S. 2085) was introduced on June 22, 2023.

There may be additional health reform initiatives by legislators at both the federal and state levels, regulators and third-party payers to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the rates we will be able to charge for our current and future products or the amounts of reimbursement available for our current and future products from governmental agencies or third-party payers.

Biomarker legislation continues to gain momentum on the state level with many states enacting legislation requiring coverage in both public and private insurance plans. Additionally, more states are evaluating legislation and introduced biomarker access bills in 2024.

Competition

The diagnostics industry in which we operate is competitive and evolving. There is intense competition among healthcare, biotechnology and diagnostics companies attempting to discover candidates for potential new diagnostic products. These companies may:

●	develop new diagnostic products in advance of us or our collaborators;

●	develop diagnostic products that are more effective or cost-effective than those developed by us or our collaborators;

●	obtain regulatory clearance or approval of their diagnostic products more rapidly than us or our collaborators; or

●	obtain patent protection or other intellectual property rights that would limit our or our collaborators’ ability to develop and commercialize, or a customers’ ability to use our or our collaborators’ diagnostic products.

We compete with companies in the United States and abroad that are engaged in the development and commercialization of novel biomarkers that may form the basis of novel diagnostic tests. These companies may develop products that are competitive with and/or perform the same or similar functions as the products offered by us or our collaborators, such as biomarker specific reagents or diagnostic test kits. Also, clinical laboratories may offer testing services that are competitive with the products sold by us or our collaborators. For example, a clinical laboratory can either use reagents purchased from manufacturers other than us or use its own internally developed reagents to make diagnostic tests. If clinical laboratories make tests in this manner for a particular disease, they could offer testing services for that disease as an alternative to products sold by us used to test for the same disease. The testing services offered by clinical laboratories may be easier to develop and market than test kits developed by us or our collaborators because the testing services are not subject to the same clinical validation requirements that are applicable to FDA-cleared or approved diagnostic test kits.

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Fujirebio Diagnostics sells ROMA. ROMA combines two tumor markers and menopausal status into a numerical score using a publicly available algorithm. This test has the same intended use and precautions as Ova1. ROMA is currently marketed as having utility limited to epithelial ovarian cancers, which accounts for 80% of ovarian malignancies. Based upon the results of studies done in 2013 and 2019, we believe that Ova1 has superior sensitivity when compared to the Fujirebio Diagnostics test.

In addition, competitors such as AOA Dx, ClearNote Health, Cleo Diagnostics and Mercy BioAnalytics, and others have publicly disclosed that they have been or are currently working on ovarian cancer diagnostic assays. Exact Sciences, Grail and others are working on multi-cancer early diagnostic tests that include ovarian cancer detection. Academic institutions periodically report new findings in ovarian cancer diagnostics that may have commercial value.

A number of diagnostic and academic organizations have announced plans or published studies related to the development of a non-invasive diagnostic tool for the identification of endometriosis. If successful, the product may be competitive with our endometriosis offerings. Competitors include, but are not limited to, Afynia, DotLab, Endodiag, HERA Biotech Heranova, Proteomics International and Ziwig. We believe our experience developing multi-biomarker assays, particularly those focused on gynecologic diseases and pelvic masses, as well as our experienced women’s health field sales team and our focus on developing a clinical assay in our CLIA laboratory environment, is a significant competitive advantage.

Intellectual Property Protection

Our intellectual property includes federally registered trademarks and service marks as well as federally pending trademark and service mark applications for our product and service offerings, and a portfolio of owned, co-owned or licensed patents and patent applications. As of the date of the filing of the Form 10-K, our clinical diagnostics patent portfolio included 18 issued United States patents, 8 pending United States patent applications and numerous pending patent applications and issued patents outside the United States. These patents and patent applications are directed to diagnostic technologies.

Manufacturing

We are the manufacturer of FDA cleared products Ova1 and Overa, which are part of the Ova1Plus workflow. We also perform OvaWatch as an LDT. The component assays use purchased reagents. Because we do not directly manufacture the component assays, we are required to maintain supply agreements with manufacturers of each of the assays. As part of our quality systems, reagent lots for these assays are tested to ensure they meet specifications required for inclusion. Only reagent lots determined by us as having met these specifications are permitted for use in our testing. Our principal supplier for the component reagents is Roche Diagnostics Corporation.

Environmental Matters

Medical Waste

We are subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens and hazardous waste as well as relating to the safety and health of laboratory employees. Aspira Labs is operated in material compliance with applicable federal and state laws and regulations relating to disposal of all laboratory specimens. We utilize outside vendors for disposal of specimens. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to fines, penalties and damages claims in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use, or the use by third parties, of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts.

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Occupational Safety

In addition to its comprehensive regulation of safety in the workplace, the Federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals and transmission of blood-borne and airborne pathogens. Although we believe that we have complied in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Specimen Transportation

Regulations of the Department of Transportation, the International Air Transportation Agency, the Public Health Service and the Postal Service apply to the surface and air transportation of clinical laboratory specimens. Although we believe that we have complied in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Government Regulation

FDA Regulation of Medical Devices

In the U.S., medical devices, including IVD products (“IVDs”), are subject to extensive regulation by the FDA, under the Federal Food, Drug, and Cosmetic Act (the “FDC Act”), and its implementing regulations, and certain other federal and state statutes and regulations. The laws and regulations govern, among other things, the design, manufacture, storage, recordkeeping, approval, labeling, promotion, post-approval monitoring and reporting, distribution and import and export of medical devices, including IVDs. IVDs are a type of medical device and include reagents and instruments used in the diagnosis or detection of diseases or conditions. Predictive, prognostic, and screening tests can also be IVDs. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative and judicial sanctions, such as FDA refusal to approve pending pre-market approval applications (“PMAs”) or other applications, issuance of warning letters or untitled letters, mandatory product recalls, import detentions, civil monetary penalties, and/or judicial sanctions, such as product seizures, injunctions, and criminal prosecution.

The FDC Act classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject only to the general regulatory controls. Class II devices are moderate risk. They are subject to general controls and may also be subject to special controls. Class III devices are generally the highest risk devices. They are required to obtain premarket approval and comply with post-market conditions of approval in addition to general regulatory controls.

Generally, establishments that design, manufacture, re-label/re-package, process, and/or import devices are required to register their establishments with the FDA. They also must provide the FDA with a list of the devices that they design, manufacture, re-label/re-package, process, and/or import at their facilities.

The FDA enforces its requirements by market surveillance and periodic visits, both announced and unannounced, to inspect or re-inspect equipment, facilities, laboratories and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors that are device manufacturers. Following an inspection, the FDA may issue a report, known as a Form 483, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures or, if observed violations are sufficiently serious, a warning letter. If the manufacturer does not adequately respond to a Form 483 or warning letter, the FDA make take enforcement action against the manufacturer or impose other sanctions or consequences, which may include:

●	cease and desist orders;

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●	injunctions or consent decrees;

●	civil monetary penalties;

●	recall, detention or seizure of products;

●	operating restrictions or partial or total shutdown of production facilities;

●	refusal of or delay in granting requests for 510(k) clearance, de novo classification, or premarket approval of new products or modified products;

●	withdrawing 510(k) clearances, de novo classifications, or premarket approvals that are already granted;

●	refusal to grant export approval or export certificates for devices; and

●	criminal prosecution.

The FDA also monitors advertising and promotion of regulated devices, including IVDs, to ensure that all promotion of the product is consistent with the device’s intended use reflected in the FDA-cleared and/or -approved labeling. If the device manufacturer promotes the product in violation of advertising and promotion rules established in the FDC Act and FDA’s implementing regulations, FDA may issue a so-called “Untitled Letter” requiring the manufacturer to amend and/or remove promotion of its product that is not compliant with such rules. Additionally, FDA may take any of the enforcement actions outlined above.

Pre-Market Authorization and Notification

Unless subject to an exemption, medical devices require prior FDA authorization before they may be commercially marketed. Devices can be legally sold within the U.S. only if the FDA has: (i) approved a pre-market approval application prior to marketing, generally applicable to most Class III devices; (ii) cleared the device in response to a 510(k) premarket notification submission (“510(k)”), generally applicable to Class I and II devices; or (iii) reclassified the device pursuant to the de novo classification process, available for novel low or moderate risk devices. PMA applications, 510(k) premarket notifications, and de novo classification requests require payment of substantial user fees that are increased each fiscal year.

Ova1, the first FDA-authorized blood test for the pre-operative assessment of ovarian masses, was authorized by the FDA in September 2009 under the de novo classification pathway. We received 510(k) clearance for Overa, our second-generation biomarker panel in March 2016.

510(k) Premarket Notification

Product marketing in the U.S. for most Class II and a limited number of Class I devices typically follows the 510(k) premarket notification pathway. To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a legally marketed device, referred to as the “predicate device.” A predicate device may be a previously 510(k) cleared device or a Class III device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for PMA applications, or a product previously placed in Class II or Class I through the de novo or other classification process. The manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or it is shown to be equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device. A 510(k) may need to be supported by clinical data.

FDA has a user fee goal to apply no more than 90 calendar review days to 510(k) submissions. During the process, FDA may issue an Additional Information request, which stops the FDA’s review clock. The applicant has 180 days to respond. Therefore, the total review time could be up to 270 days, although it can take longer.

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After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval or de novo classification. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance for the modified device, the agency may require the manufacturer to seek 510(k) clearance, de novo classification, or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained.

De Novo Classification

Devices of a new type that the FDA has not previously classified based on risk are automatically classified into Class III regardless of the level of risk they pose. To avoid requiring PMA review of novel low-to moderate-risk devices classified in Class III by operation of law, Congress enacted a provision that allows the FDA to classify a novel low-to moderate-risk device into Class I or II in the absence of a predicate device that would support 510(k) clearance. The FDA evaluates the safety and effectiveness of devices submitted for review under the de novo pathway, and devices determined to be Class II through this pathway can serve as predicate devices for future 510(k) applicants. The de novo pathway generally requires clinical data. As part of the de novo process FDA will establish special controls to help ensure the safety and effectiveness of the device.

FDA has a user fee goal to review a de novo request in 150 calendar review days. During the process, FDA may issue an Additional Information request, which stops the FDA’s review clock. The applicant has 180 days to respond. Therefore, the total review time could be as long as 330 days, although it can take longer.

PMA Approval

A Class III product not eligible for either 510(k) clearance or de novo classification must follow the PMA approval pathway.

Results from clinical trials are required for each indication for which FDA approval is sought. After completion of the required clinical testing, a PMA including the results of all non-clinical, clinical, and other testing and information relating to the product’s marketing history, design, labeling, manufacture, and controls, is prepared and submitted to the FDA.

The PMA approval process is generally more expensive, rigorous, lengthy, and uncertain than the 510(k) premarket notification process and de novo classification process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with Quality System Regulation (“QSR”), requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. FDA has a user fee goal to review a PMA in 180 calendar review days, if the submission does not require advisory committee input, or 320 review days if the submission does require advisory committee input. During the process, FDA may issue a major deficiency letter, which stops the FDA’s review clock. The applicant has up to 180 days to respond. Therefore, the total review time could be up to 360 days, if the submission does not require advisory committee input, or 500 days if the submission does require advisory committee input, although it could take longer.

If the FDA’s evaluation of the PMA application is favorable, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, post-approval studies and restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval and/or placement of restrictions on the sale of the device until the conditions are satisfied.

Even after approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

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Clinical Trials

Generally, data from at least one clinical trial is required to support a PMA application. Evidence from clinical studies also typically is included in a request for de novo classification and, less frequently, in a 510(k) premarket notification. Clinical trials may also be conducted or continued to satisfy post-approval requirements for devices with PMAs. For significant risk investigational device studies, the FDA regulations require that human clinical investigations conducted in the U.S. be approved under an investigational device exemption (“IDE”), which must become effective before clinical testing may commence. A nonsignificant risk investigational device study does not require FDA approval of an IDE, although it does need to comply with some elements of the IDE regulations. Some studies of IVDs are entirely exempt from the IDE requirements. In some cases, one or more smaller IDE studies may precede a pivotal clinical trial intended to demonstrate the safety and efficacy of the investigational device. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin. Clinical trials of IVDs that meet certain regulatory criteria are exempt from the IDE regulations.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. The FDA typically grants IDE approval for a specified number of patients to be treated at specified study centers. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and record keeping. The investigators must obtain patient informed consent, follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with reporting and record keeping requirements. Prior to granting PMA approval, the FDA typically inspects the records relating to the conduct of the study and the clinical data supporting the PMA application for compliance with IDE requirements.

Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (“GCP”), an international standard intended to protect the rights and health of patients and to define the roles of clinical trial sponsors, investigators, and monitors; and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Clinical trials are typically conducted at geographically diverse clinical trial sites and are designed to permit the FDA to evaluate the overall benefit-risk relationship of the device and to provide adequate information for the labeling of the device when considering whether a device satisfies the statutory standard for commercialization. Clinical trials, for both significant and nonsignificant risk device studies, as well as exempt IVD studies, must be approved by an institutional review board (“IRB”), an appropriately constituted group that has been formally designated to review and monitor biomedical research involving human subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of the human research subject. Informed consent of patients participating in the study generally must be obtained before they may participate in the study.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with the FDA requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial it has approved to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions or sanctions.

Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply to devices subject to FDA’s IDE regulations. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that the FDA may impose with respect to manufacturing.

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Post-Market Requirements

After a device is placed on the market, numerous general regulatory controls apply. These include: the QSR (which requires manufacturers to have a quality policy and procedures to ensure that devices are manufactured and records maintained in a prescribed manner with respect to manufacturing, testing, complaint handling, and record keeping), labeling regulations, the medical device reporting regulations (which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur), and reports of corrections and removals regulations (which require manufacturers to report recalls or removals and field corrections to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDC Act if that violation may present a risk to health). Failure to properly identify reportable events or to file timely reports, as well as failure to comply with other regulatory requirements, can subject a manufacturer to warning letters, recalls, or other sanctions and penalties.

As a manufacturer of IVDs, we are subject to regulatory oversight by the FDA under provisions of the FDC Act and regulations thereunder. We are required to register and list our IVD products with the FDA and to comply with the applicable provisions of the QSR. We are required to submit a medical device report whenever we receive information that reasonably suggests that one of our devices may have caused or contributed to a death or serious injury, or where a malfunction has occurred that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. As of the date of the filing of this Annual Report on Form 10-K, we have had zero complaints that required us to submit a medical device report to FDA. Additionally, we are subject to inspection by the FDA. Further, we are required to comply with FDA requirements for labeling and promotion.

Marketing and promotional activities for devices, and advertising of some restricted medical devices, are also subject to FDA oversight and must comply with the statutory standards of the FDC Act, and the FDA’s regulatory requirements. The FDA’s oversight of marketing and promotional activities encompasses, but is not limited to, direct-to-consumer advertising, healthcare provider-directed advertising and promotion, sales representative communications to healthcare professionals and promotional activities involving electronic media. The FDA also regulates industry-sponsored scientific and educational activities that make representations regarding product safety or efficacy in a promotional context.

Manufacturers of medical devices are permitted to promote products solely for the uses and indications that are consistent with those set forth in the approved or cleared product labeling. A number of enforcement actions have been taken against manufacturers that promote products for “off-label” uses (i.e., uses that are not described in the approved or cleared labeling), including actions alleging that claims submitted to government healthcare programs for reimbursement of products that were promoted for “off-label” uses are in violation of the Federal False Claims Act or other federal and state statutes and that the submission of those claims was caused by off-label promotion. The failure to comply with prohibitions on “off-label” promotion can result in significant monetary penalties, suspension of sales of certain products, product recalls, civil or criminal sanctions, exclusion from participating in federal healthcare programs, or other enforcement actions. Such wrongful conduct could also result in a corporate integrity agreement with the U.S. government that imposes significant administrative obligations and costs.

Violations of the FDC Act relating to the inappropriate promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws, which could, in turn, lead to additional enforcement actions, including, but not limited to, injunctions, civil monetary penalties, and/or criminal penalties.

For a PMA or Class II 510(k) or de novo device, the FDA also may impose post-market conditions of approval, such as testing, surveillance, or other measures to monitor the effects of an approved or cleared product. The FDA may place conditions on a PMA-approved device that could restrict the distribution or use of the product. In addition, quality-control, manufacture, packaging, and labeling procedures must continue to conform to the QSR after approval and clearance, and manufacturers are subject to periodic inspections by the FDA. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with the QSR. The FDA may withdraw product approvals or recommend or require product recalls if a company fails to comply with regulatory requirements.

Clinical studies to support FDA marketing authorization of new IVD products or new indications for already-authorized IVD products must be conducted in accordance with the applicable FDA regulations.

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We also may be required to conduct post-market surveillance of medical devices as a condition of granting marketing authorization. With respect to Ova1, the FDA required us to perform post-market surveillance to gather additional data regarding test performance. This study has been completed.

Clinical Laboratory Improvement Amendments of 1988

Clinical laboratories operating in or testing specimens from the U.S. are subject to CLIA, and related federal and state regulations, which provide for regulation of laboratory testing. Any customers using IVDs for clinical use in the United States will be regulated under CLIA, which establishes quality standards for all laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. In particular, these regulations mandate that clinical laboratories must be certified by the federal government or a federally approved accreditation agency or must be located in a state that has been deemed exempt from CLIA requirements because the state has in effect laws that provide for requirements equal to or more stringent than CLIA requirements. Moreover, these laboratories must meet quality assurance, quality control and personnel standards, and they must undergo proficiency testing and inspections. The CLIA standards applicable to clinical laboratories are based on the complexity of the method of testing performed by the laboratory, as deemed by FDA, which range from “waived” to “moderate complexity” to “high complexity.”

Our clinical laboratory activities are subject to CLIA and related state clinical laboratory laws. In June 2014, we launched a clinical laboratory, Aspira Labs. Aspira Labs holds a CLIA Certificate of Accreditation and a state laboratory license or permit in California, Maryland, New York, Pennsylvania, and Rhode Island. We are subject to periodic surveys and inspections to maintain our CLIA certification, and such certification is also required to obtain payment from Medicare, Medicaid and certain other third-party payers.

Laboratory Developed Tests

The FDA considers LDTs to be tests that are designed, developed, validated and used within a single laboratory. LDTs are performed using a variety of laboratory instruments and reagents and may also incorporate FDA-authorized IVDs that the laboratory modifies in some way and validates for its new use. The FDA has historically taken the position that it has the authority to regulate LDTs as medical devices under the FDC Act, but it has generally exercised enforcement discretion with regard to LDTs. This means that even though the FDA believes it can impose regulatory requirements on LDTs, such as requirements to obtain premarket approval or clearance of LDTs, it has generally chosen not to enforce those requirements.

On May 6, 2024, the FDA published a final rule amending the definition of an IVD device to include IVDs manufactured by a clinical laboratory, effectively codifying its position that LDTs are IVDs and, therefore, that LDTs fall under FDA’s regulatory authority. The final rule also announced the FDA’s intention to phase out its general enforcement discretion policy. Unless the rule is overturned by a court or superseded by Congressional action, the medical device requirements for most LDTs will be phased in beginning on May 6, 2025.

The new rule implements a phased approach to ending FDA’s policy of enforcement discretion for LDTs. The phased approach establishes timelines for LDT sponsors to comply with different categories of FDA device regulations, and the clock started on the final rule’s publication date - May 6, 2024, the date to which all five phases were anchored. The phases are as follows: (1) LDTs are subject to MDR, as well as adverse event reporting, one year after the final rule’s publication date (i.e., May 6, 2025); (2) LDTs are subject to registration/listing, labeling, and investigational use requirements two years after the final rule’s publication date (i.e., May 6, 2026); (3) LDTs are subject to Quality System regulations three years after the final rule’s publication date (i.e., May 6, 2027); (4) high-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) three-and-a-half years after the final rule’s publication date (i.e., November 6, 2027), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review; and (5) mid- and low-risk LDTs are subject to premarket review (i.e., 510(k) clearance, de novo classification, or PMA, as applicable) four years after the final rule’s publication date (i.e., May 6, 2028), unless a premarket submission has been received by the beginning of this stage in which case FDA intends to continue to exercise enforcement discretion for the pendency of its review.

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Certain categories of LDTs will be subject to enforcement discretion with respect to some or all of these requirements. In total, the new rule identifies eight types of LDTs for which it will continue to exercise enforcement discretion with respect to some or all regulatory requirements. For example, the FDA will apply enforcement discretion to currently marketed LDTs that were first offered prior to May 6, 2024, with respect to most quality system requirements and the requirement for premarket authorization if they are not modified or modified in only limited ways. The FDA will similarly exercise enforcement discretion with respect to premarket authorization for LDTs approved by the New York State Clinical Laboratory Evaluation Program. However, laboratories performing these tests are subject to all other requirements outlined in FDA’s phase-out policy, including, but not limited to, the requirement to submit the labeling for the LDT to FDA for review. As outlined in the new rule, the FDA will also exercise enforcement discretion with respect to some or all regulatory requirements for certain LDTs designed for rare, unmet, or specific needs, LDTs manufactured and performed within the VHA or DOD, so-called “1967-Type LDTs,” and forensic use LDTs.

Legislative proposals addressing the FDA’s oversight of LDTs have been previously introduced. In March 2020, the VALID Act of 2020 was introduced in the Senate, which proposes a risk-based regulatory framework for IVDs and LDTs and would require premarket approval for some in vitro clinical tests. The VALID Act was reintroduced in July 2021 and again in March 2023; the prospects for enactment are uncertain. In March 2020, the Verified Innovative Testing in American Laboratories (“VITAL”) Act of 2020 was introduced in the Senate, which would expressly shift the regulation of LDTs from FDA to CMS. The VITAL Act was reintroduced in May 2021. Neither statute has been enacted.

The FDA’s new rule, which establishes the phase-out policy for enforcement discretion with respect to LDTs, has been challenged in two separate lawsuits - one brought in the District Court for the Eastern District of Texas and the other brought in the District Court for the Southern District of Texas. As of the date of this filing, both cases are still pending.

The FDA has become increasingly active in addressing the regulation of software used to support clinical decision making. In 2016, the 21st Century Cures Act (the “Cures Act”), among other things, amended the medical device definition in the FDC Act to exclude certain software from FDA regulation, including clinical decision support (“CDS software”), that meets certain criteria. CDS software is exempt from the medical device definition if it: (a) displays, analyzes or prints medical information about a patient or other medical information; (b) is intended for the purpose of supporting or providing recommendations about a patient’s care to a healthcare professional (“HCP”) user; and (c) provides sufficient information about the basis for the recommendations to the HCP user, so that the HCP user does not rely primarily on any of the recommendations to make a clinical decision about an individual patient; unless (d) the software function acquires, processes, or analyzes a medical image, a signal from an in vitro diagnostic device, or a pattern or signal from a signal acquisition system.

On September 28, 2022, the FDA issued a final guidance document interpreting the Cures Act as it pertains to CDS software. Among other views expressed, the final guidance stated that software functions that assess or interpret the clinical implications or clinical relevance of a signal or pattern, such as those that process or analyze an electrochemical or photometric response generated by an assay and instrument to generate a clinical test result, are not exempt from medical device regulation. The final guidance also stated that software functions that generate risk probabilities or risk scores are not exempt because they necessarily provide a specific diagnostic, preventive, or treatment output.

Our clinical laboratory activities are subject to CLIA and related state laws. In June 2014, we launched a clinical laboratory, Aspira Labs. Aspira Labs holds a CLIA Certificate of Accreditation and a state laboratory license or permit in all states from which we accept specimens that require a state-level laboratory license or permit, including California, Maryland, New York, Pennsylvania and Rhode Island. In July 2021, we were granted a CLIA Certificate of Accreditation for our laboratory at our Connecticut office. We are subject to periodic surveys and inspections to maintain our CLIA certification, and such certification is also required to obtain payment from Medicare, Medicaid and certain other third-party payers.

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Foreign Government Regulation of Our Products

Medical device laws and regulations are in effect in many of the countries in which we may do business outside the United States. These range from comprehensive device approval requirements for some or all of our potential future medical device products, to requests for product data or certifications. The number and scope of these requirements are increasing. In addition, products which have not yet been cleared or approved for domestic commercial distribution may be subject to the FDA Export Reform and Enhancement Act of 1996. Each country also maintains its own regulatory review process, tariff regulations, duties and tax requirements, product standards, and labeling requirements. In February 2015, Aspira also received ISO 13485:2003 certification for our quality management system from the British Standards Institution (BSI), one of the world’s leading certification bodies. In March 2015, Ova1 was CE marked, a requirement for marketing the test in the European Union. In October 2015, we announced registration of the CE mark for and clearance to market Overa in the European Union.

Privacy and Security of Health Information

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and final omnibus rules, were issued by HHS to protect the privacy and security of protected health information used or disclosed by health care providers, such as us. HIPAA also regulates standardization of data content, codes and formats used in health care transactions and standardization of identifiers for health plans and providers. Penalties for violations of HIPAA regulations include civil and criminal penalties. In addition to federal privacy regulations, a number of state and international laws govern confidentiality of health information.

Health Care Fraud and Abuse

The federal Anti-Kickback Statute makes it a felony for a provider or supplier, including a laboratory, to knowingly and willfully offer, pay, solicit or receive remuneration, directly or indirectly, in order to induce business that is reimbursable under any federal health care program, including Medicare and Medicaid. A violation of the federal Anti-Kickback Statute may result in imprisonment for up to five years and/or criminal fines of up to $250,000 for an individual. Companies may be criminally fined up to $500,000 and may also be subject to civil assessments and exclusion from participation in Medicare, Medicaid, and other federal health care programs.

Actions that violate the federal Anti-Kickback Statute may also be subject to liability under the Federal False Claims Act, which prohibits knowingly presenting or causing to be presented a false or fraudulent claim for payment to the U.S. Government. Although the federal Anti-Kickback Statute applies only to federal health care programs, a number of states have enacted statutes substantially similar to the federal Anti-Kickback Statute pursuant to which similar types of prohibitions are made applicable to all other health plans and third-party payors.

The Eliminating Kickbacks in Recovery Act (EKRA) makes it a federal crime to knowingly and willfully solicit or receive any remuneration, directly or indirectly, in return for referring a patient or patronage any laboratory. EKRA also prohibits paying or offering any remuneration directly or indirectly: (A) to induce a referral of an individual to a laboratory; or (B) in exchange for an individual using the services of a laboratory. Although EKRA’s language is similar to the language of the federal Anti-Kickback Statute, EKRA is broader than the AKS in that it applies to all health care benefit programs, including private payors, while the AKS applies only to items and services paid for by federal health care programs.

Federal and state law enforcement authorities scrutinize arrangements between laboratories and potential referral sources to ensure that the arrangements are not designed as a mechanism to induce patient care referrals. The law enforcement authorities and the courts have also demonstrated a willingness to look behind the formalities of a transaction to determine the underlying purpose of payments between health care providers and actual or potential referral sources. Generally, courts have taken a broad interpretation of the scope of the federal Anti-Kickback Statute, holding that the statute may be violated if merely one purpose of a payment arrangement is to induce referrals, even if the arrangement has other, legitimate purposes.

In December 1994, the HHS Office of Inspector General, or OIG, issued a Special Fraud Alert on arrangements for the provision of clinical laboratory services. The Fraud Alert set forth a number of practices allegedly engaged in by some clinical laboratories and health care providers that raise issues under the federal fraud and abuse laws, including the federal Anti-Kickback Statute. The OIG emphasized in the Special Fraud Alert that when one purpose of such arrangements is to induce referrals of program-reimbursed laboratory testing, both the clinical laboratory and the health care provider (e.g., physician) may be liable under the federal Anti-Kickback Statute and may be subject to criminal prosecution and exclusion from participation in the Medicare and Medicaid programs.

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Recognizing that the federal Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the health care industry, Congress authorized, and HHS has issued, a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions which, if all of their requirements are met, will assure health care providers and other parties that they may not be prosecuted under the federal Anti-Kickback Statute. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued. A non-safe harbored arrangement is evaluated by government enforcement agencies on a case-by-case basis.

In addition, the federal False Claims Act prohibits a person from knowingly submitting or causing to be submitted a false claim or making a false record or statement material to a false claim in order to secure payment by the federal government. Violation of the federal False Claims Act may result in fines of up to three times the actual damages sustained by the government, plus mandatory civil penalties of up to $27,894 for each separate false claim.

Moreover, a federal law directed at “self-referrals,” commonly known as the Stark Law, prohibits, with certain exceptions, laboratories from presenting or causing to be presented claims to Medicare and Medicaid for laboratory tests referred by physicians who personally, or through a family member, have an investment interest in, or a compensation arrangement with, the clinical laboratory performing the tests. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid program in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per claim submission, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal health care programs. Claims submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited claim is obligated to refund such amounts. Many states, including California, also have “anti-self-referral” and other laws that are not limited to Medicare and Medicaid referrals.

Further, in addition to the privacy and security regulations described above, HIPAA created two federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including both government and private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment.

Finally, federal law prohibits any entity from offering or transferring to a Medicare or Medicaid beneficiary any remuneration that the entity knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services, including waivers of copayments and deductible amounts (or any part thereof) and transfers of items or services for free or for other than fair market value. Entities found in violation may be liable for civil monetary penalties of up to $20,000 for each wrongful act.

Employees

As of December 31, 2024, we had 66 full-time employees. We generally engage independent contractors on a part-time basis from time to time.

Corporate Information

We were originally incorporated in 1993, and we had our initial public offering in 2000. Our executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available.

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MANAGEMENT

Set forth below is certain information with respect to the individuals who are our directors and executive officers as of April 28, 2025:

Name	Age	Position
Michael Buhle	59	Chief Executive Officer, Senior Vice President of Commercial Strategy
Ellen Beausang	54	Director
Jeffrey Cohen, M.D.	70	Director
John Fraser	65	Director
Cynthia Hundorfean	67	Director
Winfred Parnell, M.D.	72	Director
Jannie Herchuk	62	Chair of the Board of Directors
Lynn O’Connor Vos	69	Director
John Ragard	70	Director
Stefanie Cavanaugh	60	Director

Michael Buhle

Michael Buhle joined Aspira Women’s Health on December 30, 2024 as Senior Vice President of Commercial Strategy and Operations and was appointed as the Company’s Chief Executive Officer on January 28, 2025. Prior to joining Aspira, Mr. Buhle served as Chief Commercial Officer of Biovision Diagnostics from January 2022 until December 2024. Mr. Buhle’s previous positions include executive roles at Congencia and Danaher Corporation, where he drove market share growth, launched innovative technologies and built high-performing teams. Mr. Buhle holds a bachelor’s degree in business management from Clark University.

Ellen Beausang

Ellen Beausang has served as a director of Aspira Women’s Health since March 2025. In addition, Ms. Beausang has been President-Chief Commercial Officer of BioReference Health since June 2022. As an industry veteran with over 25 years of experience, Ms. Beausang has held executive roles at leading pharmaceutical and diagnostic companies including Pfizer, Thermo Fisher Diagnostics and Quest Diagnostics where she managed the go-to-market strategy and product development. Ms. Beausang holds a dual B.S. degree in Psychology/Sociology from SUNY Brockport and a M.S. Degree in Clinical Psychology from Seton Hall University. Our Board has determined that based on Ms. Beausang’s extensive executive-level leadership and management experience in technology and health sciences, she has the qualifications and skills to serve as a member of our Board.

Jeffrey Cohen, M.D.

Jeffrey Cohen has served as a director of Aspira Women’s Health since April 2025. In addition, Dr. Cohen has been a practicing physician at Allegheny Health Hospital since 1985 and at Allegheny Health Network since its formation in 2011. Since 2020, he has served as the Chief Physician Executive, Community Health and Innovation for AHN-Allegheny General, where he also served as President from 2016-2020. With more than forty years as a practicing urologist, Dr. Cohen is an expert in robot-assisted surgery. He graduated in 1976 from Syracuse University with a BS in Biology and received his medical degree from SUNY - Upstate Medical Center in 1979. Dr. Cohen completed a residency in urology at Case Western Reserve in 1984 and a fellowship in urology at The M.D. Anderson Cancer Center. Our Board has determined that based upon Dr. Cohen’s extensive experience in leadership as well as health care, he has the qualifications and skills to serve as a member of our Board.

John Fraser

John Fraser has served as a director of Aspira Women’s Health since April 2025. Mr. Fraser is the co-founder and co-portfolio manager of the Seamark Capital Fund, a growth equities asset-management firm. Mr. Fraser and his partner founded Seamark 25 years ago after a successful institution investment advisory career at Friess Associates, CS First Boston, and Merrill Lynch Capital Markets. Mr. Fraser earned his Bachelor of Science in Business Administration from Bowling Green State University and his Masters in Business Administration with an emphasis in Finance from Ohio State University. Our Board has determined that as a partner of Seamark Capital Fund, Mr. Fraser brings significant financial experience to our Board and has the qualifications and skills to serve as a member of our Board.

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Cynthia Hundorfean

Cynthia Hundorfean has served as a director of Aspira Women’s Health since April 2025. Ms. Hundorfean is a senior partner of The CEO Advisory Network and serves as a board member for Bender Leadership Academy, and a board advisor for several companies, including Avant-gard Health, Kaliber AI, Leadline, Inc. and Heuro Health, She previously worked as Chief Living Health Development Officer for Highmark Health and as President and Chief Executive Officer for Allegheny Health Network, a 14-hospital health system. Prior to that, Ms. Hundorfean worked as the Chief Administrative Officer for Cleveland Clinic. Ms. Hundorfean earned her Executive Master of Business Administration from Case Western Reserve University. Our Board has determined that based on Ms. Hundorfean’s extensive experience in the health sciences industry, including relevant experience as an executive officer, she has the qualifications and skills to serve as a member of our Board.

Winfred Parnell, M.D.

Winfred Parnell has served as a director of Aspira Women’s Health since June 2023. Dr. Parnell is a board-certified physician in obstetrics and gynecologic care bringing more than 20 years of board experience and expertise in strategic planning, governance, cultural transformation, regulatory & compliance, quality of care, and crisis management. Dr. Parnell was a founding partner of Carlos & Parnell, M.D., P.A., an obstetrics and gynecology practice in Dallas, TX. Dr. Parnell serves on the board of private equity-backed SCA Pharm, one of the largest compounding pharmacies in the country. Dr. Parnell is a graduate of Florida A&M University and received his MD from the University of Florida College of Medicine. He completed his internship and residency training at Parkland Hospital in Dallas, TX and holds an Executive Certificate in Non-Profit Governance. Our Board has determined that based upon Dr. Parnell’s extensive experience in gynecologic care and as a current and prior director, he has the qualifications and skills to serve as a member of our Board.

Jannie Herchuk

Jannie Herchuk has served as a director of the Company since May 9, 2023 and Chair of the Company’s Board since December 27, 2023. Ms. Herchuk retired from Deloitte & Touche LLP in 2022 after nearly 40 years of audit experience. Ms. Herchuk served on the Deloitte LLP board of directors and led strategic initiatives and practices. As the audit partner for some of the firm’s most important healthcare and life sciences companies, Ms. Herchuk oversaw her client’s preparation of financial statements and led audit engagements for public and private companies. Ms. Herchuk has routinely attended client board and audit committee meetings throughout her career. Ms. Herchuk received her B.B.A. in Accounting from Texas A&M University and is a licensed CPA in the state of Texas. Our Board has determined that based upon Ms. Herchuk’s extensive industry experience and financial accounting, SEC reporting, internal controls, and auditing expertise, she qualifies to serve as a member of our Board.

Lynn O’Connor Vos

Lynn O’Connor Vos has served as a director of the Company since May 9, 2023. Ms. Vos has served as president of VosHealth LLC, a healthcare consultancy firm since November 2022. From August 2021 until February 2022, she served as chief executive officer of Modular Medical (Nasdaq: MODD), a development state insulin pump company. Previously she served as the President and Chief Executive Officer of the Muscular Dystrophy Association, the leader of genetic/neuromuscular and amyotrophic lateral sclerosis research, patient care and advocacy from October 2017 to November 2020. Previously, she spent almost 30 years as Chief Executive Officer of Greyhealth Group (and its predecessor company), where she built a global healthcare communications firm and worked on launches for clients across the pharmaceutical, biotech, surgical, and diagnostic sectors. Ms. Vos currently serves as the Board Chair for OptimizeRX (Nasdaq: OPRX) and also serves on the board for Modular Medical. She previously served on the board of nTelos (Nasdaq: NTLS), prior to the sale to Shentel, and on the boards of several WPP investment portfolio companies. She has significant nonprofit board experience with The Jed Foundation, Multiple Myeloma Research Foundation, Healthcare Businesswomen’s Association and a trustee of The Windward School and the YMCA of the City of New York. Ms. Vos was named the Woman of the Year by the Healthcare Businesswomen’s Association in 2005. She was also a member of the Kraft Precision Medicine Accelerator at Harvard Business School focused on innovation and improving outcomes in oncology and rare diseases. She earned a Bachelor of Science in Nursing from Alfred University. Our Board has determined that based upon Ms. Vos’s extensive experience in the healthcare industry, including relevant experience as a current and prior director and as an executive officer, she has the qualifications and skills to serve as a member of our Board.

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John Ragard

John Ragard has served as a director of the Company since July 25, 2024 and was designated by Jack W. Schuler, a stockholder of the Company and holding the right to designate an individual to be nominated to the Board pursuant to the Stockholders Agreement dated May 13, 2013 by and among the Company and the purchasers of the Company’s common stock and warrants named therein. Mr. Ragard has served as a Senior Investment Advisor at Wayve Capital Management (“Wayve”), an SEC-registered investment firm specializing in strategic public and private market investments for high-net-worth individuals, family offices and institutions, since June 2024 and has over 46 years as a venture capital investor, public equity buy-side analyst, and portfolio manager. Prior to joining Wayve, Mr. Ragard was a portfolio manager at Spouting Rock from October 2017 until February 2024, where he co-managed a small-cap growth portfolio that outperformed the benchmark over the 5-year and since-inception periods. Mr. Ragard received his Bachelor of Science degree in Economics cum laude from the Wharton School of the University of Pennsylvania and is a Chartered Financial Analyst. Our Board has determined that based upon his extensive experience with financial markets and investors, he has the qualifications and skills to serve as a member of our Board.

Stefanie Cavanaugh

Stefanie Cavanaugh has served as a director of the Company since May 9, 2023. Ms. Cavanaugh has been a senior financial executive for healthcare companies for over 30 years. Ms. Cavanaugh has served as Chief Financial Officer of Giving Home Health Care, an at-home healthcare services company, since August 2022. Before her tenure at Giving Home Health Care, Ms. Cavanaugh was the Chief Financial Officer of Apollo Endosurgery (Nasdaq: APEN), a publicly traded medical technology company, from February 2015 to January 2022. After completing Apollo’s initial public offering via a reverse merger, she worked closely with the board and Chief Executive Officer to develop guidance and investor communications raising over $170 million in debt and equity financing to support Apollo’s strategic and organizational objectives. Ms. Cavanaugh began her career as an auditor at Ernst & Young after earning her B.B.A. in Accounting and Finance at the University of Texas at Austin. Ms. Cavanaugh is a licensed CPA in the state of Texas. Our Board has determined that based upon Ms. Cavanaugh’s extensive financial expertise and leadership and her extensive experience in the medical industry, she has the qualifications and skills to serve as a member of our Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Arrangements between Officers and Directors

Except as set forth herein, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

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Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Our board of directors has determined that all of the members of the audit committee, the compensation committee and the nominating and corporate governance committee are independent as defined under the applicable rules of Nasdaq, including, in the case of all of the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In making such determination, the board of directors considered the relationships that each director has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of our financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

Our Audit Committee is composed of three directors: Ms. Herchuk (Chair), Ms. Cavanaugh and Ms. O’Connor Vos. The Board has determined that all members of our Audit Committee are independent pursuant to applicable Nasdaq and SEC requirements. In addition, the Board has also determined that Ms. Herchuk qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Audit Committee is governed by a written charter adopted by the Board. The Audit Committee charter can be found in the Investor Overview & Financial Information section of our website at www.aspirawh.com.

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs. The Compensation Committee approves, or recommends for approval, the compensation (i.e., salary, bonus and stock-based compensation grants) and other terms of employment or service of our Chief Executive Officer and other executive officers and administers the 2019 Plan. The Compensation Committee also reviews and recommends for the Board’s approval the compensation for members of the Board. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may form and delegate authority to subcommittees when appropriate. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, will have and may exercise all the powers and authority of the Compensation Committee.

Our Compensation Committee is composed of three directors: Ms. Cavanaugh (Chair), Ms. O’Connor Vos and Dr. Parnell. The Board has determined that the members of our Compensation Committee are independent pursuant to applicable Nasdaq and SEC requirements. Our Compensation Committee has adopted a written charter that can be found in the Investor Overview & Financial Information section of our website at www.aspirawh.com.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as our directors, and providing oversight with respect to corporate governance and ethical conduct.

Our Nominating and Governance Committee consists of Dr. Winfred Parnell (Chair), Dr. Jeffrey Cohen and Mr. John Fraser. The Board has determined that the members of our Nominating and Governance Committee are independent pursuant to applicable Nasdaq listing standards. The Nominating and Governance Committee has adopted a written charter that can be found in the Investor Overview & Financial Information section of our website at www.aspirawh.com.

Code of Business Conduct and Ethics

We have adopted the Aspira Women’s Health Inc. Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our officers, directors, employees, agents, contractors, and consultants. The Code of Ethics is available in the Investor Overview & Financial Information section of our website at www.aspirawh.com. We intend to disclose on our website any waiver of, or amendment to, the Code of Ethics as required by applicable SEC and Nasdaq requirements.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following individuals who served as executive officers of the Company during 2024 were our “Named Executive Officers” for 2024:

Name	Positions
Sandra Milligan, M.D.(1)	Former President and Interim Chief Executive Officer
John Kallassy(2)	Former Interim Chief Financial Officer
Nicole Sandford(3)	Former President and Chief Executive Officer
Torsten Hombeck, Ph.D.(4)	Former Senior Vice President and Chief Financial Officer
Minh Merchant(5)	Former General Counsel and Corporate Secretary

(1)	Dr. Milligan served as our President beginning effective April 1, 2024 and was appointed President and Chief Executive Officer beginning effective December 16, 2024 and the amount reported in 2024 reflects the portion of her annual base salary earned in 2024 from such date.
(2)	Mr. Kallassy served as our Interim Chief Financial Officer from August 15, 2024. The amount reported reflects the portion of his annual base salary earned in 2024 from such date.
(3)	Ms. Sandford’s employment terminated with the Company effective December 16, 2024 and the amount reported in 2024 reflects the portion of her annual base salary earned in 2024 through such date.
(4)	Dr. Hombeck commenced employment as our Chief Financial Officer on June 15, 2023 and the amount reported reflects the portion of his annual base salary earned in 2023 from such date. Dr. Hombeck’s employment terminated with the Company on June 27, 2024 and the amount reported in 2024 reflects the portion of his annual base salary earned in 2024 through such date.
(5)	Ms. Merchant’s employment terminated with the Company effective May 6, 2024 and the amount reported in 2024 reflects the portion of her annual base salary earned in 2024 through such date.

2024 Summary Compensation Table

The compensation earned by the Named Executive Officers for the years ended December 31, 2024 and December 31, 2023 was as follows:

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan(2)	All Other Compensation		Total
Sandra Milligan, M.D., J.D.
Former President, Interim Chief Executive Officer	2024	$265,626	$-		$18,800		$70,703		$-	$3,300	(3)	$358,429
John Kallassy
Former Interim Chief Financial Officer	2024	$-	$-		$-		20,355		3,125	62,500	(4)	$85,980
Torsten Hombeck	2024	$177,404	$-		$-		$97,800		$-	$-		$275,204
Former Chief Financial Officer	2023	$177,500	$-		$97,500	(5)	$42,762	(6)	$37,000	$10,900	(7)	$365,662
Minh Merchant	2024	$126,250	$50,000	(8)	$-		$33,220		$-	$-		$159,470
Former General Counsel & Secretary	2023	$325,000	$-		$32,500	(5)	$96,595		$48,750	$9,656	(9)	$562,501
Nicole Sandford	2024	$466,667	$-		$23,500		$224,020		$135,000	$393,093	(10)	$1,242,280
Former President, President & Chief Executive Officer	2023	$500,000	$-		$-		$392,074		$112,500	$31,016	(9)	$1,035,590

(1)	Represents RSU and option awards granted to the Named Executive Officers. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 9, Employee Share Based Compensation and Benefit Plans, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

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(2)	Amount represents annual incentive bonus earned for 2024 and 2023.
(3)	Represents cash paid to Dr. Milligan for consulting services.
(4)	Represents cash paid to Mr. Kallassy for consulting services.
(5)	Represents restricted stock units awarded to Dr. Hombeck and Ms. Merchant for retention. 50% of the restricted stock units vested on March 31, 2024, and 50% of the restricted stock units would have vested on June 30, 2024 had they remained with the Company through the vest date.
(6)	Includes aggregate grant value of $14,281 related to 6,667 performance options granted to Dr. Hombeck in 2023, which reflected the then-probable achievement of the performance conditions as of the date of grant. Assuming maximum achievement of the performance goals, the grant date fair value of such options would be $14,281.
(7)	Represents cash paid to Mr. Hombeck for consulting prior to his joining the Company.
(8)	Represents retention cash bonus paid to Ms. Merchant. Under the terms of the retention agreement, Ms. Merchant would have to repay the Company if she resigned prior to December 31, 2023.
(9)	Represents payment of withholding on behalf of executive.
(10)	Represents severance payments accrued for Ms. Sandford pursuant to the terms of her Separation Agreement dated December 16, 2024.

Narrative Disclosure to Summary Compensation Table

Compensation Program Overview

Base Salaries. Executive salaries are determined based on the data from our comparator group, an evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of our financial condition. We believe that this approach allows us to remain competitive in the market. The Compensation Committee normally reviews and adjusts as appropriate the base salaries for the Named Executive Officers in the first half of each calendar year.

Annual Base Salary
Sandra Milligan, M.D.	$400,000
John Kallassy	$150,000
Torsten Hombeck, Ph.D.	$325,000
Minh Merchant	$325,000
Nicole Sandford	$500,000

Annual Incentive Bonuses. Consistent with our objectives to tie a significant portion of the Named Executive Officers’ total compensation to our performance, all Named Executive Officers have a target bonus of a fixed percentage of their base salary. At the beginning of each fiscal year, the Compensation Committee establishes performance measures and goals. These are formulated into specific metrics on which to measure performance and attainment of goals during the year. The Compensation Committee generally establishes the individual payout targets for each Named Executive Officer based on the executive’s position, level of responsibility and a review of the peer group. The Compensation Committee typically assigns weightings to the various performance goals to provide a balanced approach to the various factors applied to determining bonus amounts. For 2024, these measures and goals were designed to be challenging yet achievable with strong management performance. The Compensation Committee determined that the performance goals had not been met for 2024. As such, there are no bonus payments due to our Named Executive Officers, with the exception of Nicole Sandford, which was deemed part of her separation package. The bonus payment to Ms. Sandford is expected to be made in September 2025.

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Equity Incentive Compensation. The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives. In general, Named Executive Officers receive incentive stock option grants at the time of hire. Annually thereafter, they receive additional equity-based compensation as recommended by the Compensation Committee. Equity-based compensation is based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. The number of underlying shares that may be purchased pursuant to the stock options granted to each Named Executive Officer varies based on the executive’s position and responsibilities. The Compensation Committee granted equity-based compensation to the Named Executive Officers during the year ended December 31, 2024 in the form of stock options and RSUs, as described above in the Summary Compensation Table.

Executive Employment Agreements

Sandra Milligan, M.D.

Effective April 1, 2024, the Company and Sandra Milligan, M.D. entered into an employment agreement (the “Milligan Agreement”) to serve as its President. Pursuant to the Milligan Agreement, the Company paid Dr. Milligan an annual base salary of $400,000. In addition, Dr. Milligan was eligible for a bonus of up to 50% of her salary (pro-rated for partial years), based on achievement of reasonable Company goals to be defined by the Board. From September 1, 2024 to December 16, 2024, Dr. Milligan agreed to work for a reduced salary of $320,000 in an effort to preserve the cash of the Company. Dr. Milligan was appointed as the company’s President and Interim Chief Executive Officer effective December 16, 2024, and served in that role until January 28, 2025, when she resumed the role of President. Effective December 16, 2024, Dr. Milligan’s annual base salary was reinstated to $400,000. Dr. Milligan resigned from the Company effective February 21, 2025.

John Kallassy

Effective as of August 15, 2024, the Company signed a consulting agreement with John Kallassy (the “Kallassy Agreement”) to serve as its Interim Chief Financial Officer. Under the Kallassy Agreement, Mr. Kallassy received a monthly retainer of $12,500 for up to 25 hours per week for up to six months. He was also eligible for a 50% cash bonus at the discretion of management and the compensation committee based on the achievement of established performance goals. Mr. Kallassy was also eligible for a stock option grant of 25,000 shares. Mr. Kallassy resigned from the Company effective January 10, 2025.

Nicole Sandford

Effective March 1, 2023, the Company and Nicole Sandford entered into an amended and restated employment agreement (the “Sandford Agreement”). Pursuant to the Sandford Agreement, the Company paid Ms. Sandford an annual base salary of $500,000. In addition, Ms. Sandford was eligible for a bonus of up to 75% of her salary, based on achievement of reasonable Company goals to be defined by the Board. From September 1, 2024 to December 16, 2024, Ms. Sandford agreed to work for a reduced salary of $400,000 in an effort to preserve the cash of the Company.

If Ms. Sandford was terminated without cause or resigned for good reason (as these terms are defined in the Sandford Agreement), and provided that she complied with certain requirements (including signing a standard separation agreement release), under the Sandford Agreement: (i) she would be entitled to continued payment of her base salary as then in effect for a period of nine months following the date of termination; and (ii) she would be entitled to continued health and dental benefits through COBRA premiums paid by the Company (“COBRA Coverage”) until the earlier of nine months after termination or the time that she obtains employment with reasonably comparable or greater health and dental benefits. Additionally, the Sandford Agreement provided that if Ms. Sandford’s employment was terminated without cause or if she resigned for good reason within the 12-month period following a change of control (as such term is defined in the Sandford Agreement), then, in addition to the benefits above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company would vest upon the date of such termination (the “Acceleration Benefit”). The Sandford Agreement also contained a non-solicitation provision that applies until 12 months after the termination of the Sandford Agreement.

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Prior to the effectiveness of the Sandford Agreement, Ms. Sandford was party to an employment agreement with the Company effective as of March 1, 2022, for a term concluding on February 28, 2023. Pursuant to such prior agreement. Ms. Sandford was paid a base salary of $500,000 and was eligible to earn a discretionary bonus upon completion of the term. She was also eligible to receive a stock option grant to purchase 333 shares of the Company’s common stock, as adjusted for the reverse stock split, on the first trading day of each calendar month during the term, with each such option vesting in full on the last day of the calendar month in which it is granted.

Ms. Sandford’s employment was terminated on December 16, 2024. Pursuant to her separation agreement, Ms. Sandford was granted the following: (i) continued payment of her base salary for a period of nine months following the date of termination; (ii) continued health and dental benefits through COBRA premiums paid by the Company (“COBRA Coverage”) until the earlier of nine months after termination or the time that she obtains employment with reasonably comparable or greater health and dental benefits; (iii) 100% of any then-unvested options to purchase Company common stock previously granted by the Company vested upon the date of such termination; and (iv) a bonus payment related to 2024 in the amount of $135,000.

Torsten Hombeck, Ph.D.

Effective March 13, 2024, the Company and Dr. Hombeck entered into an amended and restated employment agreement (the “Hombeck Agreement”). Pursuant to the Hombeck Agreement, the Company paid Dr. Hombeck an annual base salary of $325,000. In addition, Dr. Hombeck was eligible for a bonus of up to 50% of his salary based on the Company’s performance, with the exact payment terms, if any, to be determined by the Compensation Committee of the Board in its sole and absolute discretion. Under the terms of such agreement, Dr. Hombeck was also eligible for a bonus of up to $50,00 upon the closing of one or more equity or debt financing transactions that result in a total aggregate net proceeds to the Company of $3,000,000 or more prior to March 31, 2025. The bonus would increase to $100,000 upon the aggregates closing of one or more equity, debt or other financing transactions that resulted in total net proceeds to the Company of $5,000,000 or more prior to March 31, 2025.Also pursuant to the Hombeck Agreement, Dr. Hombeck was granted a stock option to purchase 13,334 shares of the Company’s Common Stock, vesting in substantially equal installments following the completion of each of 3 years of continuous service following Dr. Hombeck’s employment commencement date. Dr. Hombeck was also granted a stock option to purchase 6,667 shares of the Company’s common stock, based on individual performance goals for the 12 months ending on the first anniversary of his employment commencement date.

Dr. Hombeck was eligible for continued payment of his base salary for six months and six months of COBRA Coverage on substantially the same terms and conditions as Ms. Sandford in the event that he was terminated without cause or resigns for good reason (as these terms are defined in the Hombeck Agreement); provided, however, that such benefits only apply beginning on the date that was six months following June 15, 2023, the effective date of the Dr. Hombeck’s original employment agreement. Further, he was also eligible for the Acceleration Benefit, on substantially the same terms and conditions as Ms. Sandford.

In addition, if Dr. Hombeck was terminated by the Company without cause or resigns for good reason (each term as defined in the Hombeck Agreement), any then-vested stock options granted to him would remain exercisable for up to 12 months following his employment termination date.

Minh Merchant

Effective March 28, 2023, the Company and Ms. Merchant entered into an amended and restated employment agreement (the “Merchant Agreement”). Pursuant to the Merchant Agreement, the Company paid Ms. Merchant an annual base salary of $325,000. In addition, Ms. Merchant was eligible for a bonus of up to 50% of her salary, based on achievement of reasonable Company and individual performance related goals to be mutually agreed upon by Ms. Merchant and the Company’s Chief Executive Officer and recommended by the Compensation Committee for the Board’s approval. Ms. Merchant was granted a stock option to purchase 10,000 shares of the Company’s Common Stock, as adjusted for the reverse stock split, vesting in substantially equal installments following the completion of each of 4 years of continuous service following Ms. Merchant’s employment commencement date. In addition, if Ms. Merchant was terminated by the Company without cause or resigned for good reason (each term as defined in the Merchant Agreement), any then-vested stock options granted to her would remain exercisable for up to 12 months following her employment termination date.

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Ms. Merchant is eligible for continued payment of her base salary for nine months and nine months of COBRA Coverage on substantially the same terms and conditions as Ms. Sandford in the event that she is terminated without cause or resigns for good reason (as these terms are defined in the Merchant Agreement); provided, however, that such benefits only apply beginning on the date that is six months following the March 28, 2023 effective date of the Merchant Agreement. Further, she was also eligible for the Acceleration Benefit, on substantially the same terms and conditions as Ms. Sandford.

Michael Buhle

Effective March 26, 2025, the Company and Mr. Buhle entered into an employment agreement (the “Buhle Agreement”). Pursuant to the Buhle Agreement, the Company will pay Mr. Buhle an annual base salary of $400,000. In addition, Mr. Buhle will be eligible for a bonus of up to 50% of his salary (prorated for partial years), based on achievement of corporate goals to be defined by the Compensation Committee of the Board of Directors. Mr. Buhle will be granted a stock option to purchase 100,000 shares of the Company’s Common Stock, vesting monthly over four years following the effective date of the Buhle Agreement. The Option shall remain exercisable until the earliest to occur of (i) 90 days from the date of Mr. Buhle’s termination of employment, (ii) the date on which the Options would have expired if Mr. Buhle’s employment had continued through the full term of the Option and (iii) the date on which Mr. Buhle breaches the Buhle Agreement, the PIIA or any other agreement between Mr. Buhle and the Company or any of its affiliates. Additionally, the Employment Agreement provides that if Mr. Buhle’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as such term is defined in the Buhle Agreement), then, in addition to the benefits above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination (subject to earlier expiration at the end of the option’s original term).

If Mr. Buhle’s employment is terminated without cause or resigns for good reason (as these terms are defined in the Buhle Agreement) at any time following the date that is (a) six (6) months or (b) twelve (12) months following the Effective Date, and provided that he complies with certain requirements (including signing a standard separation agreement release and complying with the non-competition provision in the Buhle Agreement), under the Buhle Agreement:

(a)	After six (6) months of employment, continued payment of Mr. Buhle’s base salary as then in effect for a period of three (3) months following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices, provided that you shall immediately repay to the Company any amounts that you receive hereunder if within sixty days following termination of your employment you either have failed to execute the standard release described above or have revoked the general release after you execute it; and

(b)	After twelve (12) months of employment, continued payment of Mr. Buhle’s base salary as then in effect for a period of six (6) months following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices, provided that you shall immediately repay to the Company any amounts that you receive hereunder if within sixty days following termination of your employment you either have failed to execute the standard release described above or have revoked the general release after you execute it; and

(c)	Continuation of Company health and dental benefits through COBRA premiums paid by the Company directly to the COBRA administrator during the Severance Period; provided, however, that such premium payments shall cease prior to the end of the Severance Period if Mr. Buhle commences other employment with reasonably comparable or greater health and dental benefits, to be determined in Mr. Buhle’s sole discretion.

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If Mr. Buhle’s employment is terminated by the Company for reasons other than for Cause (as defined below) or by Mr. Buhle for Good Reason (as these terms are defined in the Buhle Agreement) within the twelve (12) month period following a Change of Control (as these terms are defined in the Buhle Agreement), then, in addition to the severance obligations due to Mr. Buhle (disregarding the six (6) month and twelve (12) month probationary periods), one-hundred percent (100%) of any then-unvested shares under Company stock options then held by Mr. Buhle will vest upon the date of such termination.

Severance and Change in Control Arrangements.

Under the terms of each Named Executive Officer’s employment agreement, each is eligible to receive severance benefits upon a termination by the Company without cause or by the executive officer due to good reason. The Compensation Committee believes that these arrangements are important in order to attract and retain executive officer talent.

In addition, the Compensation Committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, the employment agreements include change in control provisions under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of the change in control provisions is to provide executive officers with appropriate incentives to remain with us before, during and after any change in control transaction by providing the executive officers with security in the event their employment is terminated or materially changed following a change in control. By providing this type of security, the employment agreements help ensure that the executive officers support any potential change in control transaction that may be considered in the best interests of our stockholders, even while the transaction may create uncertainty in the executive officer’s personal employment situation. The Compensation Committee believes that salary and benefits for nine months for our President and Chief Executive Officer and six months for our Chief Financial Officer and General Counsel are reasonable and appropriate to achieve the desired objectives of the agreements.

The following table set forth amounts payable to the Named Executive Officers if such officer had been terminated as of December 31, 2024.

Mr. Kallassy, Ms. Merchant and Dr. Hombeck were not eligible for any such benefits as of December 31, 2024. The actual benefits received by Ms. Sandford following the termination of her employment is included under “Executive Employment Agreements” above.

Name	Qualifying Termination Scenario	Continued Payment of Base Salary	Immediate Vesting of Stock Options(2)	Health and Dental Insurance Benefits(3)
Sandra Milligan	Qualifying Termination(1)	$200,000	$-	$865	(4)
	Qualifying Termination Within 12 Months After Change-in Control	200,000	-	-
	For cause	-	-	-

(1)	A Qualifying Termination means an involuntary termination by the Company other than for cause or a voluntary resignation by the executive for good reason (in all cases, assuming the executive is not entering into competitive or other activity detrimental to us, and subject to the executive’s execution of an effective release of claims and compliance with certain other conditions).
(2)	Reflects the difference between the exercise price of all options that would have vested upon such a termination and $0.71 (the December 31, 2024 closing price of our common stock).
(3)	Assumes each executive does not obtain employment with reasonably comparable or better health and dental benefits within the time period specified in the respective employment agreements.
(4)	Dr. Milligan does not avail of the Company’s health insurance benefits, but she does avail of its dental insurance plan.

Other Benefits.

Our Named Executive Officers participate in our standard employee benefits programs, including medical, dental, vision, life, short-term and long-term disability insurance, 401(k) Plan and flexible spending accounts.

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CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

The following is a summary of transactions since January 1, 2024, to which we have been a participant in which the amount involved exceeded or will exceed $120,000 or 1% of our total assets, and in which any of our directors, executive officers, or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements described in the sections titled “Executive Compensation” and “Board Compensation.”

Relationships Resulting from 2013 Private Placement

In connection with a May 8, 2013 private placement, on May 13, 2013, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain of the purchasers in the private placement (the “2013 Purchasers”). Among other things, the Stockholders Agreement provides certain of the 2013 Purchasers with rights to participate in any future equity offerings by the Company on the same price and terms as other investors. Certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on February 8, 2021, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman, as well as Seamark Capital, L.P., purchased an aggregate of 40,555 shares of our common stock (as adjusted for the reverse stock split) for aggregate gross proceeds of $4,562,497.50. In addition, certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on August 22, 2022, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman purchased an aggregate of 8,888 shares of our common stock (as adjusted for the reverse stock split) for aggregate gross proceeds of $117,333.04. Also, certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on July 24, 2023, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman purchased an aggregate of 181,800 shares of our common stock for aggregate gross proceeds of $499,950.00. Further, certain of the 2013 Purchasers were also offered the opportunity to participate in the underwritten public offering of our common stock that we completed on January 26, 2024, and certain trusts and other entities affiliated with H. George Schuler and Tanya Schuler Sharman purchased an aggregate of 28,500 shares of our common stock for aggregate gross proceeds of $99,750.00.

In addition, in connection with the May 8, 2013 private placement, Oracle Partners, LP and Oracle Ten Fund Master LP, together, and Jack W. Schuler (the “Principal Purchasers”) received rights to prohibit the Company from taking any of the following actions unless agreed to by at least one of the Principal Purchasers:

●	Making any acquisition with a value greater than $2 million;
●	Entering into, or amending the terms of our agreements with Quest Diagnostics, which consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;
●	Submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our Board;
●	Offering, selling or issuing any securities senior to the Company’s common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;
●	Amending our Certificate of Incorporation or Bylaws in any manner that effects the rights, privileges or economics of the Company’s common stock;
●	Making any action that would result in a change in control of the Company or an insolvency event;
●	Paying or declaring dividends on any securities of the Company or distributing the assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or
●	Adopting or amending any shareholder rights plan.

In addition, the Principal Purchasers each received the right to nominate a member to serve on our Board. Dr. Eric Varma was designated as a Board nominee by Oracle Partners, LP and Oracle Ten Fund Master, LP pursuant to the Stockholders Agreement and was appointed as a director on September 12, 2013. Dr. Varma did not stand for re-election at the 2018 annual meeting of the stockholders of the Company. Oracle Partners, LP and Oracle Ten Fund Master, LP have not yet notified the Company of the person who will succeed Dr. Varma as the Oracle Partners, LP and Oracle Ten Fund Master, LP designee on the Board. James T. LaFrance was designated as a Board nominee by Jack W. Schuler. The Board appointed Mr. LaFrance as a director and Chair of the Board on December 12, 2013, and effective from March 2022 to December 2022 he served as Lead Independent Director of the Board. Mr. LaFrance resigned from the Board effective December 15, 2022. Subsequent to his nomination by Jack W. Schuler, the Board appointed John Ragard as a director effective July 25, 2024. Mr. Ragard will not stand for re-election at the Annual Meeting.

The rights and prohibitions of the 2013 Purchasers under the Stockholders Agreement terminate for each 2013 Purchaser when it ceases to own or hold less than 50% of the shares, warrants or warrant shares that were purchased at the closing of the 2013 private placement.

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SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 7, 2025 (unless otherwise indicated), by (1) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors and director nominees, (3) each of our Named Executive Officers, and (4) all of our directors and executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Shares of common stock which are issued and outstanding are deemed to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock which are issuable upon exercise of options or warrants or the vesting of RSUs are deemed to be issued and outstanding and beneficially owned by any person who has or shares voting or investment power over such securities only if such securities are exercisable within 60 days of April 7, 2025, and, in any event, solely for purposes of calculating that person’s percentage ownership of the common stock (and not for purposes of calculating the percentage ownership of any other person).

Except where otherwise indicated, the number of shares of common stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 29,784,560 shares of common stock outstanding as of April 7, 2025, plus (ii) such number of shares of common stock as are issuable pursuant to RSUs, options or warrants held by that person (and excluding RSUs, options and warrants held by other persons) which may vest or be exercised within 60 days of April 7, 2025.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Beneficial Owners of More Than 5%:
Jack W. Schuler(1)	2,763,178	9.3%
100 N. Field Drive, Suite 360
Lake Forest, IL 60045
Directors and Named Executive Officers:
Ellen Beausang(2)	6,458	*
Michael Buhle	-	-
Stefanie Cavanaugh(3)	81,994	*
Jeffrey Cohen(4)	325,141	1.1%
John Fraser(5)	910,185	3.0%
Jannie Herchuk(6)	110,897	*
Torsten Hombeck	15,000	*
Cynthia Hundorfean	-	-
John Kallassy	-	-
Minh Merchant	-	-
Sandra Milligan(7)	38,644	*
Ellen O’Connor Vos(8)	77,257	*
Winfred Parnell(9)	74,477	*
John Ragard(10)	200,093	*
Nicole Sandford(11)	350,246	1.2%

All Directors and Executive Officers as a Group (15 persons)	2,190,392	7.3%

* Less than 1%

(1)	Based on the information provided in Amendment No. 17 to Schedule 13D filed with the SEC on March 10, 2025 by Jack W. Schuler with respect to himself and the Jack W. Schuler Living Trust), as adjusted for the convertible notes, which were converted on March 12, 2025. Includes (i) 6,536 shares of common stock held by Jack Schuler and (ii) 2,712,718 shares held by Jack W. Schuler Living Trust, (iii) 37,388 shares issuable upon the exercise of warrants owned by Jack W. Schuler Living Trust and (iv) 6,536 shares issuable upon the exercise of warrants owned by Jack W. Schuler.

(2)	Includes (i) 1,615 shares of common stock and (ii) 4,843 RSUs.

(3)	Includes (i) 72,789 shares of common stock, (ii) 5,937 RSUs and (iii) 3,268 common stock warrants.

(4)	Includes (i) 320,141 shares of common stock directly held and (ii) 5,000 shares of common stock held by a spouse.

(5)	Includes (i) 550,004 shares of common stock directly held, (ii) 291,554 held by Seamark Capital, L.P,, over which Mr. Fraser has shared dispositive power and (iii) 68,627 common stock warrants.

(6)	Includes (i) 74,065 shares of common stock, (ii) 8,437 RSUs, (iii) 4,902 common stock warrants and (iv) 23,493 shares issuable upon the exercise of stock options.

(7)	Includes (i) 13,644 shares of common stock and (ii) 25,000 shares issuable upon the exercise of stock options.

(8)	Includes (i) 68,677 shares of common stock, (ii) 5,312 RSUs and (iii) 3,268 common stock warrants.

(9)	Includes (i) 66,053 shares of common stock, (ii) 5,156 RSUs and (iii) 3,268 common stock warrants.

(10)	Includes (i) 129,890 shares of common stock, (ii) 4,844 RSUs and (iii) 65,359 common stock warrants.

(11)	Includes (i) 99,670 shares of common stock, (ii) 19,916 common stock warrants and (iv) 230,660 shares issuable upon the exercise of stock options.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption terms and liquidation preferences as shall be determined by our board of directors. Any issuance of shares of preferred stock could adversely affect the voting power or rights of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. In all matters other than the election of directors, stockholder approval requires the affirmative vote of the majority of the holders of our common stock entitled to vote on the subject matter unless the matter is one upon which, by express provision of law, our Certificate of Incorporation or our Bylaws, a different vote is required. Directors are elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such nominee’s election. However, if our secretary receives a notice that a stockholder has nominated or intends to nominate one or more persons for election to our board of directors in compliance with the requirements set forth in our Bylaws and such nomination has not been withdrawn by such stockholder on or prior to the tenth day before we first mail our notice of meeting for such meeting to stockholders, directors will be elected by a plurality of the votes properly cast on the election of directors.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled and the rights of certain of our stockholders set forth in the Stockholders’ Agreement (as defined below), holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. We have never paid or declared any dividend on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable. As described under “Stockholders’ Agreement,” certain holders of our common stock have the right to purchase shares in connection with most equity offerings made by the Company.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of any senior class of securities. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

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Stockholders’ Agreement

In connection with a private placement in May 2013, we entered into a stockholders’ agreement with the purchasers named therein (the “Stockholders’ Agreement”). Pursuant to and subject to the terms of the Stockholders’ Agreement, certain of the investors received rights to participate in any future equity offerings on the same price and terms as other investors. These rights terminate for each investor when that investor ceases to beneficially own at least 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement. We believe that the rights of one of the primary investors have so terminated.

In addition, the Stockholders’ Agreement prohibits the Company from taking certain actions without the consent of at least one of the two primary investors (Jack W. Schuler, as the only investor still holding these rights). These actions include:

●	making any acquisition with value greater than $2 million;
●	entering into, or amending the terms of agreements with Quest Diagnostics, provided that such investors’ consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;
●	submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our board of directors;
●	offering, selling or issuing any securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;
●	amending our Certificate of Incorporation or our Bylaws in any manner that affects the rights, privileges or economics of our common stock;
●	taking any action that would result in a change in control of the Company or an insolvency event;
●	paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or
●	adopting or amending any stockholder rights plan.

Section 203 of the Delaware Corporation Law

We are subject to Section 203 of the DGCL, which prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, subject to exceptions, unless:

●	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
●	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
●	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of our Certificate of Incorporation described in the immediately preceding paragraph would require approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the Selling Stockholder identified in this prospectus of up to (i) 354,988 Commitment Shares and (ii) up to 42,328,042 shares of our common stock (the “Purchase Shares”) that may be issued and sold by us to the Selling Stockholder from time to time pursuant to the Purchase Agreement. We are registering the Commitment Shares and Purchase Shares pursuant to the provisions o the Purchase Agreement in order to permit the Selling Stockholder to offer the Commitment Shares for resale from time to time.

Under the terms of the Purchase Agreement, we issued the Commitment Shares to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our common stock under the Purchase Agreement. In addition, we have the right, subject to the terms and conditions set forth in the Purchase Agreement, to require Triton to purchase up to $2,000,000 of our common stock during the period beginning on the date that the registration statement of which this prospectus forms a part becomes effective and ending on September 30, 2025 (the “Commitment Period”), by delivering one or more purchase notices to Triton (each, a “Purchase Notice”). The number of shares of common stock issuable pursuant to each Purchase Notice will be determined by dividing the dollar amount set forth in the Purchase Notice by a purchase price equal to 75% of the lowest daily volume-weighted average price (“VWAP”) of our common stock during the three trading days immediately following delivery of the Purchase Notice, as more fully described in the Purchase Agreement.

The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

All expenses incurred with respect to the registration of the Shares will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholder in connection with the sale of such Commitment Shares.

Neither the Selling Stockholder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The Commitment Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholder may offer all or part of the Commitment Shares for resale from time to time. However, the Selling Stockholder is under no obligation to sell all or any portion of the Commitment Shares.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to this Offering	Common Stock Being Offered	Common Stock Beneficially Owned After this Offering

Triton Funds LP (1)	354,988 (2)	42,683,030(3)	- (4)

(1)	Triton Funds LP exercises voting and dispositive power with respect to the Commitment Shares that are beneficially owned by Triton Funds LP. In accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of our Common Stock that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain shareholder approval to do so.

(2)	Consists of Commitment Shares issued to the Selling Stockholder for $25,000.

(3)	The number of shares being registered for resale by the Selling Stockholder includes (i) 354,988 Commitment Shares and (ii) up to 42,328,042 shares of our common stock that may be issued under the Purchase Agreement. This number represents an estimate of the maximum number of shares issuable assuming a purchase price equal to 75% of the lowest daily volume-weighted average price (“VWAP”) of our common stock during the three trading days immediately following delivery of a Purchase Notice, based on recent market prices. The actual number of shares issuable under the Purchase Agreement may be fewer than the number of shares being registered depending on the purchase price per share determined under the Purchase Agreement at the time of each purchase. Accordingly, the actual number of shares offered under this prospectus may be less than this amount.

(4)	Assumed all of the shares of common stock registered hereunder have been sold.

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PLAN OF DISTRIBUTION

The Selling Stockholder will pay all incremental selling expenses relating to the sale of their shares of common stock, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants. We estimate that the total expenses for the offering will be approximately $135,000.

The Selling Stockholder will be deemed to be an “underwriter” within the meaning of the Securities Act in connection with any sales made pursuant to this prospectus.

The shares of common stock beneficially owned by the Selling Stockholder covered by this prospectus may be offered and sold from time to time by the Selling Stockholder. The term “Selling Stockholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholder may sell its shares of common stock by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	through trading plans entered into by the Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	settlement of short sales;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

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In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholder may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equity holders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equity holders are not affiliates of ours, such members, partners, stockholders or other equity holders would thereby receive freely tradable shares of common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholder or borrowed from the Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholder in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Stockholder and any broker-dealers who execute sales for the Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholder and its affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Under the Purchase Agreement, we have agreed to indemnify the Selling Stockholder against certain liabilities that it may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholder may be required to make with respect thereto. In addition, we and the Selling Stockholder have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

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LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. (the “Company”) as of December 31, 2024 and 2023 and for the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.aspirawh.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

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ASPIRA WOMEN’S HEALTH INC.

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Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Aspira Women’s Health Inc.

Austin, TX

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aspira Women’s Health Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and expects to continue to incur substantial losses in the future, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of these critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating these critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition - Determination of Transaction Price for Product Revenue

As described in Note 1 to the consolidated financial statements, the Company recognizes product revenue upon completion of the test and delivery of results to the physician based on estimates of the amounts that will ultimately be realized. When determining the amount of revenue to be recognized for a delivered test result, management applies judgment to determine the transaction price, which affects the amount of revenue recognized. The Company’s product revenue for the year ended December 31, 2024 was $9.2 million.

We identified the auditing of management’s determination of the transaction price as a critical audit matter. Management’s determination of the transaction price considers certain inputs, such as payment history, including amount and timing of payment and payer coverage. Auditing these inputs required challenging auditor judgment due to the nature and extent of audit effort required.

The primary procedures we performed to address this critical audit matter included:

●	Assessing the reasonableness of management’s inputs used to estimate the transaction price by testing on a sample basis the underlying data by:
	●	Inspecting the supporting documentation related to the determination of payer grouping, and
	●	Reviewing historical cash collections used in determining the transaction price.
●	Recalculating the average unit price using the historical cash collections for the period for each payer group.

Accounting for July 2024 Warrant Inducement Agreement

As described in Note 7 to the consolidated financial statements, the Company entered into a warrant inducement agreement with a certain holder of (i) warrants to purchase 311,111 shares of Common Stock dated August 22, 2022 and (ii) warrants to purchase 1,400,000 shares of Common Stock dated January 26, 2024, pursuant to which the holder agreed to exercise in cash the warrants held at a reduced exercise price of $1.25 per share reduced from $4.13 per share.

We identified the assessment of the accounting treatment of these warrants as a critical audit matter due to the complexity in assessing the warrant features, which requires management to make significant judgments in the interpretation of the terms of the agreements and in the application of appropriate accounting guidance. Auditing management’s application of the appropriate accounting treatment required challenging and complex auditor judgment due to the nature and extent of audit effort required, including the use of firm personnel with expertise in technical accounting.

The primary procedures we performed to address this critical audit matter included:

●	Reviewing and evaluating (i) the terms of the agreement, (ii) the completeness and accuracy of the Company’s technical accounting analysis, and (iii) the application of the relevant accounting guidance.
●	Utilizing firm personnel with expertise in the relevant technical accounting to assist in evaluating (i) the relevant contract terms of the issuances in relation to the appropriate accounting guidance, and (ii) the appropriateness of conclusions reached by the Company.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2012.

Boston, Massachusetts

March 27, 2025

F-1

Aspira Women’s Health Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,769	$2,597
Accounts receivable, net of reserves of $0 and $15, as of December 31, 2024 and December 31, 2023, respectively	990	1,459
Prepaid expenses and other current assets	1,098	997
Inventories	326	227
Total current assets	4,183	5,280
Property and equipment, net	69	165
Right-of-use assets	1,194	528
Restricted cash	-	258
Other assets	45	31
Total assets	$5,491	$6,262
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$2,173	$1,261
Accrued liabilities	2,445	2,863
Current portion of long-term debt	229	166
Short-term debt	614	670
Current maturities of lease liabilities	7	159
Total current liabilities	5,468	5,119
Non-current liabilities:
Long-term debt	1,278	1,430
Non-current maturities of lease liabilities	1,248	427
Warrant liabilities	60	1,651
Total liabilities	8,054	8,627
Commitments and contingencies (Note 6)
Stockholders’ (deficit) equity:
Common stock, par value $0.001 per share, 200,000,000 and 200,000,000 shares authorized at December 31, 2024 and December 31, 2023, respectively; 17,407,120 and 10,645,049 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	17	11
Additional paid-in capital	528,817	515,927
Accumulated deficit	(531,397)	(518,303)
Total stockholders’ deficit	(2,563)	(2,365)
Total liabilities and stockholders’ deficit	$5,491	$6,262

See accompanying notes to consolidated financial statements

F-2

Aspira Women’s Health Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

	Year Ended
	December 31,
	2024	2023
Revenue:
Product	$9,182	$9,153
Genetics	-	1
Total revenue	9,182	9,154
Cost of revenue:
Product	3,703	3,892
Genetics	-	-
Total cost of revenue	3,703	3,892
Gross profit	5,479	5,262
Operating expenses:
Research and development	3,266	4,035
Sales and marketing	8,146	7,812
General and administrative	10,345	12,267
Total operating expenses	21,757	24,114
Loss from operations	(16,278)	(18,852)
Other income, net:
Change in fair value of warrant liabilities	1,346	629
Interest income (expense), net	(33)	48
Forgiveness of DECD loan	-	1,000
Other income, net	1,871	485
Total other income, net	3,184	2,162
Net loss	$(13,094)	$(16,690)
Net loss per share - basic and diluted	$(0.93)	$(1.81)
Weighted average common shares used to compute basic and diluted net loss per common share	14,134,626	9,233,306

See accompanying notes to consolidated financial statements

F-3

Aspira Women’s Health Inc.

Consolidated Statements of Changes in Stockholders’ (Deficit) Equity

(Amounts in Thousands, Except Share Amounts)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2022	8,306,326	$8	$508,584	$(501,613)	$6,979
Net loss	-	-	-	(16,690)	(16,690)
Common stock issued under 2023 At the Market Offering Agreement, net of issuance costs	35,552	-	68	-	68
Common stock issued under 2023 Equity Line of Credit Agreement, net of issuance costs	360,943	-	1,177	-	1,177
Common stock issued for entering into 2023 Equity Line of Credit Agreement	47,733	-	258	-	258
Common stock issued under 2023 Direct Offering, net of issuance costs	1,694,820	2	4,117	-	4,119
Common stock issued for vested restricted stock awards	199,699	1	814	-	815
Stock-based compensation expense	-	-	909	-	909
Fractional shares adjustment related to reverse stock split	(24)	-	-	-	-
Balance at December 31, 2023	10,645,049	11	515,927	(518,303)	(2,365)
Net loss	-	-	-	(13,094)	(13,094)
Common stock issued under 2023 Equity Line of Credit Agreement	949,574	1	1,900	-	1,901
Common stock issued under 2024 Direct Offering, net of issuance costs of $733	1,371,000	1	4,829	-	4,830
Common stock issued under Warrant Inducement Agreement, net of issuance costs of $277	1,711,111	2	1,860	-	1,862
Reclassification of Warrant Liability upon Exercise	-	-	245	-	245
Common stock issued under 2024 At the Market Agreement, net of issuance costs of $189	1,073,050	1	714	-	715
Common stock issued under 2024 Private Placement Offering, net of issuance costs of $72	1,248,527	1	1,837	-	1,838
Common stock issued under 2024 Securities Purchase Agreements	9,733	-	11	-	11
Warrant Exercise	200,000	-	-	-	-
Common stock issued for vested restricted stock awards	199,076	-	161	-	161
Stock-based compensation expense	-	-	1,333	-	1,333
Balance at December 31, 2024	17,407,120	$17	$528,817	$(531,397)	$(2,563)

See accompanying notes to consolidated financial statements

F-4

Aspira Women’s Health Inc.

Consolidated Statements of Cash Flows

(Amounts in Thousands)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(13,094)	$(16,690)
Adjustments to reconcile net loss to net cash used in operating activities:		-
Non-cash lease expense	3	(9)
Depreciation and amortization	92	199
Stock-based compensation expense	1,494	1,724
Change in fair value of warrant liabilities	(1,346)	(629)
Loss on impairment and disposal of property and equipment	41	28
Forgiveness of DECD loan	-	(1,000)
Financing expense for entering into equity line of credit with Lincoln Park	-	258
Changes in operating assets and liabilities:
Accounts receivable	469	(214)
Prepaid expenses and other assets	(115)	577
Inventories	(99)	89
Accounts payable	912	380
Accrued liabilities	(418)	(539)
Other liabilities	(52)	(68)
Net cash used in operating activities	(12,113)	(15,894)
Cash flows from investing activities:
Purchase of property and equipment	(37)	(24)
Net cash used in investing activities	(37)	(24)
Cash flows from financing activities:
Principal repayment of DECD loan	(93)	(148)
Proceeds from 2023 At the Market Offering Agreement	-	202
Payment of issuance costs for 2023 At the Market Offering Agreement	-	(134)
Proceeds from 2023 Equity Line of Credit Agreement	1,901	1,177
Proceeds from 2023 Direct Offering	-	4,716
Payment of issuance costs for 2023 Direct Offering	-	(597)
Proceeds from 2024 Direct Offering	5,563	-
Payment of issuance costs for 2024 Direct Offering	(733)	-
Proceeds from Warrant Inducement Agreement	2,139	-
Payment of issuance costs for Warrant Inducement Agreement	(277)	-
Proceeds from 2024 Securities Purchase Agreements	11	-
Proceeds from 2024 At the Market Offering Agreement	904	-
Payment of issuance costs for 2024 At the Market Offering Agreement	(189)	-
Proceeds from 2024 Private Placement Offering	1,910	-
Payment of issuance costs for 2024 Private Placement Offering	(72)	-
Net cash provided by financing activities	11,064	5,216
Net decrease in cash, cash equivalents and restricted cash	(1,086)	(10,702)
Cash, cash equivalents and restricted cash, beginning of year	2,855	13,557
Cash, cash equivalents and restricted cash, end of year	$1,769	$2,855
Reconciliation to Consolidated Balance Sheet:
Cash and cash equivalents	$1,769	$2,597
Restricted cash	-	258
Unrestricted and restricted cash and cash equivalents	$1,769	$2,855
Supplemental disclosure of cash flow information:
Cash paid for interest	$49	$45
Supplemental disclosure of noncash investing and financing activities:
Forgiveness of DECD loan	$-	$(1,000)
Warrants modification - incremental value	$1,323	$-
Commitment shares for equity line of credit	$-	$258
Increase in right-of-use assets	$895	$318

See accompanying notes to consolidated financial statements

F-5

Aspira Women’s Health Inc.

Notes to Consolidated Financial Statements

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Organization and Basis of Presentation

Aspira Women’s Health Inc. (“Aspira,” and together with its wholly-owned subsidiaries, the “Company”) is incorporated in the state of Delaware, and is engaged in the business of developing and commercializing diagnostic tests for gynecologic disease. The Company currently markets and sells the following products and related services: (1) the Ova1Plus workflow, which uses Ova1, a qualitative serum test intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy, as the primary test and Overa, a second-generation biomarker test intended to maintain Ova1’s high sensitivity while improving specificity, as a reflex for Ova1 intermediate range results, leveraging the strengths of Ova1’s MIA sensitivity and Overa’s (MIA2G) specificity to reduce incorrectly elevated results; and (2) OvaWatch, an LDT intended to assist in the initial clinical assessment of malignancy risk in all women thought to have an indeterminate or benign adnexal mass. Overa is currently not offered except as a reflex test performed as part of the Ova1Plus workflow. Collectively, these tests are referred to and marketed as OvaSuite. The Company’s products are distributed through its own national sales force, through its proprietary decentralized testing platform and cloud service marketed as Aspira Synergy, and through marketing and distribution agreements with BioReference Health, LLC and ARUP Laboratories.

Operating segments are defined as components of a business about which separate discrete information is available and used for evaluation by the chief operating decision maker (the “CODM”) in deciding how to allocate resources and assess performance. The company’s chief executive officer alone is the Company’s CODM. Refer to Note 12 - Segment Reporting for more information.

Going Concern

The Company has incurred significant net losses and negative cash flows from operations since inception, and as a result has an accumulated deficit of approximately $531,397,000 and working capital deficit of $1,285,000 as of December 31, 2024. For the year ended December 31, 2024, the Company incurred a net loss of $13,094,000 and used cash in operations of $12,113,000. The Company also expects to incur a net loss and negative cash flows from operations for 2025. In order to continue its operations as currently planned through 2025 and beyond, the Company will need to raise additional capital. The Company expects to take further action to protect its liquidity position. Such actions may include, but are not limited to:

●	Raising capital through an equity offering either in the public markets or via a private placement offering (to the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. However, no assurance can be given that capital will be available on acceptable terms, or at all);
●	Securing debt, however, no assurance can be given that debt will be available on acceptable terms or at all;
●	Reducing executive bonuses or replacing cash compensation with equity grants;
●	Reducing professional services and consulting fees and eliminating non-critical projects;
●	Reducing travel and entertainment expenses; and
●	Reducing, eliminating or deferring discretionary marketing programs.

The Company also has outstanding warrants to purchase shares of its common stock that may be exercised; although there can be no assurance that the warrants will be exercised.

There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operations. Management expects cash from product sales and licensing to be the Company’s only material, recurring source of cash in 2025. Given the above conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are filed. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might result from these uncertainties.

F-6

On July 1, 2024, the Company received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the 30 consecutive business days prior to the date of the deficiency letter, the Company’s Market Value of Listed Securities was below the minimum of $35 million requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq provided the Company with 180 calendar days, or until December 30, 2024, to regain compliance with the MVLS Requirement. On December 31, 2024, the Company received written notice from the Staff of Nasdaq notifying it that the Company failed to regain compliance with the MVLS Requirement by the Compliance Date. As such, the Company requested an appeal of Nasdaq’s determination to delist the Company’s common stock from The Nasdaq Capital Market and paid Nasdaq a hearing fee of $20,000. The hearing was held on February 18, 2025.

The Company presented an appeal of Nasdaq’s determination to delist its common stock. As a result of the hearing, on March 6, 2025, the Company received written notice from Nasdaq that it would grant the Company’s request for continued listing on the Nasdaq Capital Market subject to certain conditions. Although the Company has been granted the conditional exception to remain listed on the Nasdaq Capital Market, no assurance can be provided that it will successfully meet the conditions of the exception and that its common stock will continue to be listed on The Nasdaq Capital Market.

On October 17, 2024, the Company received a second deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market stating that, for the preceding 30 consecutive business days, the closing bid price for Aspira common stock was below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). As provided in the Nasdaq rules, the Company has 180 calendar days, or until April 15, 2025, to regain compliance with the Minimum Bid Price Rule. The Company may achieve compliance during this period if the closing bid price of Aspira common stock is at least $1.00 per share for a minimum of 10 consecutive business days. If the Company fails to regain compliance on or prior to April 15, 2025, the Company may be eligible for an additional 180-calendar day compliance period, which would extend the deadline until October 12, 2025. There is no assurance that the Company will be able to regain compliance by the April 15, 2025 deadline or the additional 180-calendar day extended deadline, and there is no assurance that the Company will otherwise maintain compliance with this or any of the other Nasdaq continued listing requirements.

On February 11, 2025, the Company received written notice from the Nasdaq Stock Market, LLC (“Nasdaq”) that based on the closing bid price per share immediately preceding entering into a binding agreement to issue the securities for the Private Placement of $1.47 per share plus $0.125 attributable to the value of the warrants, the market value of the transaction for purposes of Listing Rule 5625(c) was $1.595. Since the shares and warrants sold in the private placement were issued below the market value, and the Company failed to obtain shareholder approval, the Company violated Listing Rule 5635(c). Accordingly, this matter served as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

Subsequently, on February 11, 2025, the Company completed amendments to the warrants prohibiting exercise until shareholder approval has been obtained. As a result, the Staff of Nasdaq has determined that the Company has regained compliance with Listing Rule 5635(c) and subject to the disclosure requirements below, this matter is now closed.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The primary estimates underlying the Company’s consolidated financial statements include assumptions regarding revenue recognition as well as variables used in calculating the fair value of the Company’s equity awards, warrants, income taxes and contingent liabilities. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase, which are readily convertible into known amounts of cash and are so near to their maturity that they present an insignificant risk of changes in value because of interest rate changes. Highly liquid investments that are considered cash equivalents include money market funds.

Restricted Cash

Restricted cash consists of a security deposit for a credit card financing arrangement. The restriction on the cash was removed when the Company closed its credit card account.

Fair Value Measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value and Measurements (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

F-7

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

If a financial instrument uses inputs that fall within different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

Financial instruments of the Company consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, debt and warrant liabilities.

The estimated fair value of financial instruments has been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

Cash and cash equivalents, restricted cash, accounts receivable, and accounts payable are considered Level 1 and are carried at cost due to their short-term nature and their market interest rates. Warrant liabilities are considered Level 2 and are recorded at fair value at the end of each reporting period. Debt is considered Level 3, which the Company does not record at fair value. The carrying value of debt approximates fair value due to its interest rate approximating market rates of interest available to the Company for similar instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents in recognized financial institutions in the United States. The funds are insured by the FDIC up to a maximum of $250,000 but are otherwise unprotected. The Company has not experienced any losses associated with deposits of cash and cash equivalents. The Company does not invest in derivative instruments or engage in hedging activities.

Accounts Receivable

Virtually all accounts receivable are derived from sales made to customers located in North America. The Company grants credit to customers in the normal course of business and the resulting trade receivables are stated at their net realizable value. The Company maintains an allowance for credit losses based upon the expected collectability of accounts receivable, such as the historical collection cycle. Amounts are written off against the allowances for credit losses when the Company determines that a customer account is not collectable. We believe our exposure to concentrations of credit risk is limited due to the diversity of our payer base.

Inventory

The Company has inventory consisting primarily of kit inventory for specimen delivery as well as reagents used for specimen testing and miscellaneous inventory such as pipettes, gloves and other non-reagent items.

At each reporting period the Company reviews its inventories for obsolescence and writes down obsolete or otherwise unmarketable inventory to its estimated net realized value, which is primarily related to kit inventory when kits expire. Inventory is valued at cost using the first-in-first-out method.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated when placed into service using the straight-line method over the estimated useful lives, generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Property and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If property and equipment are considered to be impaired, an impairment loss is recognized.

F-8

Revenue Recognition

Product Revenue - OvaSuite: The Company recognizes product revenue in accordance with the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Product revenue is recognized upon completion of the OvaSuite test and delivery of results to the physician based on estimates of amounts that will ultimately be realized. In determining the amount of revenue to be recognized for a delivered test result, the Company considers factors such as payment history and amount, payer coverage, whether there is a reimbursement contract between the payer and the Company, and any developments or changes that could impact reimbursement. These estimates require significant judgment by management as the collection cycle on some accounts can be as long as one year. The effect of any change made to an estimated input component and, therefore revenue recognized, would be recorded as a change in estimate at the time of the change.

The Company also reviews its patient account population and determines an appropriate distribution of patient accounts by payer (i.e., Medicare, patient pay, other third-party payer, etc.) into portfolios with similar collection experience. The Company has elected this practical expedient that, when evaluated for collectability, results in a materially consistent revenue amount for such portfolios as if each patient account were evaluated on an individual contract basis. During the years ended December 31, 2024 and 2023, there were no adjustments to estimates of variable consideration to derecognize revenue for services provided in a prior period; however, additional revenue of approximately $4,000 and $87,000 was recognized during the years ended December 31, 2024 and 2023, respectively. There were no impairment losses on accounts receivable recorded during the years ended December 31, 2024 and 2023.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist primarily of payroll and related costs, materials and supplies used in the development of new products, and fees paid to third parties that conduct certain research and development activities on behalf of the Company. In addition, acquisitions of assets to be consumed in research and development, with no alternative future use, are expensed as incurred as research and development costs. Software development costs incurred in the research and development of new products are expensed as incurred until technological feasibility is established.

Patent Costs

Costs incurred in filing, prosecuting and maintaining patents (principally legal fees) are expensed as incurred and recorded within general and administrative expenses on the Company’s consolidated statements of operations. Such costs aggregated to approximately $274,000 and $341,000 for the years ended December 31, 2024 and 2023, respectively.

Stock-Based Compensation

The Company records the fair value of non-cash stock-based compensation costs for stock options related to the 2019 Stock Incentive Plan (“2019 Plan”). The Company estimates the fair value of stock options using a Black-Scholes option valuation model. This model requires the input of subjective assumptions including expected stock price volatility, expected life and estimated forfeitures of each award. These assumptions consist of estimates of future market conditions, which are inherently uncertain, and therefore are subject to management’s judgment. The Company uses the straight-line method to amortize the fair value over the requisite service period of the award, which is generally equal to the vesting period.

The expected life of options is based on historical data of actual experience with the options granted and represents the period of time that the options granted are expected to be outstanding. This data includes employees’ expected exercise and post-vesting employment termination behaviors. The expected stock price volatility is estimated using Company historical volatility in deriving the expected volatility assumption. The Company made an assessment that Company historic volatility is most representative of future stock price trends. The expected dividend yield is based on the estimated annual dividends that are expected to be paid over the expected life of the options as a percentage of the market value of the Company’s common stock as of the grant date. The risk-free interest rate for the expected life of the options granted is based on the United States Treasury yield curve in effect as of the grant date. The Company records stock-based compensation net of estimated forfeitures.

F-9

2023 Reverse Stock Split

At the Company’s annual meeting on May 9, 2023, the stockholders of the Company approved the proposal to authorize the board of directors in its discretion, without further authorization of the Company’s stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock by a ratio of between one-for-ten and one-for-twenty. On May 9, 2023, the Company’s board of directors approved a one-for-fifteen reverse stock split of the Company’s common stock without any change to its par value, which became effective on May 12, 2023. All references to share and per share amounts for all periods presented in these consolidated financial statements have been retrospectively restated to reflect the Reverse Stock Split and proportional adjustment of the preferred stock conversion ratio. Par values were not adjusted.

Government Assistance

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). One provision within the CARES Act provided an Employee Retention Credit (“ERC”), which allows for employers to claim a refundable tax credit against the employer share of Social Security tax equal to 50% of the qualified wages paid to employees from March 13, 2020 through December 31, 2020. The ERC was subsequently expanded in 2021 for employers to claim a refundable tax credit for 70% of the qualified wages paid to employees from January 1, 2021 through September 30, 2021.

The Company qualified for federal government assistance through the ERC. During the years ended December 31, 2024 and 2023, the Company received approximately $38,000 and $347,000, respectively, from the Internal Revenue Service for payroll tax refunds for 2020. The Company recorded the receipt as other income in its consolidated statements of operations.

In October 2024, the Company was selected as an awardee of a federal health an initiative to address critical unmet challenges in women’s health, champion transformative innovations, and tackle health conditions that uniquely or disproportionately affect women. Under this initiative, the Company expects to receive up to $10,000,000 in milestone-based funding over two years to develop its multi-marker blood test to aid in the detection of endometriosis. The test will rely on an AI-powered algorithm that combines protein and microRNA biomarkers and patient data, and leverage technology that the Company pioneered for its ovarian cancer risk assessment blood tests.

The Company met the first milestone for payment in the fourth quarter of 2024 and received a payment of $2,000,000. The award also provides for access to a team of subject matter experts and advisors to support the successful completion and commercial launch of the test before the end of the two-year contract term. The Company will work with a Program Manager in the design, development, and commercial launch of this first-of-its kind endometriosis diagnostic test.

Applying guidance from IAS 20, the Company accounts for each milestone in the contract as an individual obligation. The Company recognizes income when there is reasonable assurance that the entity will meet the conditions and that the grant will be received. Notwithstanding Aspira’s adoption of IAS 20 deferred income approach, due to the uncertainty posed by the current political climate, particularly with respect to government awards, Aspira will recognize income for each milestone only upon receipt of payments. During the year ended December 31, 2024, the Company recorded other income of $2,000,000 in its consolidated statement of operations related to the award.

Contingencies

The Company accounts for contingencies in accordance with ASC 450 Contingencies (“ASC 450”) which requires that an estimated loss from a loss contingency be accrued when (i) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and (ii) when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires the use of management’s judgment. Management believes that the Company’s accruals for these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from management’s estimates.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax bases of assets and liabilities using the current tax laws and rates. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

F-10

ASC Topic 740, Accounting for Uncertainty in Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in the financial statements and provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, and disclosure.

The Company recognizes interest and penalties related to unrecognized tax benefits within the interest expense line and other expense line, respectively, in its consolidated statements of operations. Accrued interest and penalties are included within the related liability lines in the Company’s consolidated balance sheet.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock adjusted for the dilutive effect of common stock equivalent shares outstanding during the period. Common stock equivalents consist of stock options, restricted stock units and stock warrants. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect on earnings per share.

Leases

The Company determines if a contract, at its inception, is a lease or contains a lease based on whether the contract conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. To determine whether a contract conveys the right to control the use of an identified asset for a period of time, the Company assesses whether, throughout the period of use, it has both the right to obtain substantially all of the economic benefits from use of the identified asset, and the right to direct the use of the identified asset.

Lease classification, recognition, and measurement are then determined at the lease commencement date. For arrangements that contain a lease the Company (i) identifies lease and non-lease components, (ii) determines the consideration in the contract, (iii) determines whether the lease is an operating or financing lease; and (iv) recognizes lease right-of-use assets and liabilities. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable and as such, the Company uses an incremental borrowing rate based on the information available at the lease commencement date, which represents a rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components may include items such as maintenance, utilities, or other operating costs. For leases of real estate, the Company combines the lease and associated non-lease components in its lease arrangements as a single lease component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

F-11

Additionally, the Company has elected the short-term lease exemption and, therefore, does not recognize a right-of-use asset or corresponding liability for lease arrangements with an original term of 12 months or less.

Operating leases are included in right-of-use operating assets, current lease liabilities, and noncurrent lease liabilities in the consolidated balance sheets as of December 31, 2024 and 2023.

Segment Reporting

The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer. The Company views its operations and manages its business in a single operating segment, which is the discovery, development, and commercialization of noninvasive diagnostic tests. As a result, the CODM evaluates the business on a consolidated basis. The Company’s CODM uses the net loss that is reported on the Company’s consolidated statement of operations as a consolidated net loss for the purpose of allocating resources. The Company also monitors its cash and cash equivalents as reported on its consolidated balance sheets to determine its liquidity needs and to allocate resources. For additional information, see Note 12, Segment Information.

NOTE 2: RECENT ACCOUNTING PRONOUNCEMENTS

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This update was issued to assist in simplifying the accounting for convertible instruments. The Company adopted ASU 2020-06 on January 1, 2024. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations, financial position, or cash flows.

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”) to clarify guidance in Topic 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and also requires specific disclosures related to an equity security. ASU 2022-03 is scheduled to be effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect a material impact as a result of this standard on its results of operations, financial position, or cash flows.

F-12

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842): Common Control Arrangements (“ASU 2023-01”). ASU 2023-01 clarified the accounting for leasehold improvements for leases under common control. The guidance is scheduled to be effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position, or cash flows.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). The amendments in this ASU are expected to clarify or improve disclosure and presentation requirements of a variety of ASC topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company does not expect ASU 2023-06 to have a material impact on its results of operations, financial position, or cash flows.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This ASU requires disclosure of significant segment expenses that are regularly provided to the CODM and included within the reported measure of a segment’s profit or loss, requires interim disclosures about a reportable segment’s profit or loss and assets that are currently required annually, requires disclosure of the position and title of the CODM, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, and contains other disclosure requirements. ASU 2023-07 was adopted by the Company on January 1, 2024. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations, financial position, or cash flows. For additional information, see Note 12, Segment Information.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) that addresses requests for improved income tax disclosures from investors that use the financial statements to make capital allocation decisions. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2024. The amendments in this ASU must be applied on a retrospective basis to all prior periods presented in the financial statements and early adoption is permitted. The Company does not expect ASU 2023-09 will have a material impact on its results of operations, financial position, or cash flows.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) that requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. The standard will become effective for annual periods beginning after December 15, 2026. The Company does not expect the adoption of ASU 2024-03 to have a material impact on its results of operations, financial position or cash flows.

NOTE 3: STRATEGIC ALLIANCE WITH QUEST DIAGNOSTICS INCORPORATED

In March 2015, the Company reached an agreement with Quest Diagnostics Incorporated (“Quest Diagnostics”). Pursuant to this agreement, all Ova1 U.S. testing services for Quest Diagnostics customers were transferred to Aspira’s wholly-owned subsidiary, Aspira Labs, as of August 2015. Pursuant to this agreement, as amended as of December 8, 2022, Quest Diagnostics has continued to provide blood draw and logistics support by transporting specimens to Aspira Labs for testing and is billed by Quest Diagnostics for services performed. The purpose of the 2022 amendment was to add OvaWatch to the U.S testing services for Quest Diagnostics customers and to extend the term of the agreement from March 11, 2023 to December 31, 2023. Under the terms of the agreement, as amended, the Company was required to pay an annual fee of $75,000 for the services of a part-time Quest Diagnostics project manager. The parties are currently negotiating a renewal agreement. As of December 31, 2024, the Company has $331,051 accrued and payable to Quest Diagnostics for phlebotomy services rendered on behalf of the Company under the terms of the agreements.

F-13

Note 4: PROPERTY AND EQUIPMENT

The components of property and equipment as of December 31, 2024 and 2023 were as follows:

	Estimated	December 31,
(in thousands)	Useful Life	2024	2023
Machinery and equipment	3 - 5 years	$363	$363
Computer equipment and software	3 years	882	1,377
Furniture and fixtures	5 years	150	189
Leasehold improvements	(1)	68	52
Gross property and equipment		1,463	1,981
Accumulated depreciation and amortization		(1,394)	(1,816)
Property and equipment, net		$69	$165

(1)	Lesser of remaining lease term or estimated useful life

Depreciation expense for property and equipment was $92,000 and $199,000 for the years ended December 31, 2024 and 2023, respectively.

NOTE 5: ACCRUED LIABILITIES

The components of accrued liabilities as of December 31, 2024 and 2023 were as follows:

	December 31,
(in thousands)	2024	2023
Payroll and benefits related expenses	$1,448	$1,189
Collaboration and research agreements expenses	228	217
Professional services	253	951
Other accrued liabilities	516	506
Total accrued liabilities	$2,445	$2,863

NOTE 6: COMMITMENTS, CONTINGENCIES AND DEBT

Loan Agreement

On March 22, 2016, the Company entered into a loan agreement (as amended, the “DECD Loan Agreement”) with the DECD, pursuant to which the Company may borrow up to $4,000,000 from the DECD. The loan bears interest at a fixed rate of 2.0% per annum and requires equal monthly payments of principal and interest until maturity, which would have occurred on April 15, 2026. As security for the loan, the Company has granted the DECD a blanket security interest in the Company’s personal and intellectual property. The DECD’s security interest in the Company’s intellectual property may be subordinated to a qualified institutional lender.

The loan may be prepaid at any time without premium or penalty. An initial disbursement of $2,000,000 (“Loan 1”) was made to the Company on April 15, 2016 under the DECD Loan Agreement. On December 3, 2020, the Company received a disbursement of the remaining $2,000,000 (“Loan 2”) under the DECD Loan Agreement, as the Company had achieved the target employment milestone necessary to receive an additional $1,000,000 under the DECD Loan Agreement and the DECD determined to fund the remaining $1,000,000 under the DECD Loan Agreement after concluding that the required revenue target would likely have been achieved in the first quarter of 2020 in the absence of the impacts of COVID-19.

F-14

Under the terms of the DECD Loan Agreement, the Company was eligible for forgiveness of up to $1,500,000 of the principal amount of the loan if it was able to achieve certain job creation and retention milestones by December 31, 2022. On June 26, 2023, the Company was notified by the DECD that the Company satisfied all job creation and retention requirements under the loan agreement to receive forgiveness of $1,000,000. During the year ended December 31, 2023, the Company recorded the $1,000,000 as other income in its consolidated statement of operations. If the Company fails to maintain its Connecticut operations through March 22, 2026, the DECD may require early repayment of a portion or all of the loan plus a penalty of 5% of the total funded loan.

On June 6, 2023, the Company was granted a deferral of interest and principal payments on a portion of the remaining outstanding balances through December 1, 2023. On January 30, 2024, the Company was granted an additional deferral of interest and principal payments on a portion of the remaining outstanding balances through June 1, 2024. The Company determined the loan deferrals met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties, and the lenders granted a concession. The future undiscounted cash flows of the DECD loan after the loan deferrals exceeded the carrying value of the DECD loan prior to the loan deferrals. As such no gain was recognized as a result of the deferrals.

On October 2, 2024, the Company executed an additional deferral agreement (the “October 2 Deferral”), which provided for both the interest and principal payments on Loan 1 to be deferred for August and September 2024. Payments resumed in October 2024. The October 2 Deferral also provides for both the interest and principal payments on Loan 2 to be deferred from August 2024 to May 2027, with payments resuming in June 2027. The Company determined these loan deferrals also met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties, and the lenders granted a concession. The future undiscounted cash flows of the DECD loan after the loan deferrals exceeded the carrying value of the DECD loan prior to the loan deferrals. As such, no gain was recognized as a result of the deferrals.

Long-term debt consisted of the following:

	December 31,	December 31,
	2024	2023
(in thousands)
DECD loan, net of issuance costs	$1,507	$1,596
Less: Current portion, net of issuance costs	(229)	(166)
Total long-term debt, net of issuance costs	$1,278	$1,430

As of December 31, 2024, the annual amounts of future minimum principal payments due under the Company’s contractual obligation are shown in the table below. Unamortized debt issuance costs for the DECD loan were $4,000 as of December 31, 2024. Debt related to the insurance promissory note of $614,000, as described below, is not included in the following table due to the insurance promissory note being cancelable.

	Payments Due by Period
(in thousands)	Total	2025	2026	2027	2028	2029	Thereafter
DECD Loan	$1,511	$233	$237	$145	$213	$217	$466
Total	$1,511	$233	$237	$145	$213	$217	$466

F-15

The DECD loan is classified within Level 3 of the fair value hierarchy. The following table presents the carrying value and fair value of the DECD loan. The fair value is estimated based on the discounted cash flows using the prevailing marketing interest rates.

		December 31,		December 31,
		2024		2023
(in thousands)	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
DECD loan	Level 3	$1,511	$1,169	$1,604	$1,255

Insurance Notes

During 2024 and 2023, the Company entered into insurance promissory notes for the payment of insurance premiums at an interest rate of 7.52% and 7.79% respectively, with an aggregate principal amount outstanding of approximately $614,000 and $670,000 as of December 31, 2024 and 2023, respectively. The amount outstanding in 2024 could be substantially offset by the cancellation of the related insurance coverage which is classified in prepaid insurance. The 2024 notes are payable in nine monthly installments with a maturity date of August 1, 2025. The 2024 notes are payable in nine monthly installments with a maturity date of August 1, 2025.

The carrying value of the Company’s insurance promissory note approximates fair value at December 31, 2024 and 2023, due to the short-term nature of the insurance note and are classified as Level 2 within the fair value hierarchy.

During the year ended December 31, 2023, the Company received a $250,000 insurance reimbursement check related to research samples lost in a power outage in the Trumbull, Connecticut office in January 2023. The Company recorded the reimbursement as other income in its consolidated statement of operations.

Operating Leases

The Company leases facilities to support its business of discovering, developing and commercializing diagnostic tests in the fields of gynecologic disease. The Company’s principal facility, including the CLIA laboratory used by Aspira Labs, is located in Austin, Texas, and an administrative office is also located in Shelton, Connecticut.

In December 2024, the Company extended the Austin, Texas lease for an additional 54 months. The lease renewal also expands the leased space. The Company’s renewed lease expires on August 31, 2031, with the option to extend the lease for an additional three years. The Company had previously extended the lease by 37 months in July 2023. Prior to the renewal in 2023, the Company’s Texas lease had a term of 12 months, and the Company has elected the policy of not recording leases on the balance sheet when the leases have terms of 12 months or less. Through June 30, 2023, the Company recognized the lease payments in profit and loss on a straight-line basis over the term of the lease, and variable lease payments in the period in which the obligation for the payments was incurred. Variable lease costs represent our share of the landlord’s operating expenses. Beginning in the third quarter of 2023, the Company added the extended Austin, Texas lease to its balance sheet as a right-of-use asset. The Company is not reasonably certain that it will exercise the three year renewal option beginning on September 1, 2031.

In October 2015, the Company entered into a lease agreement for a facility in Trumbull, Connecticut, which was renewed in September 2020. On May 30, 2023, the Company entered into an agreement with the owner of its Trumbull, Connecticut offices to move to a more economical location in Shelton, Connecticut. The new lease in Shelton, Connecticut cancelled and replaced the Trumbull, Connecticut office lease. The new lease term is for five years, and its commencement date was October 1, 2023. Continuation of the lease after the lease term would be on a month-to-month basis.

In January 2023, the Company entered into a new sublease agreement for an administrative facility in Palo Alto, California. The Company’s sublease term commenced in April 2023 and expired on May 31, 2024. The Company did not renew its lease with the sublessor. The sublessor, Invitae, filed for bankruptcy on February 15, 2024. The Company has applied for a refund of its approximately $10,000 security deposit with the bankruptcy court.

F-16

The expense associated with these operating leases for the years ended December 31, 2024 and 2023 is shown in the table below (in thousands). Included in the amounts below are $58,000 of short term lease expenses related to rent and variable costs for one lease during 2023 prior to its treatment as a right-of-use asset and $114,000 related to rent and variable costs during 2023.

		Year Ended December 31,
Lease Cost	Classification	2024	2023
Operating rent expense
	Cost of revenue	$87	$83
	Research and development	42	63
	Sales and marketing	6	11
	General and administrative	61	115
Variable rent expense
	Cost of revenue	$46	$52
	Research and development	11	14
	Sales and marketing	7	9
	General and administrative	35	74

Based on the Company’s leases as of December 31, 2024, the table below sets forth the approximate future lease payments related to operating leases with initial terms of one year or more (in thousands).

Year	Payments
2025	$263
2026	325
2027	283
2028	275
2029	230
Thereafter	397
Total Operating Lease Payments	1,773
Less: Imputed Interest	(358)
Present Value of Lease Liabilities	1,415
Less: Unused Tennant Improvement Allowance	(160)
Less: Operating Lease Liability, current portion	(7)
Operating Lease Liability, non-current portion	$1,248

Supplemental disclosure of cash flow information related to leases for the years ended December 31, 2024 and 2023 is shown in the table below (in thousands).

	Year Ended December 31,
	2024	2023
Cash paid for amounts included in measurement of lease liabilities:
Operating cash outflows relating to operating leases	$346	$459
Weighted-average remaining lease term (in years)	5.9	3.6
Weighted-average discount rate	7.59%	7.30%

Non-cancelable Royalty Obligations and Other Commitments

The Company is a party to an amended research collaboration agreement with The Johns Hopkins University School of Medicine under which the Company licenses certain of its intellectual property directed at the discovery and validation of biomarkers in human subjects, including but not limited to clinical application of biomarkers in the understanding, diagnosis and management of human disease. Under the terms of the amended research collaboration agreement, Aspira is required to pay the greater of 4% royalties on net sales of diagnostic tests using the assigned patents or annual minimum royalties of $57,500. Royalty expense for the years ended December 31, 2024 and 2023 totaled $293,000 and $324,000, respectively, and is recorded in cost of revenue in the Company’s consolidated statements of operations.

F-17

On December 16, 2024, the Company announced that its former Chief Executive Officer would be leaving the Company. The Company recorded $393,000 on its consolidated statement of operations as severance expense, including $375,000 representing cash severance payments for nine months, which will be paid in equal biweekly installments for a period of nine months and $18,000 representing health and dental insurance payments for nine months. As of December 31, 2024, the Company had approximately $356,000 accrued for severance and $18,000 accrued for health and dental insurance.

Business Agreements

In August 2022, the Company entered into a sponsored research agreement with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz for the generation of a multi-omic, non-invasive diagnostic aid to identify endometriosis based on circulating miRNAs and proteins. The results of this collaboration will be advanced, co-developed technology to guide medical and clinical management of women presenting with symptoms of endometriosis. This collaboration is expected to accelerate the development and commercialization of future endometriosis products, such as ENDOinform. The contract requires payments to be made upon the achievement of certain milestones. Under the terms of and as further described in the agreement, payments of approximately $1,252,000 have or will become due from the Company to the counterparties upon successful completion of certain deliverables in 2022 and 2023 as follows: 68% was paid in 2022, 15% was paid in 2023, and the remaining 17% will become payable upon completion of certain deliverables estimated to occur in 2025. During the year ended December 31, 2024, no expense was recorded as research and development expense in the Company’s consolidated financial statement of operations for the project. During the year ended December 31, 2023, approximately $215,000, was recorded as research and development expense in the Company’s consolidated financial statement of operations for the project. From the inception of the Dana-Faber, Brigham, Lodz Research Agreement through December 31, 2024, research and development expenses in the cumulative amount of $1,083,000 have been recorded. From the inception of the Dana-Faber, Brigham, Lodz Research Agreement through December 31, 2024, the Company made payments totaling $1,040,000. Additional payments of $212,000 are due to the collaboration partners in 2025 under the terms of the agreement.

On March 20, 2023, the Company entered into a licensing agreement (“Dana-Faber, Brigham, Lodz License Agreement”) with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz under which the Company will license certain of its intellectual property to be used in the Company’s OvaSuite product portfolio. Under the Dana-Faber, Brigham, Lodz License Agreement, the Company paid an initial license fee of $75,000, which was recorded as research and development expense on the Company’s consolidated financial statement of operations, and then will pay a license maintenance fee of $50,000 on each anniversary of the date of the Dana-Faber, Brigham, Lodz License Agreement. The Dana-Faber, Brigham, Lodz License Agreement also requires non-refundable royalty payments of up to $1,350,000 based on certain regulatory approvals and commercialization milestones and further royalty payments based on the net sales of the Company’s products included under the Dana-Faber, Brigham, Lodz License Agreement. No milestones have been reached as of December 31, 2024.

Contingent Liabilities

From time to time, the Company is involved in legal proceedings and regulatory proceedings arising from operations. The Company establishes reserves for specific liabilities in connection with legal actions that management deems to be probable and estimable. The Company is not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on the Company’s financial position or results of operations.

NOTE 7: COMMON STOCK

Additional Shares Authorized

On February 6, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of the Company’s common stock from 150,000,000 shares to 200,000,000 shares.

F-18

2023 At the Market Offering

On February 10, 2023, the Company entered into a Controlled Equity Offering Sales Agreement (the “Cantor Sales Agreement”), with Cantor Fitzgerald & Co. (“Cantor”) as agent, pursuant to which it could offer and sell, from time to time, through Cantor, shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $12.5 million (the “Placement Shares”).

Under the Cantor Sales Agreement, Cantor could sell the Placement Shares by any method permitted by law and deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on the Nasdaq Capital Market, on any other existing trading market for the Company’s common stock or to or through a market maker or in privately negotiated transactions. Cantor received a Placement Fee of 3% for each completed sale of Placement Shares under the Cantor Sales Agreement. The Company was not obligated to make any sales of the Placement Shares under the Cantor Sales Agreement.

During the year ended December 31, 2023, the Company sold 35,552 shares of the Placement Shares, for gross proceeds of approximately $211,000. For the year ended December 31, 2023, the Company recorded $134,000 as an offset to additional paid-in capital representing transaction-related offering costs of the Placement Shares.

In connection with a follow-on equity offering on July 24, 2023, the Company delivered written notice to Cantor on July 19, 2023 that it was suspending the prospectus supplement, dated February 10, 2023, related to the Company’s common stock issuable under the Cantor Sales Agreement. The 2023 At the Market Agreement was terminated in August 2024.

2023 Equity Line of Credit

On March 28, 2023, the Company entered into a purchase agreement (the “2023 Equity Line of Credit Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) and a registration rights agreement (the “LPC Registration Rights Agreement”), pursuant to which the Company has the right, in its sole discretion, to sell to Lincoln Park shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate value of up to $10,000,000 (the “Purchase Shares”), subject to certain limitations and conditions set forth in the 2023 Equity Line of Credit Agreement. The Company will control the timing and amount of any sales of Purchase Shares to Lincoln Park pursuant to the 2023 Equity Line of Credit Agreement.

Under the 2023 Equity Line of Credit Agreement, on any business day after March 28, 2023 selected by the Company over the 36-month term of the 2023 Equity Line of Credit Agreement (each, a “Purchase Date”), the Company may direct Lincoln Park to purchase up to 6,667 shares of Common Stock on such Purchase Date (a “Regular Purchase”); provided, however, that (i) a Regular Purchase may be increased to up to 13,333 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $7.50 on the applicable Purchase Date; (ii) a Regular Purchase may be increased to up to 16,666 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $11.25 on the applicable Purchase Date; and (iii) a Regular Purchase may be increased to up to 20,000 shares, if the closing sale price per share of the Common Stock on The Nasdaq Capital Market is not below $15.00 on the applicable Purchase Date. In any case, Lincoln Park’s maximum obligation under any single Regular Purchase will not exceed $1,000,000. The above-referenced share amount limitations and closing sale price thresholds are subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the 2023 Equity Line of Credit Agreement. The purchase price per share for each such Regular Purchase will be equal to the lesser of:

1.	the lowest sale price for the Common Stock on The Nasdaq Capital Market on the date of sale; and

F-19

2.	the average of the three lowest closing sale prices for the Common Stock on The Nasdaq Capital Market during the 10 consecutive business days ending on the business day immediately preceding the purchase date.

The Company also has the right to direct Lincoln Park, on any business day on which the Company has properly submitted a Regular Purchase notice for the maximum amount the Company is then permitted to sell to Lincoln Park in such Regular Purchase, to purchase an additional amount of the Common Stock (an “Accelerated Purchase”) of additional shares based on criteria established in the 2023 Equity Line of Credit Agreement. An Accelerated Purchase, which is at the Company’s sole discretion, may be subject to additional requirements and discounts if certain conditions are met as defined in the 2023 Equity Line of Credit Agreement.

The issuance of the Purchase Shares had been previously registered pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-252267) (the “Old Registration Statement”), and the related base prospectus included in the Registration Statement, as supplemented by a prospectus supplement filed on March 28, 2023, that has expired. On April 22, 2024, the Company filed a registration statement on Form S-3 (File No. 333-278867) (the “Registration Statement”), and the related base prospectus included in the Registration Statement, that was declared effective by the SEC on April 25, 2024.

During the year ended December 31, 2023, the Company sold 472,312 shares of Common Stock under the 2023 Equity Line of Credit Agreement for gross proceeds of approximately $1,578,000 under the Old Registration Statement. In addition, 47,733 shares of Common Stock were issued to Lincoln Park as consideration for entering into the 2023 Equity Line of Credit Agreement.

During the year ended December 31, 2024, the Company sold 949,574 shares under the 2023 Equity Line of Credit Agreement for gross proceeds of approximately $1,900,000. Over the life of the 2023 Equity Line of Credit Agreement through December 31, 2024, the Company sold 1,310,517 shares for gross proceeds of approximately $3,078,000. The Company incurred approximately $326,000 of costs related to the execution of the 2023 Equity Line of Credit Agreement, all of which are reflected in the unaudited condensed consolidated financial statements. Of the total costs incurred, approximately $258,000 was paid in common stock to Lincoln Park for a commitment fee and $30,000 was paid for Lincoln Park expenses. These transaction costs were included in other expense in the Company’s consolidated statement of operations for the year ended December 31, 2023. The Company incurred approximately $249,000 and $41,000 for legal fees during the year ended December 31, 2024 and 2023, respectively, and included the costs in general and administrative expenses on its consolidated statement of operations. Under the terms of a Warrant Inducement Agreement, the Company agreed not to sell shares under the 2023 Equity Line of Credit Agreement for six months from the effective date of the Form S-3, which was September 3, 2024. As of March 25, 2025, the remaining availability under the 2023 Equity Line of Credit Agreement was $1,700,000 of shares of Common Stock that can be sold to Lincoln Park under the 2023 Equity Line of Credit Agreement, subject to the terms of the 2023 Equity Line of Credit Agreement.

2023 Registered Direct Offering

On July 20, 2023, the Company entered into a securities purchase agreement (the “2023 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,694,820 shares of its common stock, par value $0.001 per share (the “2023 Direct Offering”).

Pursuant to the 2023 Direct Offering Agreement, the Company issued 1,650,473 shares of common stock to certain investors at an offering price of $2.75 per share, and 44,347 shares of common stock to its directors and executive officers at an offering price of $3.98 per share, which was the consolidated closing bid price of the Company’s common stock on The Nasdaq Capital Market on July 19, 2023. The aggregate gross proceeds to the Company from the 2023 Direct Offering were approximately $4.7 million, before deducting placement agent fees and other estimated expenses of $597,000 payable by the Company.

The Company engaged Alliance Global Partners (“AGP”) to act as sole placement agent in the 2023 Direct Offering. The Company paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the 2023 Direct Offering, except that, with respect to proceeds from the sale of 182,447 shares of common stock to certain investors, including directors and executive officers of the Company, the placement agent’s cash fee was 3.5%. The Company also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000.

F-20

2024 Registered Direct Offering

On January 24, 2024, the Company entered into a securities purchase agreement (the “2024 Direct Offering Agreement”), with several investors relating to the issuance and sale of 1,371,000 shares of its common stock, par value $0.001 per share, and pre-funded warrants to purchase 200,000 shares of Common Stock (the “Pre-Funded Warrants”), in a registered direct offering, together with accompanying warrants to purchase 1,571,000 shares of Common Stock (the “January 2024 Purchase Warrants”, and together with the Pre-Funded Warrants, the “January 2024 Warrants”) in a concurrent private placement (the “Concurrent Private Offering” and together with the registered direct offering, the “2024 Direct Offering”).

Pursuant to the 2024 Direct Offering Agreement, the Company issued 1,368,600 shares of common stock to certain investors at an offering price of $3.50 per share, and 2,400 shares of common stock to an executive officer, at an offering price of $4.255 per share, which was the consolidated closing bid price of the Company’s common stock on The Nasdaq Capital Market on January 24, 2024 of $4.13 per share plus $0.125 per January 2024 Purchase Warrant. The purchase price of each Pre-Funded Warrant is equal to the combined purchase price at which a share of Common Stock and the accompanying January 2024 Purchase Warrant is sold in this 2024 Direct Offering, minus $0.0001. The gross proceeds to the Company from the 2024 Direct Offering were approximately $5,563,000, before deducting placement agent fees and other expenses of approximately $733,000 payable by the Company. The 2024 Direct Offering closed on January 26, 2024.

The Pre-Funded Warrants were exercisable at any time after the date of issuance and had an exercise price of $0.0001 per share. A holder of Pre-Funded Warrants could not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 9.99% by providing at least 61 days’ prior notice to the Company. All of the Pre-Funded Warrants were exercised on February 6, 2024 for gross proceeds of $20.

The January 2024 Purchase Warrants have an exercise price of $4.13 per share and were exercisable beginning six months after issuance. 1,400,000 of the January 2024 Purchase Warrants were exercised on August 1, 2024 under a Warrant Inducement Agreement at a reduced price of $1.25 per share.

The Company engaged AGP to act as sole placement agent in the 2024 Direct Offering. The Company paid the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the 2024 Direct Offering, except that, with respect to proceeds raised in this 2024 Direct Offering from certain designated persons, AGP’s cash fee is reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the 2024 Direct Offering. The Company also reimbursed the placement agent for its accountable offering-related legal expenses of $75,000 and a non-accountable expense allowance of $30,000. Costs related to the 2024 Direct Offering were recorded as an offset to additional paid-in capital on the Company’s balance sheet as of December 31, 2024.

The Company evaluated the Pre-Funded Warrants and the January 2024 Purchase Warrants and concluded that they met the criteria to be classified as equity within additional paid-in-capital.

The Pre-Funded Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) are immediately exercisable, (3) do not embody an obligation for the Company to repurchase its shares, (4) permit the holder to receive a fixed number of shares of common stock upon exercise, (5) are indexed to the Company’s common stock and (6) meet the equity classification criteria.

The January 2024 Purchase Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) do not embody an obligation for the Company to repurchase its shares, (3) permit the holder to receive a fixed number of shares of common stock upon exercise, (4) are indexed to the Company’s common stock and (5) meet the equity classification criteria.

Effective upon the closing of the 2024 Direct Offering, the Company also amended certain existing warrants (the “August 2022 Warrants”) to purchase up to an aggregate of 366,664 shares at an exercise price of $13.20 per share and a termination date of August 25, 2027, so that the amended August 2022 Warrants have a reduced exercise price of $4.13 per share and a new termination date of January 26, 2029. The other terms of the amended August 2022 Warrants remain unchanged. The Company performed an analysis of the fair value of the August 2022 Warrants immediately before and after the modification and the increase in fair value of the August 2022 Warrants of $490,000 was recorded as a change in fair value of warrant liabilities in the Company’s consolidated statement of operations.

F-21

Approximately $106,000 of the costs related to the 2024 Direct Offering were allocated to the August 2022 Warrants and were recorded as other expense in the Company’s consolidated statement of operations.

2024 Private Placement Offering

On July 1, 2024, the Company entered into a securities purchase agreement with certain investors in a private placement (the “2024 Private Placement Offering”). Pursuant to the 2024 Private Placement Offering, the Company issued an aggregate of 1,248,529 shares of its common stock and accompanying warrants (the “July 2024 Purchase Warrants”) to purchase an equal number of shares of common stock at a price of $1.53 per share and accompanying warrant. The July 2024 Purchase Warrants have an exercise price of $2.25 per share and are exercisable until their expiration on the third anniversary of the issuance date. The gross proceeds to the Company from the 2024 Private Placement Offering were approximately $1,909,000, before deducting expenses of approximately $72,000 payable by the Company.

The Company evaluated the July 2024 Purchase Warrants and concluded that they met the criteria to be classified as equity within additional paid-in-capital.

The July 2024 Purchase Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) do not embody an obligation for the Company to repurchase its shares, (3) permit the holder to receive a fixed number of shares of common stock upon exercise, (4) are indexed to the Company’s common stock and (5) meet the equity classification criteria.

In February 2025, certain July 2024 Purchase Warrants were modified to require shareholder approval of the July 2024 Purchase Warrants prior to their becoming exercisable. Refer to Note 13 - Subsequent Events for more information.

2024 At the Market Offering

On August 2, 2024, the Company entered into an agreement with H.C. Wainwright in connection with an At the Market offering agreement (the “2024 At the Market Offering”) to sell shares of its common stock (“Common Stock”), having an aggregate sales price of up to $4,450,000, from time to time, through an “at the market offering” program under which H.C. Wainwright acts as sales agent. The Company pays Wainwright a commission rate equal to 3.0% of the aggregate gross proceeds from each sale of shares under the 2024 At the Market Offering. The Company has also reimbursed H.C. Wainwright for certain specified expenses in connection with entering into the 2024 At the Market Offering.

During the year ended December 31, 2024, the Company sold 1,073,050 shares under the 2024 At the Market Offering for gross proceeds of approximately $903,000. The Company incurred approximately $240,000 of costs related to the execution of the 2024 At the Market Offering, all of which were recorded as an offset to additional paid-in capital on the Company’s balance sheet as of December 31, 2024.

2024 Securities Purchase Agreements

In August 2024, the Company entered into securities purchase agreements with two shareholders under which it sold a total of 9,733 shares of common stock and received proceeds of approximately $11,000.

2024 Warrant Inducement Agreement

On July 31, 2024, the Company entered into a warrant inducement agreement (the “Warrant Inducement Agreement”) with a certain holder (the “Holder”) of (i) warrants to purchase 311,111 shares of Common Stock dated August 22, 2022 (the “August 2022 Warrants”) and (ii) warrants to purchase 1,400,000 shares of Common Stock dated January 26, 2024 (the “January 2024 Warrants”), pursuant to which the Holder agreed to exercise in cash the warrants held at a reduced exercise price of $1.25 per share (reduced from $4.13 per share for the August 2022 Warrants and $4.13 for the January 2024 Warrants).

As an inducement to such exercise, the Company agreed to issue to the Holder new Common Stock warrants (collectively, the “August 2024 Purchase Warrants”), to purchase up to 2,566,667 shares of Common Stock. The August 2024 Purchase Warrants were exercisable immediately after issuance and will expire 5 years from the initial exercise date.

F-22

The transaction, which closed on August 1, 2024, resulted in net proceeds of approximately $1,862,000. The Warrant Inducement Agreement was entered into to encourage the exercise of the August 2022 Warrants and January 2024 Purchase Warrants in order to obtain capital for operations. The $1,323,000 incremental value transferred for the modification to both the August 2022 Warrants and January 2024 Purchase Warrants as a result of the Warrant Inducement Amendment was accounted for as an equity issuance cost and recognized within additional paid in capital in the audited consolidated balance sheets.

The Company evaluated the August 2024 Purchase Warrants and concluded that they met the criteria to be classified as equity within additional paid-in-capital.

The August 2024 Purchase Warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) do not embody an obligation for the Company to repurchase its shares, (3) permit the holder to receive a fixed number of shares of common stock upon exercise, (4) are indexed to the Company’s common stock and (5) meet the equity classification criteria.

Under the terms of the Warrant Inducement Agreement, the Company was prohibited from selling shares under the 2024 At the Market Offering until September 30, 2024. It was also prohibited from selling shares under our 2023 equity line of credit for a period of six months from the effective date of the Form S-3, which was September 3, 2024.

Warrants

Certain of the Company’s Warrants are classified as a long-term Warrant liability on the Company’s balance sheet. The fair values of the Warrants as of December 31, 2024 and December 31, 2023 were $61,000 and $1,651,000, respectively. The fair value of the Warrants was estimated using Black-Scholes pricing model based on the following assumptions:

	December 31,
	2024		2023
	Unmodified Warrants	Modified Warrants
Dividend yield	-%	-%	-%
Volatility	111.3%	103.6%	105.1%
Risk-free interest rate	4.22%	4.28%	3.93%
Expected lives (years)	2.64	4.07	3.64
Weighted average fair value	$0.101	$0.162	$2.064

The fair value of the Warrants, which were deemed to be derivative instruments due to the certain contingent put feature, was determined using the Black-Scholes option pricing model. The Black-Scholes option pricing model was deemed to be an appropriate model due to the terms of the Warrants issued, including a fixed term and exercise price.

The fair value of Warrants was affected by changes in inputs to the Black-Scholes option pricing model including the Company’s stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. This model uses Level 2 inputs, including stock price volatility, in the fair value hierarchy established by ASC 820 Fair Value Measurement.

F-23

Warrants outstanding as of December 31, 2024 and 2023 were as follows:

				Number of Warrants Outstanding and Common Stock Underlying Warrants
			Exercise Price	December 31,
	Issuance Date	Expiration Date	per Share	2024	2023
Unmodified August 2022 Warrants(1)	August 25, 2022	August 25, 2027	$13.20	433,321	799,985
Modified August 2022 Warrants(1)	August 25, 2022	August 25, 2027	$4.13	55,553	-
January 2024 Purchase Warrants(2)	January 26, 2024	July 26, 2029	$4.13	171,000	-
July 2024 Purchase Warrants(2)	July 9, 2024	July 9, 2027	$2.25	1,248,527	-
August 2024 Purchase Warrants(2)	August 1, 2024	August 1, 2029	$1.36	2,566,667	-
				4,475,068	799,985

(1)	Liability classified
(2)	Equity classified

NOTE 8: LOSS PER SHARE

The Company calculates basic loss per share using the weighted average number of shares of Aspira common stock outstanding during the period. The Company considers the August 2022 Warrants, the January 2024 Purchase Warrants, the July 2024 Purchase Warrants and the August 2024 Purchase Warrants to be participating securities, because holders of such instruments participate in the event a dividend is paid on common stock. The holders of the August 2022 Warrants, the January 2024 Purchase Warrants, the July 2024 Purchase Warrants and the August 2024 Purchase Warrants do not have a contractual obligation to share in the Company’s losses. As such, losses are attributed entirely to common stockholders and for periods in which the Company has reported a net loss, diluted loss per common share is the same as basic loss per common share.

	Year Ended
	December 31,
	2024	2023
Numerator:
Net Loss	$(13,094)	$(16,690)
Denominator:
Shares used in computing net loss per share, basic and diluted	14,134,626	9,233,306
Net loss per share, basic and diluted	$(0.93)	$(1.81)

Due to net losses for the years ended December 31, 2024 and 2023, diluted loss per share is calculated using the weighted average number of common shares outstanding and excludes the effects of potential shares of common stock that are antidilutive.

The potential shares of common stock that have been excluded from the diluted loss per share calculation above for the years ended December 31, 2024 and 2023 were as follows:

	Year Ended December 31,
	2024	2023
Stock options	876,249	759,922
Restricted stock units	149,061	59,463
Warrants	4,475,068	799,985
Potential common shares	5,500,378	1,619,370

F-24

NOTE 9: EMPLOYEE SHARE BASED COMPENSATION AND BENEFIT PLANS

2010 Stock Incentive Plan

The Company’s employees, directors, and consultants were eligible to receive awards under the Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan, which was replaced by the 2019 Plan (as defined below) with respect to future equity grants. As of December 31, 2024, there were no shares of Aspira common stock available for future grants under the 2010 Plan.

As of December 31, 2024, a total of 14,907 shares were reserved for issuance with respect to outstanding stock options.

2019 Stock Incentive Plan

At the Company’s 2019 annual meeting of stockholders, the Company’s stockholders approved the Vermillion, Inc. 2019 Stock Incentive Plan, which was later amended to the Aspira Women’s Health Inc. (the “2019 Plan”). The purposes of the 2019 Plan are (i) to align the interests of the Company’s stockholders and recipients of awards under the 2019 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success; (ii) to advance the interests of the Company by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors and agents; and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders. The 2019 Plan allows the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards to participants.

Subject to the terms and conditions of the 2019 Plan, the initial number of shares authorized for grants under the 2019 Plan is 699,485. In May 2023, the Company’s stockholders approved an increase of 333,333 to the number of shares available for issuance under the 2019 Plan for a total of 1,032,818. To the extent an equity award granted under the 2019 Plan expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares of common stock subject to such award will become available for future grant under the 2019 Plan. As of December 31, 2024, there were 530,613 shares of Aspira common stock available for future grants under the 2019 Plan.

The stock option activity under the 2010 and 2019 Plan for the years ended December 31, 2024 and 2023 was as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
Options outstanding at December 31, 2023	759,922	17.48	$113,929	6.06
Options granted	677,424	2.24
Options forfeited or expired	(561,097)	16.84
Options outstanding(1) at December 31, 2024	876,249	$6.11	$-	7.71

Exercisable options at December 31, 2024	542,685	$7.24	$-	6.89

(1)	Options outstanding include options vested and expected to vest

There no options exercised during the years ended December 31, 2024 and 2023.

During the year ended December 31, 2024, the Company granted option awards under the 2019 Plan with a weighted average grant date fair value of $1.36.

Assumptions included in the fair value per share calculations during the year ended December 31, 2024, were (i) expected terms of one to three years, (ii) one to three year treasury interest rates of 3.58% to 4.96% and (iii) market close prices ranging from $0.75 to $4.87. The Company recorded $13,000 in forfeitures for the year ended December 31, 2024.

During the year ended December 31, 2023, the Company granted option awards under the 2019 Plan with a weighted average grant date fair value of $4.16.

F-25

Assumptions included in the fair value per share calculations during the year ended December 31, 2023, were (i) expected terms of one to five years, (ii) one to five year treasury interest rates of 3.89% to 5.49% and (iii) market close prices ranging from $2.40 to $8.70. The Company recorded $60,000 in forfeitures for the year ended December 31, 2023.

The following table summarizes RSU activity for the 2019 Plan during the years ended December 31, 2024 and 2023.

	Number of Shares	Weighted Average Grant Date Fair Value per Share
RSUs outstanding at December 31, 2023	59,463	$3.19
RSUs granted	318,951	1.13
RSUs vested and issued	(199,076)	1.49
RSUs forfeited or expired	(30,277)	3.16
RSUs outstanding at December 31, 2024	149,061	$1.02

During the year ended December 31, 2023, the Company granted RSUs with a weighted average grant date fair value of $947,950. The total fair value of RSUs vested was $326,000 and $811,000 for the year ended December 31, 2024 and 2023, respectively.

Stock-based Compensation

The allocation of non-cash stock-based compensation expense by functional area for the year ended December 31, 2024 and 2023 was as follows.

	Year Ended
	December 31,
(in thousands)	2024	2023
Cost of revenue	$36	$33
Research and development	195	325
Sales and marketing	153	47
General and administrative	1,110	1,319
Total	$1,494	$1,724

As of December 31, 2024, total unrecognized compensation cost related to unvested stock option awards was approximately $294,000, and the related weighted average period over which it is expected to be recognized was 1.85 years. As of December 31, 2024, there was $73,000 in unrecognized compensation costs related to restricted stock units, and the related weighted average period over which it is expected to be recognized is 0.49 years.

401(k) Plan

The Company’s 401(k) Plan allows eligible employees to defer up to an annual limit of the lesser of 90.0% of eligible compensation or a maximum contribution amount subject to the Internal Revenue Service annual contribution limit. The Company is not required to make Company contributions under the 401(k) Plan. During the years ended December 31, 2024 and 2023, the Company did not make Company contributions to the 401(k) Plan.

NOTE 10: INCOME TAXES

There was no current income tax expense or benefit for the years ended December 31, 2024 or 2023 because of net losses during those years. These net losses were generated from domestic operations. Loss from continuing operations before income taxes for the years ended December 31, 2024 and 2023 were $13,094,000 and $16,690,000, respectively.

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2024 and 2023. Therefore, there was no deferred income tax expense or benefit for the years ended December 31, 2024 or 2023.

F-26

The components of net deferred tax assets at December 31, 2024 and 2023 were as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Deferred tax assets:
Net operating losses	$55,899	$52,540
Capitalized research expenses	3,120	3,432
Fixed asset depreciation	477	487
Other	544	697
ASC 842 Right of Use Liability	300	137
Total deferred tax assets	60,340	57,293
Valuation allowance	(60,055)	(57,170)
Deferred tax assets	$285	$123

Deferred tax liabilities:
ASC 842 Right of Use Asset	$(285)	$(123)
Deferred tax liabilities	$(285)	$(123)

Net deferred tax assets	$-	$-

The Company’s gross deferred tax asset for the state net operating losses and the valuation allowance for the year ended December 31, 2024 have each been reduced by $2,350,000 to apply Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) net operating loss utilization limitation to the state of California net operating leases.

The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2024 and 2023 was as follows:

	Year Ended December 31,
	2024	2023
Tax at federal statutory rate	21%	21%
State tax, net of federal benefit	3	-
Change in valuation allowance	(22)	(17)
Change in warrant valuation	2	1
Net operating loss reduction due to Section 382 limitation	(1)	(1)
Permanent items	(1)	(1)
Deferred adjustments, return to provision	(2)	(3)
Effective income tax rate	-%	-%

The Company’s ability to use its net operating loss and credit carryforwards to offset future taxable income is restricted due to ownership change limitations that have occurred in the past, as required by Section 382, as well as similar state provisions. Net operating losses which are limited from offsetting any future taxable income under Section 382 are not included in the gross deferred tax assets presented above.

Legislation commonly referred to as the Tax Cut and Jobs Act (H.R. 1) was enacted on December 22, 2017. As a result of the Tax Cuts and Jobs Act of 2017, federal net operating losses (“NOLs”) arising before January 1, 2018, and federal NOLs arising after January 1, 2018 are subject to different rules.

The Company’s pre-2018 federal NOLs of $66,980,000, which are not limited from offsetting future taxable income under Section 382, will expire in varying amounts from 2025 through 2037, if not utilized, and can offset 100% of future taxable income for regular tax purposes. The Company also has pre-2018 federal NOLs of approximately $30,512,000 that will expire if not utilized within 20 years of being generated that are limited in offsetting future taxable income under Section 382. A portion may still potentially be utilized before they expire, but the portion which will not be able to be utilized prior to expiration has been removed from gross deferred tax assets. The Company’s federal NOLs of $129,547,000 arising on or after January 1, 2018, can generally be carried forward indefinitely but such federal NOL carryforwards are permitted to be used in any table year to offset up to 80% of future taxable income annually. State NOLs will expire in varying amounts from 2025 through 2044 if not utilized. The Company’s ability to use its NOLs during this period will be dependent on the Company’s ability to generate taxable income, and portions of the Company’s NOLs could expire before the Company generates sufficient taxable income.

The valuation allowance was $60,096,000 and $57,170,000 at December 31, 2024 and 2023, respectively. The increase of approximately $2,926,000 between 2024 and 2023 is primarily due to adjustments to the domestic deferred tax assets related to net operating losses.

F-27

The Company files income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. The Company has not been audited by the Internal Revenue Service or any state income or franchise tax agency. As of December 31, 2024, the Company’s federal returns for the years ended 2022 through the current period and most state returns for the years ended 2021 through the current period are still open to examination. In addition, all of the net operating losses and research and development credits generated in years earlier than 2022 and 2021, respectively, are still subject to Internal Revenue Service audit. The federal and California tax returns for the year ended December 31, 2023 reflect research and development carryforwards of $4,657,000 and $6,067,000, respectively. The Company does not anticipate claiming any additional research and development credits for the year ended December 31, 2024.

As of December 31, 2024, the Company’s gross unrecognized tax benefits are approximately $9,257,000 which are entirely attributable to research and development credits. A reconciliation of the change in the Company’s unrecognized tax benefits is as follows:

(in thousands)	Federal Tax	State Tax	Total
Balance at December 31, 2022	$4,375	$5,856	$10,231
Increase in tax position during 2023	282	211	493
Balance at December 31, 2023	4,657	6,067	10,724
Return to provision true up	(282)	(211)	(493)
Decrease due to expirations during 2024	(974)	-	(974)
Balance at December 31, 2024	$3,401	$5,856	$9,257

The increase for the year ended December 31, 2024 is related to positions taken in that year. If the $9,257,000 of unrecognized income tax benefit is recognized, approximately $9,257,000 would impact the effective tax rate in the period in which each of the benefits is recognized.

The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes interest and penalties related to unrecognized tax benefits within the interest expense line and other expense line, respectively, in its consolidated statement of operations and comprehensive loss. The Company has not recorded any interest or penalties as a result of uncertain tax positions as of December 31, 2024 and 2023. Accrued interest and penalties would be included within the related liability in the consolidated balance sheet.

NOTE 11: RELATED PARTY TRANSACTIONS

On December 1, 2023, the Company entered into a consulting agreement with Biodesix, Inc. (the “Biodesix Agreement”) to assist with our miRNA product pipeline. Jack Schuler, a beneficial owner of more than 10% of the Company’s stock, is also a beneficial owner of more than 10% of the stock of Biodesix, Inc. Since the inception of the Biodesix Agreement, the Company has recorded $105,000 in costs under the Biodesix Agreement as research and development expense in our consolidated financial statement of operations. As of December 31, 2024, the Company had $53,000 recorded as a current liability in its consolidated balance sheet.

NOTE 12: SEGMENT REPORTING

The CODM for the Company is the Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of allocating resources and assessing financial performance.

In 2024, the Company was managed as a single reporting unit associated with the discovery, development and commercialization of noninvasive diagnostic tests. The accounting policies of the Company’s single segment are the same as those described in the summary of significant accounting policies in Note 1 to the consolidated financial statements. The CODM assesses the performance of the Company’s single segment and decides how to allocate resources based on consolidated net income. Under the current organizational structure, this measure is not discreetly available or required individually for any of the Company’s business activities and is only available at the consolidated level. The monitoring of budgeted versus actual results are used in assessing performance of the Company’s single segment, allocating resources and in establishing management’s compensation. The measure of segment assets is reported on the consolidated balance sheet as total consolidated assets. Consolidated revenue does not include any inter-segment sales or transfers.

The following table summarizes financial statement line items regularly reviewed by the CODM (in thousands).

	December 31,
(in thousands)	2024	2023
Total Assets	$5,491	$6,262
Total Revenue	$9,182	$9,154
Net Loss	$(13,094)	$(16,690)

F-28

NOTE 13: SUBSEQUENT EVENTS

On February 11, 2025, the Company received written notice from the Nasdaq Stock Market, LLC (“Nasdaq”) that based on the closing bid price per share immediately preceding entering into a binding agreement to issue the securities for the Private Placement of $1.47 per share plus $0.125 attributable to the value of the warrants, the market value of the transaction for purposes of Listing Rule 5625(c) was $1.595. Since the shares and warrants sold in the private placement were issued below the market value, and the Company failed to obtain shareholder approval, the Company violated Listing Rule 5635(c). Accordingly, this matter served as an additional basis for delisting the Company’s securities from Nasdaq.

Subsequently, on February 11, 2025, the Company completed amendments to the warrants prohibiting exercise until shareholder approval has been obtained. As a result, the Staff of Nasdaq has determined that the Company has regained compliance with Listing Rule 5635(c) and subject to the disclosure requirements below, this matter is now closed.

On March 5, 2025, the Company entered into a securities purchase agreement with certain existing accredited shareholders (“the “Purchasers”) for the issuance and sale in a private placement (the “March 2025 Private Placement”) of an aggregate principal amount of $1,365,000 in the form of Senior Secured Convertible Promissory Notes (the “Convertible Notes”), before deducted estimated costs of $50,000.

The Convertible Notes, which are convertible into units consisting of one share of common stock and 2.25 warrants (the “March 2025 Warrants”), will be senior, secured obligations of the Company. Interest will accrue and be payable on a quarterly basis in kind at 3.4%, the applicable federal rate at the time of the transaction. The Convertible Notes will mature on March 6, 2030, unless earlier converted in accordance with the terms of the Convertible Notes. In addition, the Company shall have the option to convert the Convertible Notes into units at the Conversion Price if the sum of the net proceeds from the sale of the Convertible Notes and the net proceeds from the sale of any shares of common stock and warrants by the Company subsequent to the March 2025 Private Placement equals or exceeds $4 million.

The March 2025 Warrants are exercisable for five years at $0.25 per share for the first 24 months after issuance, and $0.50 per share thereafter.

The holders of the Notes are entitled to three representatives on the Company’s board of directors.

In addition, the Company granted the Purchasers of the Convertible Notes certain customary registration rights with respect to the shares of common stock and shares of common stock underlying the March 2025 Warrants. On March 6, 2025, the Company received written notice from Nasdaq that it would grant the Company’s request for continued listing on the Nasdaq Capital Market subject to certain conditions. Although the Company has been granted the conditional exception to remain listed on the Nasdaq Capital Market, no assurance can be provided that it will be successfully meet the conditions of the exception and that its common stock will continue to be listed on The Nasdaq Capital Market.

Subsequent to December 31, 2024 and through March 25, 2025, the Company sold 12,277,441 shares under the 2024 At the Market Offering Agreement for gross proceeds of approximately $3,483,000 before deducting expenses of approximately $146,000. As of March 25, 2025, total gross proceeds to the Company over the life of the At the Market Offering Agreement is $4,388,000 and the value of the remaining availability was approximately $62,000 that could be sold to H.C. Wainwright under the 2024 At the Market Offering Agreement, subject to the terms of the 2024 At the Market Offering Agreement.

F-29

354,988 Shares of Common Stock

Up to 42,328,042Shares of Common Stock

Aspira Women’s Health Inc.

PROSPECTUS

May 7, 2025